EXECUTION VERSION

PARTICIPATION AGREEMENT
dated as of March 1, 2019
among
NORFOLK SOUTHERN RAILWAY COMPANY,
as Lessee and Construction Agent,
BA LEASING BSC, LLC,
as Lessor,
BANK OF AMERICA, N.A.,
not in its individual capacity, except as expressly
stated herein, but solely as Administrative Agent,
The Persons Named on Schedule II Hereto, as Rent Assignees

BANC OF AMERICA LEASING & CAPITAL, LLC,
as Arranger

4283388
4836-2738-4706

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Schedule 6.1(xi)	—	Governmental Actions; Filings and Recordings

Exhibit A	—	Form of Advance Request
Exhibit B	—	Form of Opinion of Special Counsel to Lessee/Guarantor
Exhibit C	—	[Reserved]
Exhibit C-1	—	Form of Construction Agent’s Initial Advance Date Certificate
Exhibit D	—	Form of Responsible Officer’s Certificate of Lessee
Exhibit D-1	—	Form of Responsible Officer’s Certificate of Construction Agent due on Facility Completion Date
Exhibit D-2	—	Form of Responsible Officer’s Certificate of Guarantor
Exhibit E	—	Form of Assignment Agreement
Exhibit F	—	Form of General Contractor Completion Certificate
Exhibit G	—	Form of Officer’s Certificate of Lessee
Exhibit G-1	—	Form of Officer’s Certificate of Guarantor

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PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT (this “Participation Agreement”), dated as of March 1, 2019, is entered into by and among NORFOLK SOUTHERN RAILWAY COMPANY, a Virginia corporation, as Lessee and as Construction Agent (together with its permitted successors and assigns, in its capacity as Lessee or as Construction Agent, the “Lessee”); BA LEASING BSC, LLC, a Delaware limited liability company, as Lessor (the “Lessor”); BANK OF AMERICA, N.A., not in its individual capacity, except as expressly stated herein, but solely as Administrative Agent (the “Administrative Agent”) and the Persons listed on Schedule II hereto as Rent Assignees (together with their permitted successors, assigns and transferees, each as a Rent Assignee under the Rent Assignment Agreement, a “Rent Assignee”, and collectively, the “Rent Assignees”).

WITNESSETH:

A.    Lessee, Lessor, the Administrative Agent and the Rent Assignees are entering into this Participation Agreement, the Lease and the other Operative Documents to finance (i) the purchase, installation, assembly and construction of the Facility, (ii) Transaction Expenses and (iii) Capitalized Costs.

B.    Lessee holds (i) an undivided 29.98% tenancy in common interest in the Site (the “Lessee’s Undivided Interest”) and (ii) a ground leasehold in the remaining undivided 70.02% tenancy in common interest in the Site (“COG’s Undivided Interest”) pursuant to that certain Ground Lease bearing even date herewith between Central of Georgia Railroad Company, a Georgia corporation, as ground lessor, and Lessee, as ground lessee (the “COG Ground Lease”).

C.    (i) Lessee, as Ground Lessor, and Lessor, as Ground Lessee, will enter into that certain NSR Ground Lease, pursuant to which Ground Lessee will lease Lessee’s Undivided Interest from Ground Lessor and (ii) Lessee, as assignor, and Lessor, as assignee, will enter into that certain Assignment of Ground Lease, pursuant to which Lessee will assign to Lessor all of Lessee’s right, title and interest as ground lessee under the COG Ground Lease.

D.    Ground Lessee, as Ground Sublessor, will in turn enter into that certain Ground Sublease with the Authority, pursuant to which the Authority will lease the entire Site from Ground Sublessor. The Authority will in turn enter into that certain Authority Lease with Lessor, pursuant to which Lessor will lease the Site and the Facility from the Authority.

C.    Subject to the terms and conditions of this Participation Agreement and the other Operative Documents, on the Document Closing Date, among other things, (i) Lessee, as Construction Agent, and Lessor will enter into the Construction Agency Agreement pursuant to which Lessee will act as construction agent for Lessor in connection with the construction of the Facility on the Site and (ii) and Lessor will enter into the Lease pursuant to which Lessor will agree to sublease to Lessee, and Lessee will agree to sublease from Lessor, the Leased Property pursuant to the Lease.

D.    The Rent Assignees have agreed, subject to the conditions, restrictions and limitations in this Agreement and each other Operative Document, to provide to Lessor via the Administrative Agent a portion of the financing necessary to pay Project Costs, including the cost of designing, and constructing the Facility during the Commitment Period.

E.    Lessor has agreed, subject to the conditions, restrictions and limitations in this Agreement and each other Operative Document, to provide to the Administrative Agent the remaining portion of the funds necessary to pay Project Costs, including the cost of designing, and constructing the Facility during the Commitment Period.

F.    The Administrative Agent, using amounts funded by the Participants, will provide Advances during the Commitment Period to pay Project Costs, including the cost of designing, and constructing the Facility during the Commitment Period.

G.    Lessee will not be required to make scheduled payments of Basic Rent under the Lease until the Base Term Commencement Date.

H.    Guarantor will provide a guaranty of Lessee’s obligations under the Operative Documents pursuant to the Guaranty.

I.    To secure the repayment of the Participants’ respective Lessor Amount and Rent Assignment Interests and the other amounts due and payable by Lessee under the Operative Documents, the Administrative Agent, on behalf of the Participants, will have the benefit of a Lien on the Leased Property and the other Collateral.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Participation Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.1.    Definitions; Interpretation. Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix 1 hereto for all purposes hereof; and the rules of interpretation set forth in Appendix 1 hereto shall apply to this Participation Agreement.

ARTICLE II
DOCUMENT CLOSING DATE; ACQUISITION DATE

Section 2.1.    Effectiveness of Agreement. This Participation Agreement shall be effective as of the earliest date (the “Document Closing Date”) on which all of the conditions precedent thereto set forth in Section 6.1 have been satisfied or waived by the applicable parties as set forth therein.

Section 2.2.    Lease of Leased Property. Subject to the conditions set forth in this Participation Agreement and pursuant to the terms hereof, on the Document Closing Date, (i) Lessor, in its capacity as tenant, and Lessee in the capacity as landlord, shall enter into the Ground Lease pursuant to which Lessee shall lease to Lessor the Site, together with Appurtenant Rights, (ii) Authority, in its capacity as tenant, and Lessor in the capacity as landlord, shall enter into the Ground Sublease pursuant to which Lessor shall lease to the Authority the Site, together with Appurtenant Rights, (iii) Lessor, in its capacity as tenant, and the Authority in the capacity as landlord, shall enter into the Authority Lease pursuant to which the Authority shall lease to Lessor the Site and the Facility, together with Appurtenant Rights (iv) Lessee, as Construction Agent, and Lessor shall enter into the Construction Agency Agreement and (v) Lessor and Lessee will enter into the Lease pursuant to which Lessor shall lease to Lessee on the Base Term Commencement Date, and Lessee shall lease from Lessor, the Leased Property for the Term.

Section 2.3.    Project Costs. Subject to the terms and conditions of this Participation Agreement, on each Advance Date, Lessor shall make an Advance, the proceeds of which shall be used for the payment of Project Costs (including Capitalized Yield, Capitalized Fees, Capitalized Contingent Rent and Transaction Expenses accruing during the Commitment Period).

Section 2.4.    Guaranty by Guarantor. On the Document Closing Date, the Guarantor shall enter into the Guaranty, pursuant to which the Guarantor has absolutely and unconditionally guaranteed the obligations of Ground Lessor, Lessee and Construction Agent under the Operative Documents to the extent provided therein.

ARTICLE III
FUNDING OF ADVANCES

Section 3.1.    Fundings. (a) Amount of Fundings. Subject to the terms and conditions of this Participation Agreement and in reliance on the representations and warranties of each of the parties hereto contained herein or made pursuant hereto, upon receipt of an Advance Request, on each Advance Date Lessor shall, to the extent it has received amounts from the Participants, make the requested Advance and each Participant will fund its portion of such Advance, as and to the extent provided herein, in each case by making available to the Administrative Agent by wire transfer of immediately available funds in accordance with the instructions set forth in the Advance Request, an amount equal to (i) with respect to any Rent Assignee, the product of such Rent Assignee’s Commitment Percentage and the aggregate amount of the requested Advance and (ii) with respect to Lessor, the product of Lessor’s Commitment Percentage and the aggregate amount of the requested Advance. Notwithstanding the foregoing, (i) the Funding by each Participant (x) on any Advance Date shall not exceed such Participant’s Available Commitment and (y) of any Advance required to be made by such Participant on such Advance Date, together with all prior Fundings and future Advances to be made by such Participant as set forth in the Project Budget shall not exceed such Participant’s Commitment and (ii) the Advance to be made by the Participants on such Advance Date, together with all prior Fundings and future Advances to be made as set forth in the Project Budget, shall not exceed the Aggregate Commitment Amount. No amounts paid or prepaid with respect to Lessor Amount or the Rent Assignment Contributions may be readvanced.

(b)    Yield on Rent Assignment Contributions and Lessor Amount. Each Rent Assignee’s Rent Assignment Contribution shall accrue Yield at the Series A Yield Rate. The Lessor Amount shall accrue Yield at the Series B Yield Rate.

(c)    Fundings. Any Advance required to be made by Lessor pursuant to any Operative Document shall be made by the Participants making a Funding directly to the Administrative Agent. Such Funding by the Participants to the Administrative Agent with respect to an Advance and any Advance by the Administrative Agent to any Person entitled to payments constituting Project Costs, including Contingent Rent, Fees, Yield or Transaction Expenses shall be deemed to constitute the required Advance by the Participants.

(d)    Advances; Limitations and Limits. (i) Pursuant to Section 3.2, each Advance shall be used solely to (A) reimburse Lessee for amounts previously advanced in respect of, and to pay directly, Project Costs which Lessee certifies in the Advance Request for such Advance will be incurred and become payable within the thirty (30) day period following the date of such Advance, and (B) Fund Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent provided for, and in the manner set forth, at Section 3.2.

(ii)    The first Advance Date shall occur on the Document Closing Date (the “Initial Advance Date”). Each Advance Date shall be a Business Day which is also a Payment Date (other than for the Initial Advance Date), and other than with respect to the month in which the Initial Advance Date occurs, there shall be no more than one Advance during any calendar month. Each Advance shall be comprised solely of Project Costs of the general categories of costs and the Project Costs to be included in such Advance and of the type provided for in each general category of costs together with all prior Advances of Project Costs of such type, as applicable will result in the Project Budget being In Balance. Lessee may not request an Advance with respect to Project Costs payable under any Major Project Agreement unless Lessee has satisfied the conditions with respect thereto of Section 2.4 of the Construction Agency Agreement. All remittances made by the Participants for the Funding of any Advance shall be made in immediately available federal funds by wire transfer to the Administrative Agent at the Administrative Agent’s address referred to in Schedule III hereto prior to 1:00 p.m. (New York City time) on the Advance Date specified in the relevant Advance Request; provided, that if the terms and conditions for such Advance set forth herein have not been satisfied by 1:00 p.m. New York time on the Advance Date specified in such Advance Request, no Participant shall be obligated to maintain the availability of its funds for such Advance unless such Participant has received a satisfactory indemnity for the overnight investment of such funds. Promptly upon the Administrative Agent’s receipt of such funds from the Participants, subject to the conditions herein (including Section 3.2), the Administrative Agent shall wire such funds on the applicable Advance Date to the Persons entitled thereto and to such accounts as Lessee shall have indicated in the Advance Request.

(e)    Termination of Commitments. Notwithstanding anything in this Participation Agreement to the contrary, the Commitments shall terminate and no Participant shall be obligated to make an Advance and no Advance Date may occur upon the occurrence of the earlier of (i) 2:00

p.m. New York time on the last day of the Commitment Period, (ii) a termination of the Rent Assignees’ Commitments pursuant to Section 5.2 of the Rent Assignment Agreement and (iii) any payment by Lessee in full of the Lease Balance then due and payable.

Section 3.2.    Payment of Project Costs and Fees; Application and Allocation of Funds.

(a)    Payment of Project Costs. Effective on the Document Closing Date and as provided for in the Construction Agency Agreement, Lessee is hereby appointed as Lessor’s agent to supervise the performance of the General Contractor under each General Construction Agreement and undertake or cause to be undertaken the Site Obligations. Lessee shall pay or cause to be paid as and to the extent provided for and subject to the limitations of Sections 2.5 and 4.1 of the Construction Agency Agreement all Project Costs, as such costs become due. On the Initial Advance Date and on each subsequent Advance Date, upon the satisfaction of the terms and conditions of this Participation Agreement, the Administrative Agent, on behalf of Lessor, shall make an Advance, from funds made available by the Participants pursuant to Section 3.1(c), in the amount specified in the applicable Advance Request either, (i) to the extent the Project Costs have been previously paid directly by Lessee from Lessee’s own funds and either Lessee has not been reimbursed for such expenditures by an Advance hereunder or amounts have not been previously Advanced for the payment thereof pursuant to clause (iii) hereof, to Lessee to reimburse Lessee for such Project Costs; (ii) to the extent the Project Costs have not been previously paid and are then due and payable, to the Lessee or Development Manager (who will in turn pay such Person(s) entitled to the payment thereof); and (iii) to Fund Capitalized Yield, Capitalized Fees, Capitalized Contingent Rent, Contingent Rent and Supplemental Rent (if any) then due and payable; provided, however, that all such Fundings for Capitalized Yield, Rent, Capitalized Fees, Capitalized Contingent Rent, Contingent Rent or other Supplemental Rent (if any) payable to any Participant will be Funded to the Administrative Agent and paid by the Administrative Agent directly to such Participant as provided for in Section 5.3.

(b)    Completion Date Advance. Subject to the requirements of this Section 3.2(b), Section 3.3 and Section 6.2, Lessee may request an Advance (such Advance, a “Completion Date Advance”) for the purpose of paying all Project Costs provided for in the Project Materials for the Facility that Lessee, in good faith and its reasonable judgment, expects to become payable after the Completion Date and which Lessor has confirmed are expected to become payable after the Completion Date (such amounts, the “Completion Advance Funds”). Lessee shall provide at least thirty (30) days’ prior written notice for the Completion Date Advance and specify the Advance Date for the Completion Date Advance. All Completion Advance Funds shall, at the election of Lessor, be funded into an escrow account with the Administrative Agent or another commercial bank acceptable to Lessor on escrow terms acceptable to Lessor until such Completion Advance Funds are due and payable and Lessee has provided invoices and other documentation requested by Lessor regarding the application of the Completion Advance Funds; provided, however, that Lessor shall not be obligated to release any Completion Advance Funds unless Lessee has satisfied the requirements of Section 6.2. Notwithstanding anything to the contrary set forth herein, no Completion Date Advance may be made unless the (i) Construction Consultant has made an inspection of the Facility, if requested by Lessor, and (ii) Construction Consultant has certified that Substantial Completion has been achieved at least five (5) Business Days prior to the related Advance Date.

Section 3.3.    Advance Dates.

(a)    Notice and Closing. At least (Y) two (2) Business Days prior to the Document Closing Date and (Z) four (4) Business Days prior to each Advance Date occurring after the Document Closing Date (but no later than 12:00 noon New York time on such date), Lessee, shall deliver to the Administrative Agent (which shall promptly forward a copy of such Advance Request to each Participant) a written notice substantially in the form of Exhibit A (an “Advance Request”), setting forth:

(i)    with respect to the Initial Advance, the Estimated Facility Completion Date;

(ii)    the proposed Advance Date;

(iii)    a statement of the amount of the requested Advance setting forth the amount of such Advance to be used to Fund (x)  Capitalized Yield and to pay Capitalized Fees and Capitalized Contingent Rent or (y) other Supplemental Rent which is payable with Advances hereunder;

(iv)    a description of all Project Costs, by type and amount, to which such Advance applies, indicating which portion of such Project Costs have been paid by Lessee and for which Lessee has not been reimbursed hereunder, the portion of the Project Costs which are then due and unpaid and the identity of the Persons entitled to such payments and the portion of the Advance that will be paid to such Person by Lessee or Development Manager (including a description of all Soft Costs and Transaction Expenses, it being understood that, to the extent amounts for Transaction Expenses are retained by and paid at the direction of the Administrative Agent, a general description of the types of categories of Transaction Expenses will be sufficient);

(v)    a certification by Lessee that: (A) such Advance complies with the limitations and conditions set forth in Section 3.1(d) and all conditions to such Advance set forth in Article VI have been fully satisfied or waived by the Administrative Agent, (B) the aggregate amount to be Funded by the Participants on such Advance Date, together with the Advances made on all prior Advance Dates and future Advances to be made as set forth in the Project Budget, does not exceed the Aggregate Commitment Amount; (C) the Project Budget is In Balance; (D) there are no events of default or breaches under either General Construction Agreement or any other Major Project Agreement which might reasonably be expected to cause the Facility Completion Date not to occur on or prior to the Outside Completion Date for the Aggregate Commitment Amount; (E) if any payments are due under either General Construction Agreement or any other Major Project Agreement or any Supplemental Rent is then due and payable, such Advance Request includes funds for the payment of such amounts and all conditions under such General Construction Agreement or such other Major Project Agreements, as applicable, to payment of such Project Costs have been satisfied; (F) all conditions to Lessee’s right to request an Advance for Project Costs or to the disbursement of all prior Advances in respect of Project Costs, as applicable, pursuant to the Construction Agency Agreement have been fully satisfied to the extent not waived in accordance with the Operative Documents; (G) Completion is capable of occurring on or before the Outside Completion Date; (H) no Project Change approved or requested by Construction Agent has a material adverse affect on the Fair Market Value, utility, useful life or residual value of the Leased Property following such Project Change; and (I) the amounts requested in the Advance are only for reimbursement of Project Costs previously paid by Lessee or for payment of Project Costs presently due and payable or which will be incurred and payable within the next thirty (30) days; and

(vi) wire transfer instructions for the disbursement of the appropriate amount of funds to Lessee or Development Manager.

To assist the Lessee in preparing Advance Requests, the Administrative Agent will provide the Lessee at least six (6) Business Days prior to the Advance Date with a calculation of Capitalized Yield for any period, including sufficient detail about calculation of items (such as rates) used in such calculations for Lessee to confirm that such calculations are correct.

All documents and instruments required to be delivered on the Document Closing Date and in connection with the Initial Advance pursuant to this Participation Agreement shall be delivered at the offices of Chapman and Cutler LLP, 111 W. Monroe Street, 14th Floor, Chicago, Illinois, 60603 Attention: Vincent W. Pelleriti, Esq. or at such other location as the Administrative Agent and Lessee may agree. All documents and instruments required to be delivered on any subsequent Advance Date pursuant to this Participation Agreement shall be delivered to the Administrative Agent, or at such other location as the Administrative Agent, Required Participants, Lessor and Lessee may agree.

(b)    Advance. On each Advance Date, and subject to the satisfaction of the conditions set forth in Article VI, the Participants shall, as and to the extent provided herein, Fund the Advance by wire transfer directly to the Administrative Agent. Notwithstanding the foregoing, in the event that Lessor elects, following an Event of Default, to cause the performance and completion of the Site Obligations, including the Construction of the Facility, then Lessor may submit Advance Requests, and the aggregate amount available to be Funded by the Participants shall equal the aggregate amount of the Available Commitments (without regard to the limitations in Section 3.3(a)(v), but in all cases subject to the limitations and limits set forth in the last sentence of Section 3.1(a)), and such amounts shall be disbursed directly to Lessor or its designee for the payment of Project Costs.

Section 3.4.    Capitalization of Certain Amounts. (a) During the Commitment Period, on each date which is four (4) Business Days prior to any Payment Date, Lessee shall request, or if Lessee fails to request, Lessee shall be deemed to have requested, an Advance in an amount equal to Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent accrued on or with respect to the Rent Assignment Contributions and Lessor Amount and Available Commitments, during the immediately preceding Interest Period ending on such Payment Date and any Capitalized Contingent Rent then due and payable. The Advance Date with respect to each such Advance for such Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent shall be the relevant Payment

Date (subject to the terms and conditions for an Advance set forth in this Participation Agreement), and the proceeds of such Advance shall be applied to pay such Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent. On each Advance Date on which each such Advance is being made, the Project Costs Funded by the Participants shall be increased by an amount equal to the Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent so Funded; provided, however, that if an Advance hereunder would exceed the limitations and limits set forth in the first sentence of Section 3.1(d), the Participants shall not have any obligation to make such Advance.

(b)  If any Participant elects to capitalize the amount of any Claims relating to a Nonrelated Project Event or any loss or liability resulting from a Casualty or Condemnation occurring during the Commitment Period, any such amount shall be capitalized by automatically treating such amount as an Advance (funded by such Participant) and shall correspondingly increase the Participant Balance of such Participant and the Lease Balance. The Administrative Agent shall notify Lessee and each Participant of each amount so capitalized and treated as an Advance (and the related increase in the applicable Participant Balance and Lease Balance therein) under this Section 3.4 within fifteen (15) days after each such Advance.

Section 3.5.    Non‑Funding Rent Assignee’s Portion.  (a) In the event that any Rent Assignee fails to make available to the Administrative Agent on the applicable Advance Date after all conditions to such Advance have been satisfied an amount equal to such Rent Assignee’s Commitment Percentage of the amount of the Advance required by the terms hereof to be funded by such Rent Assignee on such Advance Date (a “Defaulting Rent Assignee”), or the Administrative Agent determines that a Rent Assignee will become a Defaulting Rent Assignee on the applicable Advance Date, the Administrative Agent shall cease to pay such Defaulting Rent Assignee any Commitment Fee for as long as such Rent Assignee remains a Defaulting Rent Assignee and the Administrative Agent shall promptly notify Lessee thereof and Lessee shall have the following options: (x) except in respect of any Advance pursuant to Section 3.4 and without in any way waiving the occurrence of any Payment Default, Lessee may elect to postpone the Funding of the portion of the Advance to be provided by the Defaulting Rent Assignee (provided, however, that such postponement shall in no event relieve Lessee of its obligation to pay as Contingent Rent any Break Costs suffered or incurred by any Participant (other than to the extent of an amount equal to any payment thereof to the Defaulting Rent Assignee) as and to the extent required by and pursuant to Article XIV), or (y) Lessee may elect to have the provisions of clause (b) of this Section 3.5 be applicable. In either event, Lessee or the Administrative Agent may elect to have the Defaulting Rent Assignee replaced with a new Rent Assignee acceptable to Lessee, and the Administrative Agent and the Defaulting Rent Assignee shall cooperate (at no cost to Lessee) in replacing such Defaulting Rent Assignee with a replacement Rent Assignee in accordance with Section 12.1(a). The Administrative Agent’s right to replace the Defaulting Rent Assignee shall be subordinate to such right of Lessee; and if Lessee does not elect to replace the Defaulting Rent Assignee with a new Rent Assignee by delivery of written notice to the Administrative Agent within fifteen (15) days after the Advance Date on which the Defaulting Rent Assignee fails to fund its Rent Assignee’s Commitment Percentage of the requested Advance, or if Lessee timely elects to do so, but for only a portion of the Defaulting Rent Assignee’s Commitment, and the Non‑Defaulting Rent Assignees do not elect to increase their Commitments to cover the uncommitted portion of the Defaulting Rent

Assignee’s Commitment, then the Administrative Agent shall have the right to replace the Defaulting Rent Assignee.

(b)    At Lessee’s or, subject to the provisions of Section 3.5, the Administrative Agent’s option, the Administrative Agent shall (i) promptly notify each other Rent Assignee that is not a Defaulting Rent Assignee (each, a “Non‑Defaulting Rent Assignee”), (ii) specify the then Available Commitment (as used in this Section 3.5(b), the “Defaulted Rent Assignee Commitment Amount”) of each Defaulting Rent Assignee less, if applicable, the Commitment(s) of the replacement Rent Assignee(s) (such difference, the “Commitment Shortfall”), and (iii) offer to all Non‑Defaulting Rent Assignees the opportunity to increase their respective Commitments by notice in writing to the Administrative Agent within five (5) Business Days of the Administrative Agent’s receipt of notice in clause (i) above. If the Non‑Defaulting Rent Assignees offer to increase their Commitments in an amount in the aggregate which is not less than the Commitment Shortfall, the Administrative Agent shall increase the Commitments of the participating Non‑Defaulting Rent Assignees on a pro‑rata basis in accordance with the respective amounts by which such Non‑Defaulting Rent Assignees have offered to participate, it being understood that in no event shall the aggregate amount funded by any Rent Assignee exceed the amount of such Rent Assignee’s Commitment, after giving effect to any increase in such Commitment pursuant to this sentence.

As soon as practical after receipt of notices from Non‑Defaulting Rent Assignees electing to participate in the Defaulted Rent Assignee Commitment Amount in an amount equal to or greater than the Defaulted Rent Assignee Commitment Amount, the Administrative Agent shall notify each participating Rent Assignee of its revised Rent Assignment Commitment, Lessee may resubmit such Advance Request and each Rent Assignee shall Fund to the Administrative Agent in the manner set forth in Section 3.1 in accordance with its revised Commitment Percentage. Following a revision of the Rent Assignment Commitments as described above, a Defaulting Rent Assignee shall not have the right to Fund its Defaulted Rent Assignee Commitment Amount. Notwithstanding anything set forth herein or in any other Operative Document to the contrary, the Defaulting Rent Assignee shall forfeit the Upfront Fee previously paid to such Rent Assignee (which shall be withheld by the Administrative Agent from any payments due to the Defaulting Rent Assignee, and shall be, to the extent received by the Administrative Agent, (i) reimbursed by the Administrative Agent to Lessee to cover the cost of any Upfront Fee payable to a replacement Rent Assignee, and (ii) paid to the Non‑Defaulting Rent Assignees on a pro‑rata basis in accordance with the percentage their increased Commitment bears to the Defaulting Rent Assignee’s Commitment), and the right of a Defaulting Rent Assignee to receive any payments made in connection with a Rent Assignment Contribution or otherwise in accordance with the Operative Documents shall be subordinate in all respects to the obligation of the Administrative Agent to withhold the Defaulting Rent Assignee’s Upfront Fee from such payments and the right of all other Rent Assignees to receive payments of amounts in connection with such Rent Assignment Contributions or otherwise in accordance with the Operative Documents, and no such payments shall be made to any Defaulting Rent Assignee until each other Rent Assignee and Lessor shall have received all such sums then due to it.

Unless either (i) the Non‑Defaulting Rent Assignees offer to increase their Rent Assignment Commitments in an amount equal to or greater than the Defaulted Rent Assignee Commitment Amount or (ii) the Defaulting Rent Assignee’s Commitment is replaced pursuant to Section 3.5(a), such that the aggregate Available Commitments of the Non‑Defaulting Rent Assignees and, if applicable, the replacement Rent Assignees are equal to the remaining aggregate, unfunded Rent Assignment Commitments of the Rent Assignees prior to the occurrence of the events described in clauses (i) or (ii) of this paragraph, no Rent Assignee shall be obligated to make any Rent Assignment Contributions.

(c)    The parties hereto agree that, subject to the assignment provisions of this Participation Agreement and the Rent Assignment Agreement, upon any replacement of any Defaulting Rent Assignee with a replacement Rent Assignee, and/or reapportionment of such Defaulting Rent Assignee’s Commitment among the Non‑Defaulting Rent Assignees pursuant to Section 3.5(a) or (b), as applicable, such Defaulting Rent Assignee or its Commitment shall be automatically replaced or altered accordingly, without any further action or requirement by or of any Person, such that at all times the Rent Assignees shall have proportionate Commitments under the Rent Assignment Agreement.

(d)    Lessee shall have the right to exercise any remedies available at law or in equity (including the recovery of monetary damages) against any Defaulting Rent Assignee in Lessee’s own name. Each Participant acknowledges that Lessee will be relying on the commitments of the Participants to make Advances required by this Participation Agreement.

Section 3.6.    Project Collateral Arrangements.  On the Document Closing Date, Lessee will execute and deliver an Assignment of Project Agreement for each Major Project Agreement, pursuant to which Lessee will assign to Lessor all of Lessee’s rights and obligations under each such Major Project Agreement.

ARTICLE IV
YIELD
Section 4.1.    Yield. The Lessor Amount shall accrue Yield at the Series B Yield Rate, calculated on the basis of a 360‑day year using the actual number of days elapsed and, when the Series B Yield Rate is based on an Alternate Base Rate, a 365 (or, if applicable, 366) day year basis, and, at all other times, a 360‑day year basis. If the Lessor Amount, any Yield payable thereon or any other amount payable hereunder shall not be paid when due (whether at stated maturity, acceleration thereof or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the Overdue Rate.

Section 4.2.    Yield on Rent Assignment Contribution. Each Rent Assignment Contribution shall accrue Yield computed and payable in accordance with the terms of the Rent Assignment Agreement.

Section 4.3.    Payments of Rent; and Payments and Prepayments of Advances.  (a) Lessor hereby directs Lessee to pay to the Administrative Agent, pursuant to the terms of the Lease, the Rent from time to time payable. Notwithstanding anything to the contrary herein or in any other Operative Document, except as provided for in the proviso at the end of this sentence and excluding amounts payable by other Persons which Lessee is required to pay over to Lessor, the Administrative Agent or any Participant (i) Yield, Fees and Contingent Rent due and fees payable prior to the Base

Term Commencement Date and (ii) any other Supplemental Rent payable prior to the Base Term Commencement Date shall be payable solely from Advances pursuant to the terms and conditions of Section 3.1 to the extent of the Available Commitments; provided, however, that all payments or other amounts (i) required to be made by Lessee prior to the Base Term Commencement Date pursuant to Article XIII or (ii) subject to Section 5.4 of the Construction Agency Agreement, if applicable, payable by Construction Agent pursuant to Section 3.2(c), 3.4 or Article V of the Construction Agency Agreement, shall be the direct recourse obligations of Lessee and shall not be payable with Advances. Additionally, any amounts which would have otherwise been payable by Lessee under Article XIII but for the provisions of Section 13.1(b)(iv), clause (xi) of the definition of Impositions, the parenthetical in the first sentence of Section 13.4(e)(ii), or clause (iii) of the last paragraph of Section 13.7, shall be payable with Advances and Lessee shall promptly make an Advance Request for such amounts. To assist the Lessee in paying Basic Rent, the Administrative Agent will provide the Lessee at least six (6) Business Days prior to the Payment Date with a calculation of Basic Rent for any period, including sufficient detail about calculation of items (such as rates) used in such calculations for Lessee to confirm that such calculations are correct

(b)    In the event that Lessee pays the Lease Balance to Lessor in connection with Lessee’s purchase of the Leased Property in accordance with Section 15.1, 16.2(e), 18.1, or Article XIX of the Lease, Lessor will prepay the Rent Assignment Contribution Balance and the Lessor Balance. Each Participant hereby acknowledges that its Rent Assignment Contributions or Lessor Amount, as the case may be, may be so prepaid without any prepayment premium or charge (other than Break Costs, if any).

Section 4.4.    Fees. (a) Subject to Section 4.3(a), Lessee agrees to pay the fees set forth in this Section 4.4 (collectively, the “Fees”).

(b)    Commitment Fees. Lessee agrees to pay to the Administrative Agent on behalf of the Participants a commitment fee (the “Commitment Fees”) for the benefit of (i) each of the Non‑Defaulting Rent Assignees at the applicable Commitment Fee Rate on such Non‑Defaulting Rent Assignee’s daily unused Rent Assignment Commitment and (ii) Lessor at the applicable Commitment Fee Rate on Lessor’s daily unused Lessor Commitment, determined as of the last Business Day of each calendar quarter during the Commitment Period or, with respect to the final period, the last day of the Commitment Period;

The Administrative Agent shall provide to Lessee from time to time not less than six (6) Business Days prior to the due date(s) for each Commitment Fee, a written statement of the amount of the Commitment Fee then due, the due date therefor and the calculation thereof; provided, however, that the Administrative Agent’s failure to give such notice shall not relieve Lessee of its obligation to pay when due all Commitment Fees. During the Commitment Period, all Commitment Fees may be payable through Advances subject to the conditions and limitations at Articles III and IV. The Commitment Fees shall be payable quarterly in arrears (on a date which is otherwise a Payment Date or the last day of the Commitment Period, as applicable), shall be computed on the basis of the actual number of days occurring during each calendar quarter, or portion thereof, ending on the last day of the calendar quarter immediately preceding such Payment Date (with the initial period for the Commitment Fees being the period from and including the Document Closing Date to and including the last day of the calendar quarter in which the Document Closing Date occurs or the last day of the Commitment Period, as applicable) for which such Commitment Fees are payable over a year of 360 days and shall be distributed by the Administrative Agent to those Participants entitled thereto in accordance with their respective interests therein.

(c)    Other Fees. Lessee also agrees to pay (x) to each Participant, the Upfront Fee, (y) to the Arranger, for its own account, the Fees set forth in the Arranger Fee Letter, and (z) to the Administrative Agent, the Fees set forth in the Administrative Agent Fee Letter. The fees payable pursuant to this subsection 4.4(c) shall be payable in the amounts and on the dates set forth herein or therein, as applicable.

Section 4.5.    Obligations Several. The obligations of the Participants hereunder or elsewhere in the Operative Documents shall be several and not joint; and no Participant shall be liable or responsible for the acts or defaults of any other party hereunder or under any other Operative Document.

Section 4.6.    Highest Lawful Rate. It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein or in any other Operative Document to the contrary notwithstanding, the obligations of (x) Lessee to Lessor under this Participation Agreement, the Lease and the other Operative Documents, (y) Lessor to the Rent Assignees under the Rent Assignment Agreement and (z) either Lessee or Lessor or any other party under any other Operative Document shall, in each case, be subject to the limitation that payments of interest or of other amounts constituting interest under Applicable Laws shall not be required to the extent that receipt thereof would be in excess of the Highest Lawful Rate, or otherwise contrary to provisions of law applicable to the recipient limiting rates of interest which may be charged or collected by the recipient. Accordingly, if the transactions or the amount paid or otherwise agreed to be paid for the use, forbearance or detention of money under this Participation Agreement, the Lease, the Rent Assignment Agreement, the Rent Assignment Contributions, the Lessor Amount or any other Operative Document would exceed the Highest Lawful Rate or otherwise be usurious under Applicable Laws (including without limitation the federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to the recipient of any such amount, then, in that event, notwithstanding anything to the contrary in this Participation Agreement, the Lease, the Rent Assignment Agreement or any other Operative Document, it is agreed as follows as to the recipient of any such amount:

(a)    the provisions of this Section 4.6 shall govern and control over any other provision in this Participation Agreement, the Lease, the Rent Assignment Agreement, the Rent Assignment Contributions, the Lessor Amount and each other Operative Document, and each provision set forth herein and therein is hereby so limited;

(b)    the aggregate of all consideration which constitutes interest under Applicable Laws that is contracted for, charged or received under this Participation Agreement, the Lease, the Rent Assignment Agreement or any other Operative Document shall under no circumstances exceed the maximum amount of interest allowed by Applicable Laws (such maximum lawful interest rate, if any, with respect to such recipient herein called the “Highest

Lawful Rate”), and all amounts owed under this Participation Agreement, the Lease, the Rent Assignment Agreement and any other Operative Document shall be held subject to reduction and: (i) the amount of interest which would otherwise be payable to the recipient hereunder and under this Participation Agreement, the Lease, the Rent Assignment Agreement or any other Operative Document shall be automatically reduced to the amount allowed under Applicable Laws, and (ii) any unearned interest paid in excess of the Highest Lawful Rate shall be credited to the payor by the recipient (or, if such consideration shall have been paid in full, refunded to the payor);

(c)    all sums paid, or agreed to be paid for the use, forbearance and detention of the money under this Participation Agreement, the Lease, the Rent Assignment Agreement or any other Operative Document shall, to the extent permitted by Applicable Laws, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and

(d)    if at any time the interest, together with any other fees, late charges and other sums payable pursuant to or in connection with this Participation Agreement, the Lease, the Rent Assignment Agreement and any other Operative Document executed in connection herewith or therewith and deemed interest under Applicable Laws, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees, charges and sums to accrue to the recipient of such interest, fees, charges and sums pursuant to the Operative Documents shall be limited, notwithstanding anything to the contrary in the Operative Documents, to that amount which would have accrued at the Highest Lawful Rate for the recipient, but any subsequent reductions, as applicable, shall not reduce the interest to accrue pursuant to the Operative Documents below the recipient’s Highest Lawful Rate until the total amount of interest payable to the recipient (including all consideration which constitutes interest) equals the amount of interest which would have been payable to the recipient (including all consideration which constitutes interest), plus the amount of fees which would have been received but for the effect of this Section 4.6.

Section 4.7.    Renewal of Lease. (a) Lessee may request in writing (the “Renewal Option Request”) to the Administrative Agent, Lessor and each Participant pursuant to the Lease to renew the Term (the “Lease Renewal”) for one additional five‑year period commencing on the last day of the Base Term ( a “Lease Renewal Term”), and that the Maturity Date for the Rent Assignment Contributions and the Lessor Amount be correspondingly extended to the extended Expiration Date. Such Renewal Option Request must be delivered in writing to Lessor, the Administrative Agent and each Participant not later than one hundred eighty (180) days nor more than two hundred seventy (270) days prior to the expiration of the Base Term. Each Participant will notify the Administrative Agent in writing of whether or not it has consented to such Renewal Option Request not later than forty‑five (45) days after receipt of the Renewal Option Request (the “Renewal Option Response Date”). Any failure by any Participant to so notify the Administrative Agent by the Renewal Option Response Date will be deemed to be a non‑consent by such Participant. Each Participant’s determination with respect to the Renewal Option Request shall be a new credit determination and within such Participant’s sole and absolute discretion and may be conditioned upon such terms and conditions as shall be deemed appropriate by such Participant, including receipt of such financial information, documentation or other information or conditions as may be requested by such Participant and the receipt of a satisfactory appraisal of the Leased Property. Lessee shall have thirty (30) days after receipt of the Participants’ consent to the Renewal Option Request (such time period being referred to as the “Renewal Rescission Period”) to irrevocably rescind the Renewal Option Request and elect not to extend the Term (a “Renewal Rescission”). If Lessee exercises a Renewal Rescission, the Lease shall terminate on the last day of the Term and Lessee shall be deemed to have exercised the Purchase Option. Any failure by Lessee to exercise a Renewal Rescission during the Renewal Rescission Period shall be deemed a waiver of the right of Lessee to effectuate a Renewal Rescission and Lessee shall have been deemed to have accepted Participant’s consent to the Renewal Option Request and any terms and conditions set forth therein.

If consented to pursuant to the preceding paragraph, Lessee and the Participants shall proceed promptly to execute and deliver all such amendments and modifications to the Operative Documents as are necessary to set forth any terms and conditions relating to the Renewal Option not reflected in the Operative Documents and the renewal shall become effective as of the first date (the “Renewal Effective Date”) on or after the Renewal Option Response Date on which all of the Participants shall have consented to such Lease Renewal; provided that on both the date of the Renewal Option Request and the Renewal Effective Date (unless otherwise specified): (w) each of the representations and warranties made by Lessee in or pursuant to the Operative Documents shall be true and correct in all material respects as if made on and as of each such date (except to the extent any such representation or warranty specifically relates to an earlier date or which have been previously disclosed to and approved by Administrative Agent and the Participants), (x) Lessee shall not have elected the Purchase Option or Sale Option, (y) (i) as of the Renewal Option Request, no Event of Default shall be continuing and (ii) as of the Renewal Effective Date, no Default or Event of Default shall be continuing, and (z)  Lessor shall have received a certificate of a Responsible Officer of Lessee as to the matters set forth in clauses (w), (x) and (y) (if applicable) above and, without duplication, the conditions set forth in Section 19.3 of the Lease shall have been satisfied as of the dates required therein.

(b)    Following the Renewal Effective Date, Lessee’s election of the Lease Renewal Term shall be undertaken pursuant to, and shall be subject to the terms and conditions set forth in, Section 19.1(a) of the Lease.

ARTICLE V
CERTAIN INTENTIONS OF THE PARTIES

Section 5.1.    Nature of Transaction. It is the intention of the parties that:

(a)    the Overall Transaction constitutes an operating lease from Lessor to Lessee for purposes of Lessee’s financial reporting, including, without limitation, under Accounting Standards Codification (ASC 842);

(b)    for all other purposes, including federal and all state and local income and transfer taxes, bankruptcy, insolvency, conservatorships and receiverships (including the substantive law upon which bankruptcy, conservatorship and insolvency and receivership proceedings are based), real estate and commercial law and UCC purposes:

(i)    the Overall Transaction (including, without limitation, the transactions and activities prior to the Base Term Commencement Date referred to or contemplated by the Construction Agency Agreement) constitutes a secured lending transaction by the Participants to Lessee and preserves beneficial ownership in the Leased Property in Lessee, Lessor holds only legal title to the Leased Property within the meaning of 11 U.S.C. Section 541(d), Lessee will be entitled to all tax benefits (including depreciation) ordinarily available to owners of property similar to the Leased Property for tax purposes, the obligations of Lessee to pay Basic Rent shall be treated as payments of interest to the Participants, the payment by Lessee of any amounts in respect of the Lease Balance shall be treated as payments of principal to the Participants and, in the event Lessee purchases the Leased Property pursuant to the terms of the Lease or the Construction Agency Agreement and pays in full the Lease Balance and all other amounts outstanding under the Operative Documents, legal title to the Leased Property shall automatically vest in Lessee; and

(ii)    in order to secure the obligations of Lessee now existing or hereafter arising under the Lease or any of the other Operative Documents, the Lease, together with the other Security Instruments, creates a security interest or a lien, as the case may be, in the Leased Property and the other Collateral in favor of the Administrative Agent, and for the benefit of the Participants, to secure Lessee’s payment and performance of the Obligations; and

(iii)    the Security Instruments create Liens on and security interests in the Leased Property and the other Collateral, granted by Lessor or Lessee, as applicable, in favor of the Administrative Agent for the benefit of all of the Participants to secure Lessor’s and Lessee’s payment and performance of their respective obligations under the Lease, the Rent Assignment Agreement and other applicable Operative Documents.

Nevertheless, without limiting the foregoing agreement, Lessee acknowledges and agrees that none of the Participants, the Administrative Agent or the Arranger has made any representations or warranties concerning the tax, accounting or legal characteristics of the Operative Documents or any aspect of the Overall Transaction and that Lessee has obtained and relied upon such tax, accounting and legal advice concerning the Operative Documents and the Overall Transaction as it deems appropriate.

(c)    Specifically, without limiting the generality of clause (a), the parties hereto intend and agree that in the event of any insolvency, conservatorship or receivership proceedings or matters or a petition under the United States bankruptcy laws, or any other applicable insolvency, conservatorship or receivership laws or statute of the United States of America or any State or Commonwealth thereof affecting Lessee, Guarantor or any Participant or any collection actions, the transactions evidenced by the Operative Documents

(including, without limitation, the Lease) constitute a financing made directly to Lessee by the Participants, as unrelated third party lenders, and that Lessor holds a leasehold interest in the Site and good and marketable title to the Facility to secure Lessee’s obligations to repay such financing to the Participants and all other amounts due under any of the Operative Documents and that Lessee retains the beneficial ownership of the Leased Property.

Section 5.2.    Amounts Due Under Lease. Anything else herein or elsewhere to the contrary notwithstanding, it is the intention of Lessee and the Participants that: (i) the amount and timing of installments of Basic Rent due and payable from time to time under the Lease shall be equal to the aggregate payments due and payable as Yield on the Rent Assignment Contributions and Yield on the Lessor Amount due on each Payment Date; (ii) if Lessee elects the Early Termination Option, the Purchase Option or becomes obligated or otherwise elects to purchase the Leased Property under the Lease, the Lease Balance, all accrued and unpaid Yield thereon, any Fees and all other obligations of Lessee owing to the Participants shall be paid in full by Lessee; (iii) if Lessee properly elects the Sale Option with respect to the Leased Property and subject to Articles XX and XXI of the Lease, Lessee shall only be required to pay to the Administrative Agent the proceeds of the sale of the Leased Property, the Sale Option Recourse Amount with respect to the Leased Property and any amounts due pursuant to Section 20.2 of the Lease (which aggregate amounts may be less than the unpaid principal of the Rent Assignment Contributions and Lessor Amount), together with all other amounts due and payable as Supplemental Rent, but subject to the right of the parties with respect to the Gross Proceeds as set forth at Section 5.3(d)(i); and (iv) upon an Event of Default resulting in an acceleration of Lessee’s obligations to purchase the Leased Property under the Lease, the amounts then due and payable by Lessee under the Lease on a recourse basis shall include all amounts necessary to pay in full the Lease Balance.

Section 5.3.    Distribution. (a) Each payment of Basic Rent to the extent attributable to Yield (and any payment of interest on overdue installments of Basic Rent) and during the Commitment Period each Advance for Capitalized Yield received by the Administrative Agent shall be distributed by the Administrative Agent to the Participants, in accordance with, and for application to, the amount of Yield then due on the Rent Assignment Contribution Amount and the Lessor Amount, as well as any overdue Yield due to each Rent Assignee or Lessor (to the extent permitted by Applicable Laws).

(b)    Any payment received by the Administrative Agent as a result of:

(i)    the purchase of the Leased Property pursuant to the provisions of the Lease (including, but not limited to, Section 18.1 and 19.1), or

(ii)    the payment of the Lease Balance or Recourse Amount or Purchase Amount pursuant to the Lease or the Construction Agency Agreement,

shall be distributed by the Administrative Agent to pay in full, on a pro rata basis, as applicable, the Participant Balance of each applicable Participant and the balance, if any, of such payment or amounts remaining after satisfaction of all Lessee’s liabilities under the respective Operative Documents shall be promptly distributed to, or as directed by, Lessee.

(c)    The payment by Lessee of the Sale Option Recourse Amount to the Administrative Agent in accordance with Section 20.1(i) of the Lease upon Lessee’s exercise of the Sale Option shall be distributed by the Administrative Agent in the following amounts and order of priority:

first, on a pro rata basis based on their respective shares of the Rent Assignment Contribution Balance, to the Rent Assignees for application to pay in full the Rent Assignment Contribution Balance owing to them; and

second, to Lessor (and its designees) for application to pay in full the Lessor Balance; and

third the balance, if any, shall be promptly distributed to, or as directed by, Lessee.

(d)    Any payments received by the Administrative Agent as Gross Proceeds from the sale of the Leased Property pursuant to Lessee’s exercise of the Sale Option pursuant to Article XX of the Lease or by Lessor as contemplated by Section 20.3 of the Lease or pursuant to Section 13.2 herein shall be distributed after deduction of the costs and expenses referred to in Section 20.1(i) of the Lease by the Administrative Agent in the funds so received in the following order of priority:

first, to the extent not previously deducted therefrom, in an amount equal to the reasonable sales costs, expenses and related taxes incurred by Lessor or the Administrative Agent in connection with any sale of the Leased Property to the party that incurred such amount;

second, on a pro rata basis based on their respective shares of the Rent Assignment Contribution Balance, to the Rent Assignees for application to pay in full the Rent Assignment Contribution Balance owing to them;

third, to Lessor (and its designees) for application to pay in full the Lessor Balance and all other amounts owing by Lessee under the Operative Documents; and

fourth, the balance, if any, of such payment or amounts shall be promptly distributed to, or as directed by, Lessee.

(e)    All payments of Supplemental Rent received by the Administrative Agent (excluding any amounts payable pursuant to the preceding provisions of this Section 5.3) shall be distributed promptly by the Administrative Agent upon receipt thereof to the Persons entitled thereto pursuant to the Operative Documents.

(f)    If, on any date, while an Event of Default is continuing, a payment is made of any amount (other than the Recourse Amount or Lease Balance), including proceeds from the sale of the Leased Property, then distributions of such amounts shall be made by the Administrative Agent in the following order of priority:

first, to the extent not previously deducted therefrom, in an amount not to exceed the reasonable sales costs, expenses and taxes incurred by Lessor or the Administrative Agent in connection with any sale of the Leased Property, second, on a pro rata basis based on their respective shares of the Participant Balance, to the Participants for application to pay in full the Lease Balance owing to them; and

third, the balance, if any, of such payment or amounts shall be promptly distributed to, or as directed by, Lessee.

(g)    (i) Any payment received by the Administrative Agent for which no provision as to the application thereof is made in the Operative Documents or elsewhere in this Section 5.3 shall be distributed in accordance with Section 5.3(f).

(ii)    Except as otherwise provided in Section 5.3(a), all payments received and amounts realized by the Administrative Agent under the Lease or otherwise with respect to the Leased Property, or any proceeds thereof, to the extent received or realized at any time after an indefeasible payment in full of the Participant Balances of all Participants and all other amounts due and owing to the Participants, shall be distributed forthwith by the Administrative Agent in the order of priority set forth in Section 5.3(f), except that such payment shall be distributed omitting clause “first” of such Section 5.3(f).

(iii)    Any payment received by the Administrative Agent for which provision as to the application thereof is made in an Operative Document, but not elsewhere in this Section 5.3, shall be distributed forthwith by the Administrative Agent to the Person and for the purpose for which such payment was made in accordance with the terms of such Operative Document.

(h)    Except to the extent clause (g) is applicable thereto, any amounts payable to the Administrative Agent as a result of a Casualty or Condemnation pursuant to the Lease or the Construction Agency Agreement shall be distributed as follows: (x) if a Termination Notice shall have been given, all amounts that are to be applied to the purchase price of the Leased Property in accordance with Section 15.1(b) of the Lease shall be distributed by the Administrative Agent in accordance with Section 5.3(b); and (y) all amounts payable to Lessee for the repair of damage caused by such Casualty or Condemnation in accordance with Section 14.1(a) of the Lease shall, except as otherwise provided in the Construction Agency Agreement or the Lease, as applicable, be distributed to, or as directed by, Lessee.

(i)    To the extent any payment made to any Participant, personally, is insufficient to pay in full the Participant Balance of such Participant, then each such payment which is payable to a Rent Assignee shall first be applied to accrued Yield and then to principal outstanding on the Rent Assignment Contributions and each such payment which is payable to Lessor shall first be applied to accrued Yield and then to the Lessor Amount, as applicable.

ARTICLE VI
CONDITIONS PRECEDENT TO ADVANCES

Section 6.1.    Conditions Precedent to the Initial Advance. Subject to the limitations of Section 6.2, the obligations of Lessor (through the Administrative Agent) to make an Advance on the Initial Advance Date and the obligation of the Rent Assignees to make the related Funding of their Rent Assignment Contributions on the Initial Advance Date are subject to the satisfaction or waiver on or prior to the Initial Advance Date of each of the following conditions precedent:

(i)    Lessee’s and Guarantor’s Resolutions and Incumbency Certificate, etc. (A) Lessee shall have delivered to Lessor and the Administrative Agent (1) a good standing certificate with respect to Lessee from the State Corporation Commission of the Commonwealth of Virginia and the Secretary of State of the State of Georgia, issued by such office no earlier than thirty (30) days prior to the Initial Advance Date and (2) a Responsible Officer’s Certificate of Lessee substantially in the form of Exhibit G, attaching and certifying as to (w) the corporate authority for the execution, delivery and performance by Lessee of each Operative Document to which it is or will be a party, (x) its organizational documents, (y) its bylaws and (z) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Documents to which it is a party and (B) the Guarantor shall have delivered to Lessor and the Administrative Agent (1) a good standing certificate with respect to Guarantor from the State Corporation Commission of the Commonwealth of Virginia and the Secretary of State of the State of Georgia, issued by such office no earlier than thirty (30) days prior to the Initial Advance Date and (2) a Responsible Officer’s Certificate of Guarantor substantially in the form of Exhibit G‑1, attaching and certifying as to (w) the corporate authority for the execution, delivery and performance by Guarantor of each Operative Document to which it is or will be a party, (x) its organizational documents, (y) its by‑laws and (z) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Documents to which it is a party.

(ii)    Opinions of Special Counsel to Lessee and Guarantor. Lessee shall have delivered to Lessor and the Administrative Agent the opinion of Jones Day, special counsel to Lessee and Guarantor, as to the matters set forth in Exhibit B, which opinion shall be reasonably acceptable in form and substance to Lessor.

(iii)    [Reserved].

(iv)    Taxes. All stamp, court or documentary, intangible, recording, filing or similar taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of the Operative Documents, if any, shall have been paid by or from an Advance, to the extent set forth in the Project Budget, or provisions for such payment shall have been made by Lessee or Guarantor to the satisfaction of Lessor and the Administrative Agent.

(v)    Leased Property and Appraisal Matters. Lessee shall have delivered to Lessor and the Administrative Agent:

(A)    the Project Budget which shall set forth all Project Costs (including all hard and soft Project Costs), associated with the lease of the Site, construction and maintenance of the Leased Property prior to the Base Term Commencement Date (together with a certificate by Lessee that an accurate copy of the Project Budget has been provided and such Project Budget is adequate to complete the Construction). The Project Budget shall, among other things, allocate the Aggregate Commitment Amount between the projected Project Costs and, within each such allocation, set forth categories for each type of cost and expense and the portion of the Aggregate Commitment Amount to be allocated to each such category (including separate categories and amounts for the different types of payments which are to be made or which may become payable under each General Construction Agreement and the other Major Project Agreements) and amounts necessary to Fund Transaction Expenses, Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent during the Commitment Period and which establish reasonable separate contingency reserves for Change Orders, and additional costs and expenses that may arise as a result of a change under each General Construction Agreement or under any other Major Project Agreement as well as the Contingency Reserve; and

(B)    an appraisal (the “Appraisal”), which shall be ordered by Lessor (and paid for through Advances) performed by the Appraiser and in form and substance satisfactory to Lessor which shall establish (by the use of appraisal methods reasonably satisfactory to the Participants) the “as‑built” Fair Market Value of the Facility to be constructed on the Site (assuming Completion in accordance with the Plans and Specifications and the Project Agreements) as contemplated in the Project Budget (x) as of the expected Facility Completion Date and (y) as of the expected last day of the Base Term. The Appraisal shall (x) assume that the Facility shall have been completed in a good and workmanlike manner, in compliance with Applicable Laws, (y) meet the requirements of FIRREA and (z) be for the sole benefit of the Participants.

(vi)    Environmental Report. At least ten (10) Business Days prior to the Document Closing Date, an Environmental Audit with respect to the Site shall have been received by and be satisfactory to Lessor, and Lessor, the Participants and the Administrative Agent shall receive a letter from the consultant performing the Environmental Audit which allows Lessor, the Participants and the Administrative Agent to rely on such report.

(vii)    Matters relating to the Site.

(A)    The Ground Lease, Ground Sublease and Authority Lease, and the documents relating thereto, shall have been entered into by the parties thereto and shall be satisfactory in form and substance to the Participants;

(B)    Lessor and the Administrative Agent shall have received evidence satisfactory to Lessor that the Memorandum of Ground Lease, Memorandum of Ground Sublease, Memorandum of Authority Lease, Authority Deed to Secure Debt, Memorandum of Lease, Leasehold Deed to Secure Debt and the other documents related to the Ground Lease, Ground Sublease, Authority Lease and the Lease shall have been or in connection with such Advance are being recorded with the appropriate Governmental Authorities, and the UCC Financing Statements shall have been or are being filed with the appropriate Governmental Authorities;

(C)    Lessor and the Administrative Agent shall have received evidence satisfactory to the Participants that the Assignment of Leases shall have been or in connection with such Advance is to be recorded with the appropriate Governmental Authorities (and the issuance of the title insurance policies in Section 6.1(x) below shall be satisfactory evidence of the foregoing), and the UCC Financing Statements with respect to such Site shall have been or are being filed with the appropriate Governmental Authorities; provided, that the related conditions in this clause (C) shall be deemed to have been satisfied to the extent that such items are addressed (to the reasonable satisfaction of Lessor and the Administrative Agent) in the Title Policies delivered pursuant to Section 6.1(x) below; and

(D)    Lessor shall have received evidence satisfactory to Lessor that all real property taxes imposed on, or with respect to the Site, have been paid to date.

(viii)    Searches. Lessor and the Administrative Agent shall have received reports disclosing no liens other than Permitted Liens and otherwise reasonably acceptable to the Participants (A) as to Lessee by the applicable office of the state in which Lessee is organized, dated not earlier than thirty (30) Business Days prior to the Initial Advance Date, of the results of a search of the applicable UCC files maintained by such office and (B) as to the Site, by the appropriate county filing or recording office of the county in which such Site is located, dated not earlier than thirty (30) Business Days prior to the Initial Advance Date, of the results of a search of the applicable UCC files and any indices of Liens maintained by such office (including, if applicable, indices of judgment, revenue and tax liens).

(ix)    Survey. Lessee shall have, or shall have caused to be, delivered and certified to Lessor, the Title Insurance Company and the Administrative Agent an ALTA survey of the Site (A) dated a satisfactory date to Lessor, (B) in a form satisfactory to Lessor and the Title Insurance Company, (C) including any applicable flood zone designation with property annotations based on Federal Flood Insurance Rate Maps, (D) enabling the Title Insurance Company to delete any standard printed survey exception contained in the applicable title policy and to issue the Title Policies, (E) in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors effective February 23, 2016, (F) showing the location of all improvements thereon. Without limiting the generality of the foregoing, there shall be surveyed and shown or stated on such survey, as applicable, the following: (v) the locations of any established building setback lines; (w) the lines of streets abutting the Site and the width thereof; (x) all access and other easements appurtenant to the Site necessary to use the Site; (y) all roadways, paths, driveways, easements, encroachments, overhanging projections and similar encumbrances affecting the Site, whether recorded, apparent from a physical inspection of the Site or otherwise known to the surveyor; and (z) any encroachments on any adjoining property, (G) if the Site is described as being on a filed map, a legend relating the survey to said map and (H) a vicinity sketch showing the closest thoroughfare intersection.

(x)    Title and Title Insurance. Lessor and the Administrative Agent shall have received from the Title Insurance Company (i) an ALTA 2006 owner’s policy of title insurance (or an irrevocable commitment for the issuance thereof) with respect to the Leased Property (the “Owner’s Ground Lease Policy”), reasonably acceptable in form and substance to Lessor, insuring that Lessor has a good and marketable leasehold interest in the Leased Property pursuant to the Ground Lease, subject in each case to such exceptions to title as are acceptable to Lessor, in an amount equal to the Aggregate Commitment Amount together with complete, legible copies of all documents referenced as exceptions therein, (ii) an ALTA 2006 owner’s policy of title insurance (or an irrevocable commitment for the issuance thereof) with respect to the Leased Property (the “Owner’s Authority Lease Policy”), reasonably acceptable in form and substance to Lessor, insuring that Lessor has a good and marketable leasehold interest in the Leased Property pursuant to the Authority Lease, subject in each case to such exceptions to title as are acceptable to Lessor, in an amount equal to the Aggregate Commitment Amount together with complete, legible copies of all documents referenced as exceptions therein, (iii) an ALTA 2006 lender’s policy of title insurance (or an irrevocable commitment for the issuance thereof) with respect to the Site (the “Lenders’ Policy), reasonably acceptable in form and substance to the Participants, insuring the Lien created by the Lease as a valid first priority Lien against the Leased Property, subject in each case to such exceptions to title as are acceptable to the Participants, in an amount equal to the Aggregate Commitment Amount together with complete, legible copies of all documents referenced as exceptions therein, and (iv) an ALTA 2006 lender’s policy of title insurance (or an irrevocable commitment for the issuance thereof) with respect to the Site (the “Administrative Agent’s Policy”; together with the Owner’s Ground Lease Policy, the Owner’s Ground Sublease Policy, the Owner’s Authority Lease Policy and the Lenders’ Policy, the “Title Policies”), reasonably acceptable in form and substance to the Participants, insuring the Lien created by the Assignment of Leases as a valid Lien against the Leased Property, subject in each case to such exceptions to title as are acceptable to the Participants, in an amount equal to the Aggregate Commitment Amount together with complete, legible copies of all documents referenced as exceptions therein. The Title Policies shall be dated as of the Initial Advance Date and, to the extent permitted under Applicable Laws, shall, as applicable: (v) contain affirmative endorsements as to mechanics’ liens, zoning, comprehensive coverage, encroachments, the nonviolation of covenants and restrictions, rights of access and survey matters, (x) delete survey exclusions, (y) contain endorsements regarding the effect of recharacterization, and (z) contain such other endorsements reasonably requested by the Participants.

(xi)    Filings and Recordings. All filings or recordings enumerated and described in Schedule 6.1(xi), as well as all other filings and recordings necessary or advisable, including precautionary financing statements and/or mortgage filings, reasonably deemed necessary by Lessor and the Administrative Agent, to perfect the rights, titles and interests of Lessor, the Participants and the Administrative Agent intended to be created by the Operative Documents shall have been made (or appropriate arrangements so to file shall have been made) in the appropriate places or offices, including any recordings and filings necessary to create, perfect, preserve and protect: (A) Lessor’s interest in the Collateral and any other property and interests included in the Leased Property, and (B) first priority liens for the benefit of the Administrative Agent and the Participants on the Collateral, subject only to Permitted Liens. All recording and filing fees and taxes with respect to any recordings or filings made pursuant to this Section 6.1(xi) shall have been provided for in the Project Budget and paid in full by Lessee from Advances on or prior to such date, and satisfactory evidence thereof shall have been delivered to Lessor and the Administrative Agent, or arrangements for such payment shall have been made by Lessee to the reasonable satisfaction of Lessor.

(xii)    Insurance. Lessor and the Administrative Agent shall have received (i) a report from the Insurance Consultant, in form and substance satisfactory to Lessor and the Administrative Agent, stating that the Facility and the Site will be properly and adequately insured pursuant to the requirements of Schedule 2.6(b) of the Construction Agency Agreement and (ii) insurance complying with, and to the extent required to be in place on such Advance Date pursuant to, the provisions of Section 2.6(b) of the Construction Agency Agreement shall be in full force and effect as evidenced by certificates of insurance, broker’s reports or insurance binders delivered to Lessor, all in form and substance reasonably satisfactory to Lessor and the Administrative Agent.

(xiii)    Construction Agent’s Certificate. Construction Agent shall have delivered to Lessor and the Administrative Agent a certificate dated as of the date of the Initial Advance in the form of Exhibit C‑1 hereto.

(xiv)    [Reserved].

(xv)    Requirements of Law. In the reasonable opinion of Lessor, the Administrative Agent and the Participants and their respective counsel, the Overall Transaction does not and will not violate in any material respect any Applicable Laws and does not and will not subject any such Person to any material adverse regulatory prohibitions or constraints or cause any such Person to violate any Applicable Laws.

(xvi)    Responsible Officer’s Certificate of Lessee and Guarantor. Lessor and the Administrative Agent shall have received a (1) Responsible Officer’s Certificate of Lessee, in substantially the form of Exhibit D attached hereto, dated as of the Initial Advance Date, and (2) Responsible Officer’s Certificate of Guarantor, in substantially the form of Exhibit D‑2 attached hereto, dated as of the Initial Advance Date.

(xvii)    Initial Advance Date. The Initial Advance Date shall occur on or prior to March 1, 2019.

(xviii)    No Default. There shall not be continuing any Default, Event of Default, Force Majeure Event, or Event of Loss or Significant Environmental Event, and no Default, Event of Default, Force Majeure Event, Event of Loss or Significant Environmental Event will have occurred after giving effect to the Advance Request.

(xix)    [Reserved].

(xx)    Financial Statements. The Participants shall have reviewed and approved the most recent financial statements of the Guarantor and its Consolidated Subsidiaries filed with the SEC.

(xxi)    Assignment of Plans and Specifications. Lessee shall have delivered to Lessor a copy of the preliminary Plans and Specifications and Project Schedule, each in form and substance approved by the Participants, the first page of which shall be signed and all other pages thereof initialed by Lessee, as Construction Agent.

(xxii)    Core and Shell Construction Contract. Lessee shall have entered into the Core and Shell Construction Agreement and Lessor and the Administrative Agent shall have received a fully executed copy of the Core and Shell Construction Agreement.

(xxiii)    Collateral Documents. Lessor and the Administrative Agent shall have received a full assignment of each of the Major Project Agreements to Lessor, and, in each case, a collateral assignment by Lessor to the Administrative Agent, and the consent of each Contractor or manufacturer which is a party thereto substantially in the forms attached as exhibits to the Construction Agency Agreement, and any other Security Instruments reasonably required to perfect the Administrative Agent’s rights to the Major Project Agreements, and the Project Materials and the other Collateral, each of which shall have been duly executed, delivered and filed, as applicable.

(xxiv)    Plans and Specifications. Lessee shall have delivered to Lessor an assignment from Lessee in favor of Lessor, of Lessee’s interest in the Plans and Specifications, in the form required by the Construction Agency Agreement and attached thereto the Architect’s written consent to such assignment.

(xxv)    Construction Consultant Report. Lessor shall have received a report of the Construction Consultant reasonably satisfactory to Lessor.

(xxvi)    Governmental Approvals. All Governmental Actions and other approvals, consents, licenses and easements including the approval of the subdivision of the parcel of real property of which the Site is a part, required to be taken, given or obtained, as the case may be, by or from any Governmental Authority or another Person, or by or from any trustee or holder of any indebtedness or obligation of Lessee or Guarantor, that are necessary in connection with the performance at the Site of the Site Obligations, including the Construction of the Facility, in each case, that are necessary to have been obtained prior to the Initial Advance Date shall have been taken, given or obtained, as the case may be, shall be in full force and effect, and the time for appeal with respect thereto shall have expired (or, if an appeal shall have been taken, the same shall have been dismissed) and shall not be subject to any pending proceedings or appeals (administrative, judicial or otherwise), except for any such Governmental Actions, approvals, consents, licenses or easements the failure of which to obtain or maintain could not reasonably be expected to cause a Material Adverse Effect.

(xxvii)    KYC Information.

(i)     Upon the reasonable request of any Participant made at least ten (10) days prior to the Document Closing Date, Lessee and Guarantor shall have provided to such Participant, and such Participant shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least ten (10) days prior to the Document Closing Date.

(ii)     At least ten (10) days prior to the Document Closing Date, if Lessee and/or Guarantor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, Lessee and/or Guarantor, as applicable, shall deliver, to each Participant that so requests, a Beneficial Ownership Certification.

All documents and instruments required to be delivered on the Initial Advance Date shall be delivered at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603-4080 Attention: Vincent W. Pelleriti, Esq, or at such other location as may be determined by Lessor and Lessee.

Section 6.2.    Conditions Precedent to each Advance    . The obligations of Lessor (through the Administrative Agent) to make an Advance on any Advance Date and the obligation of the Rent Assignees to make the related Funding of their Rent Assignment Contributions on such Advance Date are subject to the satisfaction or waiver by each Participant on or prior to such Advance Date of each of the following conditions precedent:

(a)    Advance Request. Lessor and the Administrative Agent shall have received a fully executed counterpart of the applicable Advance Request, executed by Lessee, in accordance with Section 3.3(a). Each delivery of an Advance Request and the acceptance by Lessee of the proceeds of such Advance shall constitute a representation and warranty by Lessee that on the applicable Advance Date (both immediately before and after giving effect to the making of such Advance and the application of the proceeds thereof), the statements made in Section 8.3 by Lessee are true and correct in all material respects as of such date, and that the certifications given as of the Initial Advance Date as described at

Exhibit D are deemed to have been given and restated by the Lessee as of such Advance Date, and (ii) by Guarantor that on the applicable Advance Date (both immediately before and after giving effect to the making of such Advance and the application of the proceeds thereof), the statements made in Section 7 of the Guaranty by the Guarantor are true and correct in all material respects as of such date, and that the certifications given as of the Initial Advance Date as described at Exhibit D-2 are deemed to have been given and restated by the Guarantor as of such Advance Date.

(b)    Fees. The Administrative Agent, Lessor, the Rent Assignees and the Arranger shall have received all Fees due and payable pursuant to Section 4.3, or such payment will be made out of the requested Advance to the extent permitted pursuant to the terms hereof.

(c)    Representation and Warranties. On the applicable Advance Date, the representations and warranties of Lessee and Guarantor herein and in each of the other Operative Documents (other than, except in connection with the initial Advance Date, the representations and warranties set forth in Section 8.2(d) of this Agreement or in Section 7(d)(ii) and Section 7(e) of the Guaranty) shall be true and correct in all material respects as though made on and as of such date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(d)    Litigation. No action or proceeding shall have been instituted, nor shall any action or proceeding be threatened, before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority (i) to set aside, restrain, enjoin or prevent the full performance of this Participation Agreement, any other Operative Document or any transaction contemplated as part of the Overall Transaction, (ii) that questions the validity of the Operative Documents or the rights or remedies of Lessor or the Administrative Agent with respect to Lessee, Guarantor, the Leased Property or the other Collateral under the Operative Documents, or (iii) for which there is a reasonable possibility of an adverse decision which has had or would reasonably be expected to have a Material Adverse Effect pursuant to clauses (d), (e), (f) or (g) of the the definition thereof.

(e)    Default/Event of Default. There shall not be continuing any Insolvency Event with respect to the Lessee or Guarantor, Event of Default, Event of Loss, Force Majeure Event or Material Environmental Violation nor shall Lessor have given a Termination Notice pursuant to Section 15.1 of the Lease or Section 3.4 of the Construction Agency Agreement, and no Event of Default, Event of Loss, Force Majeure Event or Significant Environmental Event will have occurred after giving effect to the making of the Advance requested by such Advance Request.

(f)    Commitment Amount. (A) The aggregate amount to be Funded by the Participants on such Advance Date, together with the Advances made on all prior Advance Dates and future Advances to be made as set forth in the Project Budget, does not exceed the Aggregate Commitment Amount; (B) the Project Budget is In Balance; (C) if any

payments are due under either General Construction Agreement or any other Major Project Agreement or any Supplemental Rent is then due and payable, such Advance Request includes funds for the payment of such amounts and all conditions under such General Construction Agreement or such other Major Project Agreements, as applicable, to payment of such Project Costs have been satisfied; (D) Completion is capable of occurring on or before the Outside Completion Date; and (E) the amounts requested in the Advance are only for payment of Project Costs presently due and payable or which will be incurred and payable within the next thirty (30) days.

(g)    Transaction Expenses. Lessee shall have paid or made arrangements to pay all applicable Transaction Expenses by or from an Advance, to the extent such Transaction Expenses are provided for in the Project Budget.

(h)    Advances for Project Costs due and payable under Project Agreements. For each Advance (unless otherwise specified below) requesting Funds for Project Costs due and payable under the Project Agreements:

(i)    The Project Budget shall be In Balance; and

(ii)    Lessor and the Administrative Agent shall have received on the date of each Advance occurring on the quarterly anniversary of the Initial Advance, an endorsement to the Title Policies (i) indicating that since the date of the preceding Advance for Project Costs there has been no change in the state of title (except changes approved by Lessor), (ii) updating the Title Policies to the date of such Advance, and (iii) increasing the coverage of the Title Policies by an amount equal to such Advance if the Title Policies do not by their own terms provide for such an increase; and

(iii)    Lessor and the Administrative Agent shall have received the invoice or payment request of the Contractor setting forth the amount then due under the relevant Project Agreement or from any other contract, if any, or an invoice or payment request from the Contractor or equipment manufacturer under any other Project Agreement which is to be paid with the proceeds of such Advance setting forth the amount due under such Project Agreement, in each case accompanied by a certification by Lessee as to the correctness of such invoiced amount together with underlying invoices and proof of payment of subcontractors and manufacturers for invoices or payments in excess of $1,000,000 (which proof of payments shall pertain to the immediately proceeding Advance), unless otherwise requested by the Administrative Agent.

(i)    Commitment Period. No Advance shall be made after the termination of the Commitment Period.

(j)    Consents and Approvals. (i) All Governmental Actions and other approvals and consents required to be taken, given or obtained, as the case may be, by or from any

Governmental Authority or another Person, or by or from any trustee or holder of any indebtedness or obligation of Lessee or Guarantor and their respective Affiliates, in each case that are necessary in connection with the execution and delivery of the Operative Documents by such persons and that are necessary to have been obtained by such persons prior to such Advance Date in connection with any portion of the Overall Transaction shall have been taken, given or obtained, as the case may be, shall be in full force and effect, and the time for appeal with respect thereto shall have expired (or, if an appeal shall have been taken, the same shall have been dismissed) and shall not be subject to any pending proceedings or appeals (administrative, judicial or otherwise) except for any such governmental actions, approvals, consents, licensees or easements the failure of which to obtain or maintain could not reasonably be expected to cause a Material Adverse Effect.

(ii)    All Governmental Actions and other approvals, consents, licenses and easements including the approval of the subdivision of the parcel of real property of which the Site is a part, required to be taken, given or obtained, as the case may be, by or from any Governmental Authority or another Person, or by or from any trustee or holder of any indebtedness or obligation of Lessee, that are necessary in connection with the performance at the Site of the Site Obligations, including the Construction of the Facility, in each case, that are necessary to have been obtained prior to such Advance Date shall have been taken, given or obtained, as the case may be, shall be in full force and effect, and the time for appeal with respect thereto shall have expired (or, if an appeal shall have been taken, the same shall have been dismissed) and shall not be subject to any pending proceedings or appeals (administrative, judicial or otherwise), except for any such Governmental Actions, approvals, consents, licenses or easements the failure of which to obtain or maintain could not reasonably be expected to cause a Material Adverse Effect.

(k)    Insurance. Insurance complying with, and to the extent required to be in place on such Advance Date pursuant to, the provisions of Section 2.6(b) of the Construction Agency Agreement shall be in full force and effect as evidenced by certificates of insurance, broker’s reports or insurance binders delivered to the Administrative Agent and Lessor, all in form and substance reasonably satisfactory to Lessor.

(l)    Taxes. All taxes, charges, fees and costs, if any, payable by Lessee in connection with the execution, delivery, recording and filing of the Operative Documents and the transactions contemplated to be consummated on such Advance Date shall have been paid in full, or arrangements for such payment shall have been made to the satisfaction of Lessor and the Administrative Agent.

ARTICLE VII
COMPLETION DELIVERIES

Within fifteen (15) Business Days of the Construction Consultant’s certification of the Facility Completion Date:

(a)    Lessee’s Certification. Lessee shall furnish to Lessor and the Administrative Agent a Responsible Officer’s Certificate of Construction Agent, in substantially the form of Exhibit D‑1 attached hereto, dated as of the Facility Completion Date. Lessee shall also deliver or cause to be delivered to Lessor a certificate, dated on or about the date of Completion, to the effect that the Facility has been substantially completed on the Site, including the Construction (subject to completion of punch list items, if any) in accordance with the Plans and Specifications and in compliance in all material respects with all Applicable Laws and Insurance Requirements.

(b)    General Contractor’s Certificate. Construction Agent shall furnish to Lessor a certificate of the General Contractor under each General Construction Agreement (substantially in the form of Exhibit F attached hereto) dated at or about the Facility Completion Date.

(c)    As Built Survey; Title Insurance Endorsements. Construction Agent shall furnish to the Administrative Agent and Lessor true, correct and complete copies, certified by the Construction Agent, of the following (to the extent not previously delivered to Lessor):

(i)    an “as built” ALTA survey of the Facility, certified to the Administrative Agent and Lessor, showing the location of the completed Facility, the location of all points of access to the Site and the location of all easements affecting the Site and certifying that there are no encroachments of the Facility onto any easements affecting the Site or onto any adjoining property (other than Permitted Liens) and that all applicable setback requirements and other restrictions have been complied with and otherwise complying with the requirements set forth in Section 6.1(ix); and

(ii)    a date‑down endorsement, dated not earlier than the date of Facility Completion Date to the Title Policies; and

(iii)    temporary or permanent certificates of occupancy as to the entirety of the Facility issued by the applicable Governmental Authority.

(d)    Bill of Sale. Lessee shall deliver, or cause to be delivered, to Lessor a bill of sale conveying all right, title and interest of Lessee, if any, in and to the Improvements to Lessor.

ARTICLE VIII
REPRESENTATIONS

Section 8.1.    Representations of the Participants. As of the date of its execution of this Participation Agreement, each Participant represents and warrants, severally and only as to itself, to the other Participants and to the Administrative Agent and Lessee that:

(a)    Power and Authority. Such Participant has the requisite power and authority to enter into and perform its obligations under the Operative Documents to which it is a party.

(b)    Lessor Liens. There are no Lessor Liens attributable to such Participant on the Lease or the Leased Property.

(c)    Organization, etc. Such Participant is a corporation, banking association, or limited liability company validly organized and existing and in good standing under the laws of the State or jurisdiction of its creation.

(d)    ERISA. Such Participant is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with its Advances hereunder and/or performing its obligations under the Operative Documents.

The making of any Rent Assignment Contribution or the advancing of Lessor Amount by a Participant on any Advance Date shall constitute an affirmation by such Participant of the preceding representations and warranties.

Section 8.2.    Representations of Lessee. Lessee represents and warrants to each of the other parties hereto as of the Document Closing Date and, other than with respect to Section 8.2(d), on the date of each Advance Request and each Advance (both immediately before and after giving effect to the making of such Advance and the application of the proceeds thereof) that:

(a)    Corporate Existence and Power. Lessee is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia (or, if another corporation has become Lessee as permitted by Section 9.2(b), the laws of its jurisdiction of incorporation). Lessee has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have such licenses, authorizations, consents and approvals could not be reasonably expected to result in a Material Adverse Effect.

(b)    Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by Lessee of the Operative Documents are within Lessee’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except for filings with governmental agencies (x) which filings are necessary or desirable in order for Lessee to comply with disclosure obligations under applicable laws and (y) which filings, if not made, would not have any effect on the validity or enforceability of the Operative Documents and the obligations of Lessee thereunder) and do not contravene, or constitute a default under, any provision of law or regulation applicable to Lessee (including without limitation the Margin Regulations) or of the articles of incorporation or by‑laws of Lessee, or of any agreement under which Debt may be incurred or any other material agreement or instrument binding upon Lessee (excluding any contravention or default of any material agreement or instrument as could not reasonably be expected to result in a Material Adverse Effect) or result in the creation or imposition of any Lien on any asset of Lessee.

(c)    Binding Effect. This Participation Agreement constitutes, and when executed and delivered in accordance with this Participation Agreement, each other Operative Document to which Lessee is a party will constitute, a valid and binding obligation of Lessee, enforceable against it in accordance with its terms, subject to (i) applicable Debtor Relief Laws and (ii) equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)    Litigation. There is no action, suit or proceeding pending against, or to the knowledge of Lessee, threatened against or affecting, Lessee before any court or arbitrator or any governmental body, agency or official, which, if determined adversely, could reasonably be expected to result in a Material Adverse Effect or which in any manner impairs the validity or enforceability of the Operative Documents in any material respect.

(e)    Compliance with Law. Lessee is in compliance in all material respects with all applicable provisions of the United States Interstate Commerce Commission Termination Act of 1995, as amended, and all regulations, orders, rulings and official interpretations thereunder, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

(f)    Environmental Matters. Except for the Disclosed Matters and matters disclosed in the Environmental Audit and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, Lessee has not (i) failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law with respect to the Site, (ii) become subject to any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) from any Environmental Violation or Environmental Claim relating to the Site, (iii) received notice of any Environmental Claim relating to the Site, or (iv) knows of any basis for any Environmental Claim relating to the Site.

(g)    Taxes. United States consolidated Federal income tax returns of Lessee and Guarantor as of the Document Closing Date have been examined and revenue agent reports have been received for all years up to and including the taxable year ended December 31, 2012. Lessee and Guarantor have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by Lessee or Guarantor or are contesting such assessment in good faith by appropriate proceedings, except where the failure to so pay or file could not be reasonably expected to result in a Material Adverse Effect.

(h)    Not an Investment Company. Lessee is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(i)    Full Disclosure. All written information (it being understood that such information will be deemed to include the Guarantor's most recent filings on Form 10-K and Form 10-Q and any filing on Form 8-K, or posting on Guarantor's website at http://www.nscorp.com/content/nscorp/en/investor-relations/financial-reports/sec-filings.html, filed or posted since Guarantor's most recent filing on Form 10-Q), taken as a whole, heretofore furnished by the Lessee to the Administrative Agent or any Participant for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by Lessee to the Administrative Agent or any Participant will be (in the case of any such information furnished after the date hereof, after giving effect to any supplements thereto), complete and correct in all material respects on the date as of which such information is stated or certified.

(j)    No Default. No Event of Default is continuing and the Lessee is not in default under or with respect to any material contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected where such default could reasonably be expected to result in a Material Adverse Effect.

(k)    Anti‑Corruption Laws and Sanctions. Lessee and its respective directors, officers, employees, and, to the knowledge of Lessee, its agents are in compliance with Anti‑Corruption Laws and applicable Sanctions in all material respects. Lessee and, to the knowledge of Lessee, any of its respective directors, officers or employees has not taken any action, directly or indirectly, that would result in a violation by such Persons of any Sanctions or Anti‑Corruption Laws.

(l)    Appraisal Data. As of the Document Closing Date, the information provided by Lessee or any of its Affiliates to the Appraiser, taken as a whole, was true and correct in all material respects and did not omit any information known and available to Lessee or any of its Affiliates necessary to make the information provided not materially misleading.

(m)    Patents, Trademarks. There are no patents, patent rights, trademarks, service marks, trade names, copyrights, licenses or other intellectual property rights with respect to the Leased Property that are necessary for the operation of the Leased Property, except to the extent that Lessee has rights in respect thereof without payment of royalties or other licensing payments which rights may be freely leased, licensed or otherwise provided to Lessor or any successor owner, lessee, user or operator of the Leased Property.

(n)    Subjection to Government Regulation. Neither the Administrative Agent nor any Participant will become subject to ongoing regulation of its operations by any Governmental Authority solely by reason of entering into the Operative Documents or consummation or performance of the transactions contemplated thereby, except for regulation the applicability of which depends upon the existence of facts in addition to the ownership of, or the holding of any interest in, the Leased Property.

(o)    No Transfer Taxes. No sales, use, excise, transfer or other similar tax, fee or imposition shall result from the sale, transfer, purchase of or holding title to the Leased Property, except such taxes, fees or impositions that will have been paid in full on or prior to the Facility Completion Date, with respect to the Site and Facility, and which are in each case described or provided for in the Project Budget, or that may be payable on the termination of the Lease.

(p)    Location of Chief Executive Office and Principal Place of Business, etc. The (i) “location” (as such term is used in Section 9‑307 of the Uniform Commercial Code) of Lessee is (A) on the date hereof, the Commonwealth of Virginia, and the place where its records concerning the Leased Property and all of its interests in, to and under all documents relating to the Leased Property are and will be kept, is located at Three Commercial Place, Norfolk, Virginia 23510-9227, and (B) following Completion, the State of Georgia, and the place where its records covering the Leased Property and all of its interests, into and under all documents relating to the Leased Property are and will be kept, is located at the Leased Property; and (ii) “Norfolk Southern Railway Company” is its true legal name as registered in the jurisdiction of its organization, its federal employer identification number is 53-6002016 and its organizational identification number designated by its jurisdiction of organization is 00028001.

(q)    Title to Leased Property; Leasehold Interest. Upon payment through Advances for the materials and equipment to be provided by a Contractor to complete the Facility under each General Construction Agreement and the other Major Project Agreements, good and valid title to such materials and equipment will be held by Lessor, free and clear of all Liens (except Liens of the type described in clauses (a), (b) (c), (d), (f), (g) or (h) of the definition of “Permitted Liens”). Subject at all times to Section 5.1 hereof, Lessor will at all times have good and marketable record title to the Facility and leasehold interest in the Site, free and clear of all Liens other than Permitted Liens.

(r)    Creation of Liens. The Security Instruments will create a valid (and when the filings and recordings described in Schedule 6.1(x) have been made) first priority (subject only to Permitted Liens) perfected Lien in favor of Lessor or the Administrative Agent, as applicable, in the Leased Property and the collateral described in the Assignment of Leases, as applicable, and no filing, recording, registration or notice with, or payment of any fees to, any federal or state Governmental Authority will be necessary to establish or (except for such filings and recordings as will be made pursuant to Schedule 6.1(xi) and payment of fees in connection therewith, which fees Lessee has provided for in the Project Budget) perfect, or give record notice of, the Lien in favor of Lessor or the Administrative Agent, as applicable, to the extent such Lien may be perfected by filings or recordings. With respect to Lessor’s leasehold interest in the Site, the Ground Lease, Ground Sublease and Authority Lease will be sufficient to convey a good and marketable leasehold interest to the Site (subject to the Permitted Liens).

(s)    Applicable Law. The Facility when constructed will be in compliance in all material respects with all Applicable Laws and Insurance Requirements, and any present use and presently anticipated future use thereof by Lessee and its agents, assignees, employees, invitees, lessees, licensees and tenants comply with all Applicable Laws. No notices, complaints or orders of violation or noncompliance or liability have been issued to Lessee or, to the best of their knowledge, threatened by any Person with respect to the Leased Property or the present or intended future use thereof, and Lessee is not aware of any circumstances which could give rise to the issuance of any such notices, complaints or orders.

(t)    Plans and Specifications. Upon Substantial Completion, all utilities required to adequately service the Leased Property for its intended use will be available. All utilities serving the Leased Property, or proposed to serve the Leased Property in accordance with the Plans and Specifications, are or will be located in, and vehicular access to the Leased Property is provided by, either public rights‑of‑way abutting the Leased Property or valid easements that run with the land and the benefit of which are part of the leasehold estate demised under the Ground Lease. With respect to the Leased Property, all material licenses, approvals, authorizations, consents, permits (including, without limitation, building and environmental permits, licenses, approvals, authorizations and consents), easements and rights‑of‑way, including proof and dedication, required for (x) the use, treatment, storage, transport, disposal or disposition of any Hazardous Substance on, at, under or from the Leased Property during the construction of the Facility thereon, (y) construction of the Facility in accordance with the Plans and Specifications and the Construction Agency Agreement and (z) the use and operation of the Leased Property have either been obtained from the appropriate Governmental Authorities having jurisdiction or from private parties, as the case may be, or will be obtained from the appropriate Governmental Authorities having jurisdiction or from private parties, as the case may be, as and when necessary.

(u)    Flood Hazard Areas. No portion of the Site is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable Governmental Authority. If the Site is located, or becomes located, in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable Governmental Authority, then, to the extent required by Applicable Laws, flood insurance has been or will be obtained by Lessee in accordance with the National Flood Insurance Act of 1968, as amended.

(v)    No Prohibited Transactions. None of the transactions contemplated by the Operative Documents will constitute a prohibited transaction within the meaning of Section 4975(c)(1)(A) through (D) of the Code.

(w)    Site Compliance. The Site is in compliance in all material respects with all Applicable Laws, including all Environmental Laws and applicable zoning, use and building codes, laws, regulations and ordinances relating to the operations, maintenance, use or ownership of the Site, except where the noncompliance with which individually or in the aggregate could not reasonably be expected to have a material adverse effect on Lessee’s ability to perform its obligations under the Operative Documents.

(x)    Environmental Condition of the Site. Except as set forth in the Environmental Audit described in Section 6.1(vi) or any other environmental report delivered to the Participants (whether or not addressed to the Participants) before the Document Closing Date,

(i)    Lessee has not received any written notice of, or written inquiry from any Governmental Authority regarding, any Environmental Claim or any violation or non‑compliance with Environmental Laws with regard to the Site;

(ii)    Lessee has not stored, released or transported any Hazardous Substances on the Leased Property or the Site in violation of Environmental Laws;

(iii)    the Site does not contain any Hazardous Substance at, on or under the Site in amounts or concentrations that constitute a violation of Environmental Laws; and

(iv)    Lessee has or will have obtained all Governmental Actions which are required of it under all Environmental Laws with regard to the Site.

(y)     Title. On the Document Closing Date, the Ground Lessor shall have good fee simple title to the Site, subject to Permitted Liens and such matters as are set forth in the Title Policies.

(z)    Additional OFAC Representation. No Advance, nor the proceeds from any Advance, has been or will be used, directly or indirectly, to lend, contribute, provide or has or will be otherwise made available to fund any activity or business in any Sanctioned Country or to fund any activity or business of any Person located, organized or residing in any Sanctioned Country or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including Lessor, the Rent Assignees, the Arranger or the Administrative Agent) of Sanctions.
(aa)    Beneficial Ownership Certification. As of the Document Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
(bb)    Plan Assets. Lessee represents and warrants as of the Document Closing Date that Lessee is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Advances or the Commitments.

(cc)    Bond Documents and Authority Lease Obligations and Related Matters. There exist no obligations or liabilities of Lessor under any of the Bond Documents or the Authority Lease which are not either (i) obligations required to be performed by Lessee under the Operative Documents or (ii) provided for in the Project Budget.

Section 8.3.    Representations of Lessee with Respect to Each Advance. Lessee represents and warrants to each of the other parties as of each Advance Date  on which an Advance is made as follows:

(a)    Representations and Warranties. The representations and warranties of Lessee and Guarantor set forth in the Operative Documents (including the representations and warranties set forth in Section 8.2 hereof and Section 7 of the Guaranty) are true and correct in all material respects on and as of such Advance Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date. No Event of Default, Event of Loss, Force Majeure Event or Significant Environmental Event has occurred and is continuing, or will occur as a result of, or after giving effect to, the Advance requested by the Advance Request on such date. Lessee has not received a Termination Notice pursuant to Section 3.4 of the Construction Agency Agreement.

(b)    Advance. The amount of the Advance requested represents amounts owed in respect of Project Costs incurred on or prior to the date of such Advance and for which Lessee has not previously been reimbursed by an Advance. The conditions precedent to such Advance and the related Lessor Amount and Rent Assignment Contributions set forth in Article VI have been satisfied or waived in accordance with the Operative Documents.

Section 8.4.    Representations and Warranties of Administrative Agent. Bank of America, N.A., in its individual capacity and not in its capacity as the Administrative Agent (with the exception of the last sentence of clause (b) below, which representation and warranty is made by Bank of America, N.A. solely in its capacity as the Administrative Agent), hereby represents and warrants to each of the other parties hereto that:

(a)    Organization and Authority. It is duly organized as a national banking association under the laws of the United States of America, and has the corporate power and authority to enter into and perform its obligations under the Operative Documents.

(b)    Authorization; Binding Effect. The Operative Documents to which the Administrative Agent is or will be a party have been or will be, on the date required to be delivered hereby, duly authorized, executed and delivered by the Administrative Agent. This Participation Agreement is, and each such other Operative Documents is, or, when so executed and delivered by the Administrative Agent will be, valid, legal and binding agreements of the Administrative Agent, enforceable against the Administrative Agent in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c)    Non‑Contravention. Neither the execution and delivery by the Administrative Agent of the Operative Documents to which it is or will be a party, either in its individual capacity, or as the Administrative Agent, or both, nor compliance with the terms and provisions thereof, conflicts with, results in a breach of, constitutes a default under (with or without the giving of notice or lapse of time or both), or violates any of the terms, conditions or provisions of: (i) its charter documents or bylaws; (ii) any bond, debenture, note, mortgage, indenture, agreement, lease or other instrument to which it is now a party or by which it or its property, either in its individual capacity, or as the Administrative Agent, or both, is bound or affected, where such conflict, breach, default or violation would be reasonably likely to materially and adversely affect the ability of the Administrative Agent, either in its individual capacity, or as the Administrative Agent, or both, to perform its obligations under any Operative Document to which it is or will be a party, either in its individual capacity, or as the Administrative Agent, or both; or (iii) any of the terms, conditions or provisions of any law, rule, regulation, order, injunction or decree of any federal or Governmental Authority of the State of Utah or any of the terms, conditions or provisions of any law, rule, regulation, order, injunction or decree of any Governmental Authority of the United States governing the banking and trust powers of the Administrative Agent applicable to it in its individual capacity or as the Administrative Agent, or both, where such conflict, breach, default or violation would be reasonably likely to materially and adversely affect the ability of the Administrative Agent, either in its individual capacity, or as the Administrative Agent, or both, to perform its obligations under any Operative Document to which it is or will be a party.

(d)    Absence of Litigation, etc. There is no litigation (including derivative actions), arbitration or governmental proceedings pending or, to the best knowledge of the Administrative Agent, threatened against it which would be reasonably likely to adversely affect the Administrative Agent’s ability to perform its obligations under the Operative Documents to which it is or will be a party.

(e)    Governmental Actions. No action, consent or approval of, registration or filing with or any other action by any federal or Governmental Authority is or will be required by the Administrative Agent in connection with the Overall Transaction, except those which have been made or obtained or will be obtained on a timely basis in the ordinary course of the Administrative Agent’s business, and which are in full force and effect.

ARTICLE IX
COVENANTS OF LESSEE

Section 9.1.    Affirmative Covenants of Lessee.

(a)    Information. Lessee will deliver to Lessor and the Administrative Agent for circulation to each of the Participants:

(i)    within ten (10) days after any officer of Lessee obtains knowledge of any Default or Event of Default, a certificate of the chief financial officer or the chief accounting officer of Lessee setting forth the details thereof and the action which Lessee is taking or proposes to take with respect thereto;

(ii)    as soon as reasonably practicable after any officer of Lessee obtains knowledge of the commencement of, or of a threat of the commencement of, any actions, suits or proceedings against Lessee before any court or arbitrator or any Governmental Authority which, if determined adversely, could reasonably be expected to result in a Material Adverse Effect or which in any manner questions the validity or enforceability of the Operative Documents in any material respect, a certificate of the chief financial officer or the chief accounting officer of Lessee setting forth the nature of such pending or threatened action, suit or proceeding and such additional information with respect thereto as may be reasonably requested by any Participant; and

(iii)    from time to time such additional information regarding the financial position, business or properties of Lessee as any Participant through the Administrative Agent may reasonably request.

(b)    Maintenance of Property; Insurance. Without limiting the obligations of Lessee under the Lease and the Construction Agency Agreement:

(i)    Lessee will keep all property deemed by Lessee to be necessary to its business in such order and condition as Lessee shall consider prudent, ordinary wear and tear excepted.

(ii)    Lessee will maintain insurance (or self‑insurance) in such amounts as it reasonably deems necessary to carry on its business on terms Lessee reasonably deems appropriate.

(c)    Conduct of Business and Maintenance of Existence. Lessee will preserve, renew and keep in full force and effect its corporate existence, except as permitted by Section 9.2(b) and its rights, privileges and franchises reasonably deemed by Lessee to be necessary in the normal conduct of business, except where the failure to maintain such rights, privileges and franchises could not be reasonably expected to result in a Material Adverse Effect.

(d)    Compliance with Laws. Lessee will comply, in all material respects, with all Applicable Laws, ordinances, rules, regulations, and requirements of Governmental Authorities (including, without limitation, the Interstate Commerce Commission Termination Act of 1995, Environmental Laws, ERISA, Anti‑Corruption Laws and applicable Sanctions, and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where such failure could not be reasonably expected to result in a Material Adverse Effect.

(e)    Payment of Obligations. Lessee will pay and discharge, and will cause each Significant Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like which if unpaid would by law give rise to a Lien not permitted by the Operative Documents), except where the same may be contested in good faith by appropriate proceedings or where the failure to pay such obligation or liability could not be reasonably expected to result in a Material Adverse Effect, and will maintain, and will cause each Significant Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

(f)    Inspection of Property, Books and Records. Lessee will keep proper books of record and account in accordance with generally accepted accounting principles; and will permit representatives designated in writing by the Administrative Agent or Lessor (and, upon a Default or Event of Default, any Rent Assignee), and subject to such limitations as Lessee may reasonably impose to insure safety or compliance with any applicable legal or contractual restrictions, to visit and inspect any of their respective properties (other than the Leased Property), to examine and make abstracts from any of their corporate books and financial records and to discuss their respective affairs, finances and accounts with their respective principal officers, all at such reasonable times during normal business hours, after reasonable prior notice; provided that, unless a Default or Event of Default shall be continuing, there shall be no more than two such inspections by the Administrative Agent and Lessor taken as a whole during any fiscal year.

(g)    Anti‑Corruption Laws and Sanctions. Lessee will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by Lessee, its Subsidiaries and their respective directors, officers and employees with Anti‑Corruption Laws and the Sanctions, if any, applicable to such Persons.

(h)    On-going KYC Obligation. Promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Participant for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.2.    Negative Covenants of Lessee.

(a)    Negative Pledge. Neither Lessee nor any Subsidiary will create, assume or suffer to exist any Lien on the Leased Property, other than Permitted Liens.

(b)    Consolidations, Mergers and Sales of Assets.

(i)    Lessee will not (A) consolidate or merge with or into any other Person or (B) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets to any other Person; provided that Lessee may merge or consolidate with another Person or sell all or substantially all of its assets to another Person if:

(1)    the Person surviving such merger or consolidation, or the Person that acquires substantially all of Lessee’s assets, is a business corporation incorporated under the laws of a State of the United States of America;

(2)    the Person surviving such merger or consolidation, if not Lessee, or the Person that acquires substantially all of Lessee’s assets, (i) executes and delivers to the Administrative Agent and each of the Participants an instrument in form reasonably satisfactory to the Administrative Agent pursuant to which such Person assumes all of Lessee’s obligations under the Operative Documents as theretofore amended or modified, including the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Advance made to Lessee pursuant to the Operative Documents, the full and punctual payment of all other amounts payable hereunder and the performance of all of the other covenants and agreements contained herein and (ii) if requested by the Required Participants, delivers an opinion of counsel reasonably satisfactory to the Required Participants (it being understood that an opinion delivered substantially in the form provided on the Document Closing Date shall be reasonably satisfactory), in each case after giving effect to such merger, consolidation or sale of assets, as the case may be;

(3)    immediately after giving effect to such merger, consolidation or sale of assets, no Event of Default shall have occurred and be continuing and the representations and warranties of Lessee contained in this Participation Agreement and each other Operative Document shall be true in all material respects (or, if qualified as to materiality, in all respects) as if made immediately after such merger, consolidation or sale of assets (except to the extent such representations and warranties specifically relate to an earlier date, in which case, such representations and warranties shall be true in all material respects (or, if qualified as to materiality, in all respects) as of such earlier date); and

(4)    the Guaranty remains in full force and effect and is reaffirmed by Guarantor.

(c)    Use of Proceeds. Lessee shall use each Advance hereunder exclusively for the purposes set forth herein and as described in the applicable Advance Request. Lessee will not request any Advance, and Lessee shall not use the proceeds of any Advance (i) to purchase or carry “margin stock” (as defined in the Margin Regulations) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of Margin Regulations, or (ii) directly or knowingly indirectly (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti‑Corruption Laws, or (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case, in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(d)    Transactions with Affiliates. Lessee will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any Investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate except on an arm’s‑length basis on terms no less favorable in any material respect to Lessee or such Subsidiary than could have been obtained from a third party who was not an Affiliate; provided that the foregoing provisions of this Section shall not prohibit (i) the declaration or payment of any lawful dividend or other payment ratably in respect of all of its capital stock of the relevant class, (ii) transactions entered into in the ordinary course of business with joint ventures in which Lessee has a direct or indirect interest to the extent Lessee has determined in its reasonable judgment that the business purpose achieved by such transactions renders the terms thereof reasonable or (iii) any payment under any tax sharing agreement entered into among Lessee, its parent and any of its parent’s Subsidiaries.

ARTICLE X
OTHER COVENANTS AND AGREEMENTS

Section 10.1.    Covenants of the Administrative Agent and the Participants. (a) Lessor Liens. Each of the Participants (severally and not jointly with any other Participants), the Administrative Agent and Lessor hereby agrees that so long as this Participation Agreement is in effect it:

(i)    will not create, incur, assume or suffer to exist any Lessor Lien attributable to it upon the Lease or the Leased Property (other than as contemplated by any of the Operative Documents); and

(ii)    will remove any Lessor Lien created or incurred by it and use its best efforts to remove any Lessor Lien attributable to it assumed or suffered to exist by it upon the Lease or the Leased Property (other than the Liens of the Security Instruments and such other Liens as are contemplated by any of the Operative Documents); provided, however, that any action taken pursuant to this clause (ii) shall not limit Lessee’s rights or remedies under any of the Operative Documents.

(b)    Rent Assignment Agreement. Lessor and each Participant hereby agrees that, so long as the Lease is in effect, Lessor shall not consent to or permit any amendment of the terms and provisions of the Rent Assignment Agreement or any Security Instrument, whether or not any Event of Default shall have occurred and be continuing, if any such amendment or action would have the effect of increasing the obligations of Lessee or decreasing the rights of Lessee, in each case without the prior written consent of Lessee except that without such consent, Lessor may waive performance by the Administrative Agent of obligations to Lessor, the non‑performance of which does not adversely affect Lessee.

(c)    Acceptance of Provisions of Lease. The Participants and the Administrative Agent hereby acknowledge and accept the provisions of Sections 15.2 and 20.1 of the Lease.

(d)    Depreciation. With respect to any taxable year or portion thereof, prior to the Expiration Date, no Participant shall claim any federal or state or local tax attributes or benefits (including depreciation) relating to the Leased Property or otherwise claim ownership of the Leased Property for federal, state or local tax purposes unless required to do so by an appropriate taxing authority or after a clearly applicable change in Applicable Laws or as a protective response to a proposed adjustment by a Governmental Authority; provided, however, that if an appropriate taxing authority shall require Lessor or any Participant to claim any such federal or state tax attributes or benefits or if it proposes to claim any such federal or state tax attributes or benefits as a protective response, such Person shall promptly notify Lessee thereof and shall permit Lessee to contest such requirement in a manner similar to the contest rights provided in, and subject to any applicable limitation to a contest contained in, Section 13.4(b).

(e)    Right of Set‑Off. Each of the Participants, Lessor and the Administrative Agent, in its individual capacity, and each of Lessee and Guarantor covenants as to itself, not jointly with any other Person, that it shall not exercise, or attempt to exercise, any right of setoff, banker’s lien, or the like, against any deposit account or property of Guarantor or Lessee, or any of its Affiliates held or maintained by such Person without the prior written consent of the Administrative Agent, which shall base its decision to grant such consent solely upon a determination, upon the advice of the Administrative Agent’s counsel, that such exercise shall not adversely affect the right of any other Participant to resort to any other right or remedy as a result of the application of state law relating to a Rent Assignee.

(f)    Release of Documents. The Administrative Agent hereby agrees that, upon a sale of the Leased Property pursuant to Section 20.1 of the Lease and payment of all amounts due and owing from Lessee under the Operative Documents or repayment in full of all Rent Assignment Contributions and Lessor Amount and all other amounts due and owing from Lessee under the Operative Documents to the Administrative Agent and the Participants, the Administrative Agent shall, at Lessee’s sole cost and expense execute and deliver to Lessee a bill of sale, release of any Security Instrument, and releases of all other Liens created by the Operative Documents, and termination statements for any financing statements relating to the Leased Property or any of the Collateral which are then of record naming the Administrative Agent as secured party or assignee thereof.

(g)    Release of Liens. The Administrative Agent hereby agrees with Lessee (so long as no Event of Default shall be continuing), the Rent Assignees and the Administrative Agent, except as otherwise expressly authorized or otherwise permitted under the Operative Documents, not to release the Lien of any of the Security Instruments on the Collateral.

(h)    Notice of Change; Lessor Confirmation Letter. Lessor shall notify Lessee if (i) Lessor determines that any facts or circumstances could reasonably be expected to cause Lessor to be deemed to be a “variable interest entity” pursuant to GAAP, or (ii) the SEC or the accounting firm which audits Lessor sends Lessor written notice that it has commenced any investigation or inquiry into whether Lessor is a “variable interest entity”, or (iii) Lessor has knowledge that the status of Lessor is being considered under Paragraph 7 of ASC 810. In the event that Lessor becomes a “variable interest entity” pursuant to GAAP, or is otherwise required to be consolidated with Lessee, Lessor shall provide such financial information as may be reasonably requested by Lessee in connection with the consolidation of Lessor in Lessee’s financial statements. Lessor shall annually, and upon the request of Lessee, and in any event not more than quarterly, provide to Lessee a letter of the same tenor as the Lessor Confirmation Letter. In the event Lessor shall be determined to be a “variable interest entity” under GAAP, then at Lessee’s option, Lessor shall, at Lessee’s expense, assign its interest in this Agreement, the other Operative Documents and the Leased Property to a successor lessor designated by Lessee for the Lessor Balance plus all other amounts owing to Lessor under the Operative Documents in accordance with Section 12.1(b).

(i)    Bond Documents. So long as no Event of Default is continuing under the Operative Documents and except as otherwise provided in the Operative Documents, the Participants shall not terminate the Authority Lease or the Bond Documents without the prior written consent of Lessee.

ARTICLE XI
RESERVED

ARTICLE XII
TRANSFERS OF PARTICIPANTS’ INTERESTS

Section 12.1.    Assignments

(a)    All or any part of the interest of any Rent Assignee in, to or under this Participation Agreement, the other Operative Documents or the Leased Property may be assigned or transferred by such Rent Assignee at any time to any Eligible Assignee; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all such rights and obligations under the Rent Assignment Agreement (if applicable to such Rent Assignee); (ii) unless both parties to the assignment are the Participants immediately prior to giving effect to the assignment, the amount of the Commitment of the assigning Rent Assignee being assigned pursuant to each such assignment shall not be less than $15,000,000.00 (or if less, the entire amount of such Participant’s Commitment) and shall be an integral multiple of $5,000,000.00 (or such Participant’s entire Commitment); (iii) each such assignment shall be to an Eligible Assignee; (iv) Lessor shall have received from the assignee/transferee or the assignor/transferor of a transfer fee in the amount of $1,000.00; (v) each assignee or transferee shall have complied, as of the date of the transfer, with the delivery requirements of Section 12.3(a); (vi) if the assignment occurs prior to the end of the Commitment Period, the assignor shall concurrently assign to the assignee that percentage of its Commitment set forth in Schedule II hereto; (vii) each assignee or transferee shall (A) acknowledge in writing, addressed and delivered to each of the parties to this Participation Agreement, that the obligations to be performed by the assignor or transferor from and after the date of such transfer or assignment under this Participation Agreement and all other Operative Documents are its obligations, including the obligations imposed by this Section 12.1(a), and (B) represent and warrant to Lessor, Guarantor, the Administrative Agent, each other Participant and Lessee in writing each of the representations and warranties as set forth in Section 8.1 and that it has the requisite power and authority to accept such assignment or transfer and engage in the Overall Transaction; (viii) the transferor and transferee Rent Assignee shall deliver to Lessee, Guarantor the Administrative Agent and Lessor an Assignment Agreement, in substantially the form of Exhibit E, each executed by the assignee or transferee; and (ix) to the extent required in the definition of “Eligible Assignee”, Lessee shall have provided its written consent (not to be unreasonably withheld or delayed) which consent shall not be required during the existence of a Default or Event of Default.

Any transfer or assignment made in violation of the above requirements shall not be effective against the other parties to this Participation Agreement until such requirements are satisfied.

(b)    All of the interests of Lessor in, to or under this Participation Agreement, the other Operative Documents, the Leased Property or the other Collateral may be assigned or transferred by Lessor at any time to any Eligible Assignee; provided, however, that (i) Lessor shall give notice of such assignment and the name of the assignee to Lessee; (ii) the assignee or transferee shall have complied, as of the date of the transfer, with the delivery requirements of Section 12.3(a); (iii) the assignee or transferee shall (A) acknowledge in writing, addressed and delivered to each of the parties to this Participation Agreement, that the obligations to be performed by the assignor or transferor from and after the date of such transfer or assignment under this Participation Agreement and all other Operative Documents are its obligations, including the obligations imposed by this Section 12.1(b), and (B) represent and warrant to Lessor, Guarantor, the Administrative Agent and Lessee in writing each of the representations and warranties as set forth in Section 8.1 and that it has the requisite power and authority to accept such assignment or transfer and to engage in the Overall Transaction; (iv) the transferor and transferee shall deliver to Lessee, Guarantor, the Administrative Agent and Lessor an Assignment Agreement, in substantially the form of Exhibit E, each executed by the assignee or transferee); and (v) to the extent required in the definition of “Eligible Assignee”, Lessee shall have provided its written consent (not to be unreasonably withheld or delayed) which consent shall not be required during the existence of an Event of Default; provided, further, that no such assignment shall be made if so long as no Event of Default exists, (1) in the reasonable opinion of Lessee, such assignment would cause Lessee to be required to cease reporting the Lease as an operating lease in Lessee’s financial statements and (2) Lessee provides Lessor written notice of such determination within thirty (30) days of Lessee’s receipt of the notice described in clause (i) above. If Lessee has objected to a proposed assignee for the reason set forth in clause (1) above (which shall be the only reason Lessee can object to a proposed assignee), Lessor may re‑submit notice of such proposed assignee to Lessee at a later date and the reasonableness of Lessee’s opinion in clause (1) shall be determined as of such later date. Additionally, in the event Lessee objects in writing to the proposed assignee for the reason set forth in clause (1) above (which shall be the only reason Lessee can object to a proposed assignee) within five (5) days of receipt of the notice described in clause (i) above, Lessee shall have thirty (30) days from the date of receipt of such notice to find a replacement assignee and if no such replacement assignee is found within such thirty (30) day period, Lessor may assign all of its rights, obligations and interest in, to and under the Lease, the other Operative Documents, and the Leased Property as contemplated above to such assignee identified in such notice delivered to Lessee.

Any transfer or assignment made in violation of the above requirements shall not be effective against the other parties to this Participation Agreement until such requirements are satisfied.

The Administrative Agent shall maintain a register for the recordation of the names and addresses of the Participants that own interests in, to or under this Participation Agreement, the other Operative Documents, the Leased Property or the other Collateral, and the Commitments of, and Advances and any other amounts treated as principal or interest for United States federal income tax purposes owing to each Participant pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Lessee, the Administrative Agent and the Participants shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Participant hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Lessee and any Participant, at any reasonable time and from time to time upon reasonable prior notice. No transfer or assignment shall be effective until recorded in the Register.

Section 12.2.    Participations. Notwithstanding Section 12.1, any Participant may at any time sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a “Sub‑Participant”) participating interests in all or a portion of its rights and obligations under this Participation Agreement or the other Operative Documents and the Collateral (including, without limitation, all or portion of the Rent owing to it) without the prior consent of Lessee or the Administrative Agent; provided, however, that:

(a)    no participation contemplated in this Section 12.2 shall relieve such Participant from its obligations hereunder or under any other Operative Document;

(b)    such Participant shall remain solely responsible for the performance of its Commitment and such other obligations hereunder and under any Operative Documents;

(c)    Lessee, Lessor and the Administrative Agent shall continue to deal solely and directly with such Participant in connection with such Participant’s rights and obligations under this Participation Agreement and each of the other Operative Documents; and

(d)    each Participant that sells a sub-participation shall, acting solely for this purpose as a non-fiduciary agent of the Lessee, maintain a register on which it enters the name and address of each Sub-Participant and information relating to the interests of each Sub-Participant (including information relating to any amounts treated as principal or interest for United States federal income tax purposes) (the “Participant Register”); provided that no Participant shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Sub-Participant or any information relating to a Sub-Participant’s interests) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Participant shall treat each Person whose name is recorded in the Participant Register as the owner of such Participation for all purposes of this Participation Agreement notwithstanding any notice to the contrary.

Section 12.3.    Withholding Taxes; Disclosure of Information; Pledge Under Regulation A. (a) If any Participant, or any assignee or Sub‑Participant from such Participant in any Lessor Amount (each such Participant, assignee or Sub-Participant, a “Recipient”) is a U.S. Person, then such Recipient shall (i) furnish to Lessor, the Administrative Agent and Lessee in duplicate, for each taxable year of Recipient during the Term, a properly completed and executed Internal Revenue Service Form W‑9 and any additional form (or such other form) as is necessary to claim complete exemption from United States withholding taxes on all payments hereunder, and (ii) provide to Lessor, the Administrative Agent, Guarantor and Lessee a new Internal Revenue Service Form W‑9 and any such additional form (or other such form) upon the expiration or obsolescence of any previously delivered form in accordance with applicable United States laws and regulations duly executed and completed by Lessor or Recipient, as the case may be.

(b)    If any Recipient is not a U.S. Person, then the Recipient shall (i) furnish to Lessor, the Administrative Agent, Guarantor and Lessee in duplicate, for each taxable year of Recipient during the Term, a properly completed and executed Internal Revenue Service Form W‑8 ECI, Internal Revenue Service Form W‑8 BEN-E or Internal Revenue Service Form W‑8 IMY, as applicable, together with any necessary attachments, and any additional form (or such other form) as is necessary to benefit from complete exemption from United States withholding taxes on all payments hereunder, (ii) provide to Lessor, the Administrative Agent, Guarantor and Lessee a new Internal Revenue Service Form W‑8 ECI, Internal Revenue Service Form W‑8 BEN-E or Internal Revenue Service Form W‑8 IMY, as applicable, together with any necessary attachments, and any such additional form (or such other form) upon the expiration or obsolescence of any previously delivered form duly executed and completed by such Recipient, and (iii) comply at all times with all applicable United States laws and regulations and all provisions of any applicable tax treaty with regard to such withholding tax exemption.

(c)    If any payment made to a Recipient under any Operative Document would be subject to United States federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Lessee and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lessee or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Lessee and Administrative Agent to comply with their respective obligations, if any, under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(d)    By its acceptance of an assignment of or participation in the interests, in whole or in part, under this Participation Agreement or any other Project Agreement, each Recipient shall be deemed bound by the provisions set forth in this Article XII and to represent on the date it becomes a Recipient, that it is entitled to complete exemption from United States withholding taxes on all payments hereunder.

(e)    Subject to Section 15.14 hereof, the Administrative Agent or any Participant may, in connection with any assignment, participation or proposed assignment or participation permitted pursuant to this Article XII, disclose to the Recipient or proposed Recipient any information relating to Lessee.

(f)    Anything in this Article XII to the contrary notwithstanding, any Participant may, without the consent of Lessee, assign and pledge all or any portion of its interest in the Rent Assignment Contributions, this Participation Agreement or any other Project Agreement to any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board.

ARTICLE XIII
INDEMNIFICATION

Section 13.1.    Indemnification.

(a)    General Indemnification.

(i)    Prior to the Base Term Commencement Date and without limitation on the rights of any Indemnitee under any other indemnification set forth in this Article XIII:

(A)    Lessee shall pay and assume liability for, and does hereby agree whether or not any of the transactions contemplated hereby shall be consummated, to indemnify, protect, defend, save and keep harmless Lessor from and against any and all Claims that may be imposed on, incurred by or asserted against Lessor (whether because of action or omission by Lessor), whether or not such Claim is covered by any other indemnification under this Article XIII or Lessor shall also be indemnified as to any such Claim by any other Person, whenever such Claim arises or accrues, including whether or not such Claim arises or accrues at any time prior to or after the Document Closing Date or the Expiration Date, and which in all cases shall include any Claim for which Lessor has an obligation to indemnify any Person (including, but not limited to, any Person to which Lessor sells participating interests in its rights and obligations under this Participation Agreement or the Operative Documents pursuant to Section 12.2), or for which Lessor otherwise has liability, under Section 13.1(a)(i)(B) below, and

(B)    Lessor shall pay and assume liability for, and does hereby agree to indemnify, protect, defend, save and keep harmless each Participant Indemnitee from and against any and all Claims that may be imposed on, incurred by or asserted against any such Participant Indemnitee (whether because of action or omission by such Participant Indemnitee), whether or not such Claim is covered by any other indemnification under this Article XIII or such Participant Indemnitee shall also be indemnified as to any such Claim by any other Person but in each case only to the extent Lessor has been indemnified by Lessee for such claim pursuant to clause (A) above, and

(ii)    Commencing upon the Base Term Commencement Date and without limitation on the rights of any Indemnitee under any other indemnification set forth in this Article XIII, whether or not any of the transactions contemplated hereby shall be consummated, Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect, defend, save and keep harmless each General Indemnitee from and against any and all Claims that may be imposed on, incurred by or asserted against such General Indemnitee (whether because of action or omission by such General Indemnitee), whether or not such Claim is covered by any other indemnification under this Article XIII or such General Indemnitee shall also be indemnified as to any such Claim by any other Person, and whether or not such Claim arises or accrues after the Expiration Date, in each case under this Section 13.1(a), arising out of or in any way relating to:

(1)    any of the Operative Documents, any of the transactions contemplated thereby or any investigation, litigation or proceeding in connection therewith, and any amendment, modification or waiver in respect thereof;

(2)    any Project Agreement, the Leased Property, or any part thereof or interest therein;

(3)    the purchase, manufacturing, mortgaging, design, construction, preparation, installation, inspection, delivery, non‑delivery, acceptance, rejection, purchase, ownership, possession, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition or substitution, storage, transfer of title, redelivery, use, financing, refinancing, operation, condition, sale (including, without limitation, any sale or other transfer pursuant to Sections 15.1 or 16.2 or any sale or transfer pursuant to Articles XVIII, XX or XXI of the Lease), return or other disposition of all or any part of any interest in the Leased Property or the Site or the imposition of any Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien) thereon, including, without limitation: (i) Claims or penalties arising under each General Construction Agreement or any other agreements or obligations relating to the Construction, the Site Obligations or from any violation of law or in tort (strict liability or otherwise) by Lessee, Guarantor, the Administrative Agent, Lessor, any Participant or any other Person or with respect to the use, operation or maintenance of the Leased Property or the Site, (ii) loss of or damage to the environment (including, without limitation, investigation costs, cleanup costs, response costs, remediation and removal costs, costs of corrective action, costs of financial assurance, and all other damages, costs, fees and expenses, fines and penalties, including natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigating action required by or under any Environmental Laws, (iii) any Claim resulting from or related to latent or other defects in the Leased Property, whether or not discoverable, (iv) any Claims resulting from the existence or Release of any Hazardous Substance at or from the Leased Property or the Site, (v) any Claim resulting from or related to the purchase, acquisition, lease or transfer of the Leased Property, the Site Obligations, including the Construction, or arising from or relating to the Ground Lease, the Ground Sublease or the Authority Lease, (vi) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to the Leased Property or the Site, (vii) the making of any Modifications in violation of any standards imposed by any insurance policies required to be maintained by Lessee pursuant to the Lease which are in effect at any time with respect to the Leased Property or the Site or any part thereof, or (viii) any Claim for patent, trademark or copyright infringement;

(4)    the offer, issuance, sale, transfer or delivery of the Rent Assignment Interest or Lessor Amount in accordance with the terms of this Participation Agreement;

(5)    the breach or alleged breach by either Guarantor or Lessee of any representation or warranty made by it or deemed made by it in any Operative Document or any certificate delivered by it;

(6)    assuming that no Participant uses “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with its Advances hereunder and/or performing its obligations under the Operative Documents, the transactions contemplated hereby or by any other Operative Document, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA and any prohibited transaction described in Section 4975(c) of the Code;

(7)    the retaining or employment of any broker, finder or financial advisor by Lessee to act on its behalf in connection with this Participation Agreement; or

(8)    any other agreement entered into or assumed by Lessee or its Affiliate in connection with the Leased Property (including, in connection with each of the matters described in this Section 13.1 to which this indemnity shall apply, matters based on or arising from the negligence of any Participant Indemnitee or any General Indemnitee).

It is expressly understood and agreed that the indemnities provided for herein shall survive the expiration or termination of and shall be separate and independent from any remedy under the Lease or any other Operative Document.

(b)    Exclusions from Indemnities. Notwithstanding the foregoing provisions of this Article XIII, Lessee shall not be obligated to indemnify a General Indemnitee under Section 13.1 and Lessor shall not be required to indemnify a Participant Indemnitee under Section 13.1(a)(i)(B) for any Claim to the extent that such Claim is attributable to: (i) the gross negligence or willful misconduct of such Indemnitee; (ii) the breach by such Indemnitee of its representations and warranties in Section 8.1 or 8.4, as the case may be, or the breach by such Indemnitee of its covenants as set forth in this Participation Agreement or in any other Operative Document to which such Indemnitee is a party; (iii) any Claim resulting from the imposition of any Lessor Lien which such Indemnitee is responsible for discharging under the Operative Documents; (iv) any Claim arising prior to the Base Term Commencement Date for which the indemnities at Section 13.1(a)(i) applies and to the extent such claim arises solely from a Nonrelated Project Event (other than claims or amounts relating to environmental conditions existing on the Document Closing Date or claims or amounts relating to a Full Recourse Event); (v) any Claim for the recovery of Project Costs to the extent such Claim arises solely as a result of any Event of Default prior to the Base Term Commencement Date, the recovery of such Project Costs to be governed by Article V of the Construction Agency Agreement; provided, however, that nothing in the foregoing clauses (i) through (iii) and, in the case of clause (y) below, clause (iv) shall be deemed to exclude or limit any (x) Claim that Lessor or any Participant Indemnitee may have under any Operative Document or Applicable Laws for damages from Lessee or Guarantor for breach by Lessee or Guarantor of its representations or warranties made or deemed made by it in any Operative Document or (y) any remedy under or right to damages pursuant to Article XVI of the Lease or Article V of the Construction Agency Agreement. Notwithstanding the foregoing, Construction Agent’s indemnification obligations under Article XIII to the extent but only to the extent relating to amounts due and owing regarding completion of construction of the Facility (other than third party liability claims or claims or amounts relating to environmental conditions existing on the Document Closing

Date or claims or amounts relating to a Full Recourse Event) are limited to the Recourse Amount. Additionally, this Section 13.1 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax Claim.

Section 13.2.    Nonconformance. If (a) Lessee elects the Sale Option, an Event of Default is continuing, or Lessee returns the Leased Property to Lessor or the Administrative Agent and (b) after paying to Lessor, for the benefit of the Participants, any amounts then due under the Operative Documents (including the Sale Option Recourse Amount), the Lease Balance shall not have been reduced to zero, then Lessee shall promptly pay on the earlier of Expiration Date or the date which is thirty (30) days following the delivery of the appraisal described below, an amount (the “Nonconformance Amount”) not to exceed the shortfall which such appraisal indicates is the result of extraordinary wear and tear to or excessive usage of the Leased Property, whether or not permitted under the Lease. For purposes of making the determination provided for in this Section 13.2, Lessor shall cause to be delivered to the Administrative Agent and Lessee within twenty (20) days of the occurrence of the event described in the first sentence of this Section 13.2 but in any event not less than ten (10) Business Days prior to the consummation of a sale of the Leased Property, at Lessee’s sole cost and expense, a report from an appraiser selected by the Required Participants and reasonably approved by Lessee, in form and substance satisfactory to the Required Participants and using approved methods satisfactory to the Required Participants, concerning the extent to which the fact that the actual Fair Market Value of the Leased Property as of the date of determination is less than the Fair Market Value anticipated for such date in the Appraisal is due to any of the factors enumerated in the preceding sentence hereof. Any Nonconformance Amounts payable by Lessee shall be distributed in accordance with Section 5.3(d).

Section 13.3.    Proceedings in Respect of Claims. With respect to any amount that Lessee is requested by an Indemnitee to pay by reason of Section 13.1 or 13.2, such Indemnitee shall, if so requested by Lessee and prior to any payment, submit such additional information to Lessee as Lessee may reasonably request and which is in the possession of such Indemnitee to substantiate properly the requested payment.

In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall, within a reasonable period, notify Lessee of the commencement thereof provided that failure to notify Lessee shall not alter such Indemnitee’s rights under this Section 13.3, except to the extent such failure precludes or materially impairs Lessee’s ability to conduct a defense, and Lessee shall be entitled, at its expense, to participate in, and, to the extent that Lessee desires to, assume and control the defense thereof through its own counsel, which shall be subject to the reasonable approval of the Required Participants, on behalf of the Indemnitee; provided, however, that Lessee shall have acknowledged in writing its obligation to fully indemnify such Indemnitee in respect of such action, suit or proceeding and, at the request of the Indemnitee, provide an indemnity reasonably satisfactory to the Indemnitee, and, Lessee shall keep such Indemnitee fully appraised of the status of such action, suit or proceeding and shall provide such Indemnitee with all information with respect to such action, suit or proceeding as such Indemnitee shall reasonably request. Lessee must indicate its election to assume such defense by written notice to the Indemnitee within ninety (90) days following receipt of Indemnitee’s notice of the Claim, or in the case of a third party claim which requires a shorter time for response then within such shorter period as specified in the Indemnitee’s notice of Claim; provided that such Indemnitee has given Lessee notice thereof. Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, (A) in the reasonable opinion of such Indemnitee, (x) such action, suit or proceeding involves any risk of imposition of criminal liability or any material risk of imposition of material civil liability on such Indemnitee or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on the Leased Property unless, in the case of civil liability, Lessee shall have posted a bond or other security reasonably satisfactory to the relevant Indemnitees in respect to such risk or (y) the control of such action, suit or proceeding would involve an actual or potential conflict of interest, (B) such proceeding involves Claims not fully indemnified by Lessee which Lessee and the Indemnitee have been unable to sever from the indemnified Claim(s), or (C) an Event of Default is continuing. The Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by Lessee in accordance with the foregoing. Lessee shall not enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1 or 13.2, as applicable, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed in the case of a money settlement not involving an admission of liability of such Indemnitee.

The party controlling the defense shall consult in good faith with the other party and its counsel with respect to the defense and shall keep the non‑controlling party reasonably informed as to the progress of the defense. Each Indemnitee shall supply Lessee with such information and documents reasonably requested by Lessee as are necessary or advisable for Lessee to participate in any action, suit or proceeding to the extent permitted by Section 13.1 or 13.2, as applicable, and Lessee and/or Guarantor shall reimburse the Indemnitee for the reasonable out‑of‑pocket expenses of supplying such information and documents. Except during the continuance of an Event of Default where Lessee or Guarantor shall have failed to provide indemnity, in form, substance and in such amount reasonably satisfactory to each Indemnitee, no Indemnitee shall enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1 or 13.2, as applicable, without the prior written consent of Lessee, which consent shall not be unreasonably withheld, unless such Indemnitee waives its right to be indemnified under Section 13.1 or 13.2, as applicable, with respect to such Claim, does not admit any criminal liability or civil liability on behalf of Lessee in connection with such Claim, and uses reasonable efforts to advise Lessee on the status of proceedings from time to time during the pendency of such Claim.

Upon payment in full of any Claim by Lessee pursuant to Section 13.1 or 13.2, as applicable, to or on behalf of an Indemnitee, Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be necessary to preserve any such claims and otherwise cooperate with Lessee and give such further assurances as are necessary or advisable to enable Lessee vigorously to pursue such claims.

Any amount payable to an Indemnitee pursuant to Section 13.1 or 13.2 shall be paid to such Indemnitee promptly, but in no event no later than thirty (30) days, after receipt of a written demand therefor from such Indemnitee, accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable; provided that the foregoing shall not limit any obligation of Lessee to indemnify an Indemnitee for costs and expenses incurred by such Indemnitee in contesting such Claim in accordance with the terms herein.

Section 13.4.    General Tax Indemnity.

(a)    Indemnification.

(i)    Prior to the Base Term Commencement Date and without limitation on the rights of any Tax Indemnitee under Sections 13.1 and 13.2 hereof, (x) Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect and defend the Leased Property and Lessor, and hold the Leased Property and Lessor harmless against, all Impositions on an After Tax Basis and which in all cases shall include all Impositions on an After Tax Basis for which Lessor has an obligation to indemnify any Person (including, but not limited to, any Person which Lessor sells participating interests in its rights and obligations under this Participation Agreement or the Operative Documents pursuant to Section 12.2) or for which Lessor otherwise has liability under clause (y) below and (y) Lessor shall pay and assume liability for, and does hereby agree to indemnify, protect and defend the Leased Property and all other Tax Indemnitees, and hold it and them harmless against (for and against which obligations of Lessor Lessee agrees to indemnify, protect and defend Lessor), all Impositions on an After Tax Basis, but only to the extent Lessor was indemnified by Lessee for such Impositions pursuant to clause (x) above.

(ii)    Commencing upon the Base Term Commencement Date and without limitation on the rights of any Tax Indemnitee under any other indemnification provision of this Article XIII, and the immediately preceding sentence, Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect and defend the Leased Property and all Tax Indemnitees, and hold it and them harmless against, all Impositions on an After Tax Basis.

(b)    Contests. If any claim shall be made against any Tax Indemnitee or if any proceeding shall be commenced against any Tax Indemnitee (including a written notice of such proceeding) for any Imposition as to which Lessee may have an indemnity obligation pursuant to this Section 13.4, or if any Tax Indemnitee shall determine that any Imposition for which Lessee may have an indemnity obligation pursuant to this Section 13.4 may be payable, such Tax Indemnitee shall promptly (and in any event, within twenty (20) days) notify Lessee in writing (provided that failure to so notify Lessee within twenty (20) days shall not alter such Tax Indemnitee’s rights under this Section 13.4, except to the extent such failure precludes or materially adversely affects the ability to conduct a contest of any indemnified Taxes) and shall not take any action with respect to such claim, proceeding or Imposition without the written consent of Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for thirty (30) days after the receipt of such notice by Lessee; provided, however, that in the case of any such claim or proceeding, if such Tax Indemnitee shall be required by law or regulation to take action prior to the end of such thirty (30) day period, such Tax Indemnitee shall in such notice to Lessee, so inform Lessee, and such Tax

Indemnitee shall not take any action with respect to such claim, proceeding or Imposition without the consent of Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for ten (10) days after the receipt of such notice by Lessee, unless the Tax Indemnitee shall be required by law or regulation to take action prior to the end of such ten (10) day period.

Lessee shall be entitled for a period of thirty (30) days from receipt of such notice from the Tax Indemnitee (or such shorter period as the Tax Indemnitee has notified Lessee is required by law or regulation for the Tax Indemnitee to commence such contest), to request in writing that such Tax Indemnitee contest the imposition of such Tax, at Lessee’s expense. If (x) such contest can be pursued in the name of Lessee and independently from any other proceeding involving a Tax liability of such Tax Indemnitee for which Lessee has not agreed to indemnify such Tax Indemnitee, (y) such contest must be pursued in the name of the Tax Indemnitee, but can be pursued independently from any other proceeding involving a Tax liability of such Tax Indemnitee for which Lessee has not agreed to indemnify such Tax Indemnitee or (z) the Tax Indemnitee so requests, then Lessee shall be permitted to control the contest of such claim; provided that in the case of a contest described in any of clause (x), (y) or (z) if the Tax Indemnitee determines in good faith that such contest by Lessee could have a material adverse impact on the business or operations of the Tax Indemnitee and provides a written explanation to Lessee of such determination, the Tax Indemnitee may elect to control or reassert control of the contest, and provided, that by taking control of the contest, Lessee acknowledges that it is responsible for the Imposition ultimately determined to be due by reason of such claim, and provided, further, that in determining the application of clauses (x) and (y) of the preceding sentence, each Tax Indemnitee shall take any and all reasonable steps to segregate claims for any Taxes for which Lessee indemnifies hereunder from Taxes for which Lessee is not obligated to indemnify hereunder, so that Lessee can control the contest of the former. In all other claims requested to be contested by Lessee, the Tax Indemnitee shall control the contest of such claim, acting through counsel reasonably acceptable to Lessee. In no event shall Lessee be permitted to contest (or the Tax Indemnitee required to contest) any claim, (A) if such Tax Indemnitee provides Lessee with a legal opinion of independent counsel that such action, suit or proceeding involves a risk of imposition of criminal liability or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on the Leased Property or any part of any thereof unless Lessee shall have posted and maintained a bond or other security reasonably satisfactory to the relevant Tax Indemnitee in respect to such risk, (B) if an Event of Default is continuing, unless Lessee shall have posted and maintained a bond or other security reasonably satisfactory to the relevant Tax Indemnitee in respect of the Taxes subject to such claim and any and all expenses for which Lessee is responsible hereunder reasonably foreseeable in connection with the contest of such claim, (C) unless Lessee shall have agreed to pay and shall pay (provided, that prior to the Base Term Commencement Date and pursuant to the terms and conditions in this Participation Agreement relating to Advances, Lessee shall request an Advance the proceeds of which shall be used to pay) to such Tax Indemnitee on demand all reasonable out‑of‑pocket costs, losses and expenses that such Tax Indemnitee may incur in connection with contesting such Imposition, including all reasonable legal, accounting and investigatory fees and disbursements as well as the Impositions which are the subject of such claim to the extent the contest is unsuccessful, or (D) if such contest shall involve the payment of the Tax prior to the contest, unless Lessee shall provide to the Tax Indemnitee an interest‑free advance in an amount equal to the Imposition that the Indemnitee is required to pay (with no additional net after‑tax costs (including Taxes) to such

Tax Indemnitee). In addition for Tax Indemnitee controlled contests and claims contested in the name of the Tax Indemnitee in a public forum, no contest shall be required: (A) unless the amount of the potential indemnity (taking into account all similar or logically related claims that have been or could be raised in any audit involving such Tax Indemnitee for which Lessee may be liable to pay an indemnity under this Section 13.4(b)) exceeds $50,000 and (B) unless, if requested by the Tax Indemnitee, Lessee shall have provided to the Tax Indemnitee an opinion of counsel selected by Lessee (which may be in‑house counsel, except, in the case of income taxes indemnified hereunder, which opinion shall be that of independent tax counsel selected by the Tax Indemnitee and reasonably acceptable to Lessee) that a reasonable basis exists to contest such claim. In no event shall a Tax Indemnitee be required to appeal an adverse judicial determination to the United States Supreme Court.

The party conducting the contest shall consult in good faith with the other party and its counsel with respect to the contest of such claim for Taxes (or claim for refund) but the decisions regarding what actions to be taken shall be made by the controlling party in its sole judgment; provided, however, that if the Tax Indemnitee is the controlling party and Lessee recommends the acceptance of a settlement offer made by the relevant Governmental Authority and such Tax Indemnitee rejects such settlement offer then the amount for which Lessee will be required to indemnify such Tax Indemnitee with respect to the Taxes subject to such offer shall not exceed the amount which it would have owed if such settlement offer had been accepted. In addition, the controlling party shall keep the non‑controlling party reasonably informed as to the progress of the contest, and shall provide the non‑controlling party with a copy of (or appropriate excerpts from) any reports or claims issued by the relevant auditing agents or taxing authority to the controlling party thereof, in connection with such claim or the contest thereof.

Each Tax Indemnitee shall supply Lessee with such information and documents reasonably requested by Lessee as are necessary or advisable for Lessee to participate in any action, suit or proceeding to the extent permitted by this Section 13.4(b), and Lessee shall promptly reimburse such Indemnitee for the reasonable out‑of‑pocket expenses of supplying such information and documents. Except during the continuation of an Event of Default where Lessee and/or Guarantor shall have failed to provide indemnity and, if requested by a Tax Indemnitee, collateral security, both in form, substance and in such amounts reasonably satisfactory to each Tax Indemnitee, no Tax Indemnitee shall enter into any settlement or other compromise or fail to appeal an adverse ruling with respect to any claim which is entitled to be indemnified under this Section 13.4 (and with respect to which contest is required under this Section 13.4(b)) without the prior written consent of Lessee, unless such Tax Indemnitee waives its right to be indemnified under this Section 13.4 with respect to such claim.

Notwithstanding anything contained herein to the contrary, a Tax Indemnitee will not be required to contest (and Lessee shall not be permitted to contest) a claim with respect to the imposition of any Tax if (i) such Tax Indemnitee shall waive its right to indemnification under this Section 13.4 with respect to such claim (and any claim with respect to such year or any other taxable year, the contest of which is materially adversely affected as a result of such waiver) or (ii) such Tax is the sole result of a claim of a continuing and consistent nature, which claim has previously been resolved against the relevant Tax Indemnitee (unless a change in law or facts has occurred since such prior adverse resolution and Lessee provides an opinion of independent tax counsel to the effect it is more likely than not that such change in law or facts will result in a favorable resolution of the claim at issue).

(c)    Payments. (i) To, or for the Account of, a Tax Indemnitee. Any Imposition indemnifiable under this Section 13.4 shall be paid directly when due to the applicable taxing authority if direct payment is practicable and permitted. If direct payment to the applicable taxing authority is not permitted or is otherwise not made, any amount payable to a Tax Indemnitee pursuant to this Section 13.4 shall be paid within thirty (30) days after receipt of a written demand therefor from such Tax Indemnitee, accompanied by a written statement describing in reasonable detail the amount so payable, but not before two (2) Business Days prior to the date that the relevant Taxes are due. Any payments made pursuant to this Section 13.4 shall be made directly to the Tax Indemnitee entitled thereto in immediately available funds at such bank or to such account as specified by the Tax Indemnitee in written directions to Lessee, or, if no such direction shall have been given, by check of Lessee payable to the order of the Tax Indemnitee by certified mail, postage prepaid at its address as set forth in this Participation Agreement. Upon the request of any Tax Indemnitee with respect to a Tax that Lessee is required to pay, Lessee shall furnish to such Tax Indemnitee the original or a certified copy of a receipt for Lessee’s payment of such Tax or such other evidence of payment as is reasonably acceptable to such Tax Indemnitee.

(ii)    To Lessee. (x) If any Tax Indemnitee actually shall realize a Tax benefit (whether by way of deduction, or use of a credit) with respect to a Tax not indemnifiable hereunder which, in the Tax Indemnitee’s reasonable determination, would not have been realized but for any Tax with respect to which Lessee has reimbursed or indemnified such Tax Indemnitee pursuant to the Operative Documents, which benefit was not previously taken into account in determining the amount of Lessee’s payment to such Tax Indemnitee, such Tax Indemnitee shall pay to Lessee an amount equal to the amount of such Tax benefit, increased by any actual Tax savings realized by such Tax Indemnitee and net of any additional Taxes and any expenses related to obtaining the Tax benefit actually borne by such Tax Indemnitee as a result of such payment (a “Grossed‑Up Basis”); provided, however, that as long as an Event of Default is continuing any such amounts may be applied against any amounts due and owing by Lessee under the Lease; provided further, however, that no Tax Indemnitee shall be required to pay to Lessee any Tax benefit to the extent such payment would be greater than the amount of such Taxes in respect of which the reimbursement or indemnification was paid by Lessee, reduced by all prior payments by such Tax Indemnitee under this Section 13.4(c)(ii)(x) in respect of such amount; any payment to Lessee which is so limited shall, to the extent of such unpaid excess, be carried over and shall be available to offset any future obligations of Lessee under this Section 13.4. If such repaid Tax benefit is thereafter lost, the additional Tax payable shall be treated as a Tax indemnifiable hereunder without regard to the exclusions set forth in clauses (i) through (xi) of the definition of Impositions.

(y)    Upon receipt by a Tax Indemnitee of a refund or the benefit of a credit which in the Tax Indemnitee’s reasonable determination was derived all or in part from any Taxes paid or indemnified against by Lessee, which refund or credit was not previously taken into account in determining the amount of Lessee’s payment to such Tax Indemnitee, such Tax Indemnitee shall pay to Lessee, on a Grossed‑Up Basis, an amount equal to the amount of such refund, plus any interest received by or credited to such Tax Indemnitee with respect to such refund; provided, however, that as long as an Event of Default is continuing any such amounts may be applied against any amounts due and owing by Lessee under the Lease; provided, further, however, that no Tax Indemnitee shall be required to pay to Lessee any refund or credit to the extent such refund or credit is greater than the amount of Taxes in respect of which payment or indemnification was made by Lessee, reduced by all prior payments by such Tax Indemnitee under this Section 13.4(c)(ii)(y) in respect of such amount. If such repaid refund or credit is thereafter lost, the additional Tax payable shall be treated as a Tax indemnifiable hereunder without regard to the exclusions set forth in clauses (i) through (x) of the definition of Impositions.

(d)    Reports. In the case of any report, return or statement required to be filed with respect to any Taxes that are subject to indemnification under this Section 13.4 and of which Lessee has knowledge, Lessee shall promptly notify the Tax Indemnitee of such requirement and, at Lessee’s expense (i) if Lessee is permitted (unless otherwise requested by the Tax Indemnitee) by Applicable Laws, timely file such report, return or statement in its own name or (ii) if such report, return or statement is required to be in the name of or filed by such Tax Indemnitee or the Tax Indemnitee otherwise requests that such report, return or statement be filed in the name of or by such Tax Indemnitee, Lessee shall prepare such report, return or statement for filing by such Tax Indemnitee in such manner as shall be satisfactory to such Tax Indemnitee and send the same to the Tax Indemnitee for filing no later than fifteen (15) days prior to the due date therefor. In any case in which the Tax Indemnitee will file any such report, return or statement, Lessee shall, upon written request of such Tax Indemnitee, provide such Tax Indemnitee with such information as is reasonably necessary to allow the Tax Indemnitee to file such report, return or statement.

(e)    Withholding Taxes. (i) Except as otherwise required by law, each payment to an Indemnitee under or contemplated by any Operative Document shall be free of Withholding Taxes (including any Withholding Taxes in respect of payments pursuant to this Section 13.4) and Lessee agrees to indemnify, protect, defend and hold harmless the Tax Indemnitees against all such Withholding Taxes. If any such withholding is so required, Lessee shall make the withholding and pay the amount withheld to the appropriate taxing authority before penalties attach thereto or interest accrues thereon. Lessee shall forthwith pay the relevant Tax Indemnitee an amount that, after making all required deductions (including deductions applicable to additional sums payable under this Section), equals the amount that would have been paid if such withholding had not been required. Notwithstanding the first sentence of this Section 13.4(e), Lessee shall not be required to make any additional payment to or on behalf of a Tax Indemnitee pursuant to this paragraph on account of:

(A)    Withholding Taxes while they are being contested in accordance with Section 13.4(b), so long as such Tax Indemnitee shall be receiving all payments required to be made to it without reduction for any such Withholding Taxes;

(B)    Withholding Taxes imposed on a transferee on the day of the transfer to the extent of the excess of such Withholding Taxes over the total amount of Withholding Taxes that would have been imposed on the transferor on the date of the transfer had there not been a transfer;

(C)    Withholding Taxes imposed on a Participant to the extent of the excess of such Withholding Taxes over the total amount of the Withholding Taxes that would have been imposed had such Participant not relocated its Applicable Funding Office after the date of this Agreement;

(D)    Withholding Taxes resulting from the gross negligence, willful misconduct, or fraud of the Tax Indemnitee or any of its Affiliates or the breach of the Operative Documents by the Tax Indemnitee including directing Lessor to engage in any activity not permitted under the Operative Documents;

(E)    Withholding Taxes imposed under the laws of any jurisdiction other than the United States or any state or local jurisdiction thereof, other than any jurisdiction where such Tax is imposed solely as a result of Lessee making a payment from such jurisdiction or the location or use of the Leased Property in such jurisdiction;

(F)    Withholding Taxes imposed pursuant to FATCA; and

(G)    Withholding Taxes attributable to any Recipient’s failure to comply with Section 12.3.

If Lessee pays any amount to a Tax Indemnitee with respect to Withholding Taxes required to be withheld by law but not subject to indemnity pursuant to this Section 13.4, such Tax Indemnitee shall reimburse Lessee within thirty (30) days of written demand therefor for the amount so paid by Lessee provided that if such Tax Indemnitee fails to reimburse Lessee within such thirty (30) days, such Tax Indemnitee shall thereafter be obligated to reimburse Lessee for such amount together with interest on such amount at the Overdue Rate from the date such reimbursement was due until the date it is paid.

(ii)    For purposes of this Section 13.4, it shall be assumed that the Lease constitutes a loan for United States federal income tax purposes (as is the parties’ intention).

(f)    Disclosure. The parties agree that any party to this Participation Agreement (and each employee, representative, or other agent of such party) may disclose the tax aspects of the transactions contemplated by this Participation Agreement and the structural aspects of these transactions as they relate to such tax aspects without limitation of any kind on such disclosure. Any party may provide any of the Operative Documents to the Internal Revenue Service and to any other relevant government tax authority.

Section 13.5.    After Tax Basis. If an Indemnitee shall not be entitled to a corresponding and equal deduction with respect to any payment or Tax which Lessee is required to pay or reimburse under any other provision of this Article XIII (each such payment or reimbursement under this Article XIII, an “Original Payment”) and which Original Payment constitutes income to such Indemnitee when accrued or received, then Lessee shall pay to, or for the account of, such Indemnitee on demand the amount of such Original Payment on an After Tax Basis.

Section 13.6.    Limitation on Indemnity. Lessor’s obligation to indemnify and hold harmless any Participant Indemnitee under Section 13.1(a)(i)(B) or Tax Indemnitee under Section 13.4(a)(i)(y), Indemnitee under Section 13.7 or other Person under Section 15.2:

(A)    is not an individual or personal obligation of Lessor, but solely its obligation in its capacity as Lessor, and nothing herein shall be construed as creating any liability on Lessor, individually or personally, to pay, indemnify or hold harmless any Participant Indemnitee or other Person under this Article XIII or Section 15.2;

(B)    is not an obligation binding on Lessor except to the extent of any payment received by Lessor pursuant to Section 13.1(a)(i)(A), Section 13.4(a)(i)(x) or Section 13.7(A) or Section 15.2(a), as applicable;

(C)    shall be paid and discharged solely and exclusively from amounts received by Lessor pursuant to Section 13.1(a)(i)(B), Section 13.4(a)(i)(y) or 13.7(B), and it is expressly agreed by each Participant Indemnitee that the sole recourse of each such Person for payment or discharge of the indemnification obligations created under Section 13.1(a)(i)(B), Section 13.4(a)(i)(y), Section 13.7(B) and Section 15.2(b) shall be to such amounts paid by Lessee pursuant to Section 13.1(a)(i)(A), Section 13.4(a)(i)(x), Section 13.7(A) or Section 15.2(a), as applicable; and

(D)    is the sole and exclusive right of each Indemnitee against Lessor, and any right to proceed against Lessor individually or otherwise under common law, federal or state securities laws or otherwise for indemnification or contribution in connection with the matters covered by Section 13.1(a) or Section 13.4, 13.7(B) or Section 15.2(b) is hereby expressly waived by each Indemnitee (other than claims that may be made against Lessor, individually or personally, for fraud, gross negligence or willful misconduct).

Except as otherwise set forth in this Section 13.6, nothing in this Article XIII is intended as or shall be construed as a limitation on the right of any Indemnitee to make indemnification, contribution or other claims of any kind against Lessee, to the extent that such claims otherwise may be made, with respect to any matter, including indemnification for Claims of the type referred to in Section 13.1(a).

To the extent that any payments made pursuant to Section 13.1(a)(i)(B), Section 13.4(a)(i)(y) or Section 13.7(B) are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by Lessor to a trustee, debtor in possession, receiver or other Person under any Debtor Relief Law, common law or equitable cause, then to such extent, the Indemnitee who received any such payments from Lessor (or any portion thereof) shall repay any such amounts to Lessor, or as may otherwise be directed by a court of competent jurisdiction.

The indemnification obligations of Lessor under Section 13.1(a)(i)(B) shall survive and be reinstated to the same extent, for the same period and in the same manner as the indemnification obligations of Lessee.

The right of any Participant Indemnitee or Tax Indemnitee to seek indemnification from Lessor under Section 13.1(a)(i)(B) or 13.4(a)(i)(y) is subject to and conditioned upon compliance by any such Indemnitee with the notice, cooperation, appointment of counsel, contest rights and other provisions in Sections 13.3 and 13.4(b), except that any reference in such Sections to Lessee shall be deemed to be a reference to Lessor.

Section 13.7.    Environmental Indemnity. Without limitation of the other provisions of this Article XIII, Lessee hereby agrees to indemnify, hold harmless and defend each Indemnitee, (except that prior to the Base Term Commencement Date (A) such indemnity shall be for the benefit of Lessor and which in all cases shall include any Environmental Claim for which Lessor has an obligation to indemnify any Person (including, but not limited to, any Person to which Lessor sells participating interests in its rights and obligations under this Participation Agreement or the Operative Documents pursuant to Section 12.2), or for which Lessor otherwise has liability, under this Section 13.7 and (B) Lessor shall indemnify each other Indemnitee but only to the extent Lessor was indemnified by Lessee for such Environmental Claim), in each case, from and against any and all Claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings (including informal proceedings) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable and documented costs and expenses incurred in connection therewith (including reasonable and documented attorneys’ and/or paralegals’ fees and expenses), including all costs incurred in connection with any investigation or monitoring of the condition of the Leased Property or any clean‑up, remedial, removal or restoration work required or conducted by any Governmental Authority or required by Environmental Laws (collectively, “Environmental Claims”), arising in whole or in part, out of:

(a)    the presence on, under or around the Leased Property or any portion thereof of any Hazardous Substance, or any Release of any Hazardous Substance on, under, from, onto or around the Leased Property or any portion thereof,

(b)    any activity, including, without limitation, construction (including construction of the Facility), carried on or undertaken on the Leased Property or any portion thereof or off the Leased Property, and whether by Lessee or any of its Affiliates or any predecessor in title or any employees, agents, sublessees, contractors or subcontractors of Lessee, any of its Affiliates or any predecessor in title, or any other Persons (including such Indemnitee), in connection with the investigation, handling, treatment, remediation, removal, storage, decontamination, clean‑up, transport or disposal of any Hazardous Substance that at any time has been or is Released, located or present on, under or around, or that at any time has or may migrate, flow, percolate, diffuse or in any way move onto or under the Leased Property or any portion thereof, or any activity that aggravates, contributes to or exacerbates existing environmental conditions or results in a violation of existing deed restrictions.

(c)    loss of or damage to any property or the environment arising from, or in any way related to, the Leased Property (including, without limitation, investigation costs, clean‑up costs, response costs, remediation, restoration and removal costs, cost of corrective action, costs of financial assurance, fines and penalties and natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigating action required by or under Environmental Laws, in each case arising from, or in any way related to, the Leased Property or the Overall Transaction or any portion thereof,

(d)    any claim concerning lack of compliance with Environmental Laws, or any act or omission causing an environmental condition that requires remediation or would allow any Governmental Authority to record a Lien against the Leased Property or any portion thereof, or

(e)    any residual contamination on or under any of the Leased Property, or affecting any natural resources, and any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Substance, in each case arising from, or in any way related to, the Leased Property or the Overall Transaction or any portion thereof, and irrespective of whether any of such activities were or will be undertaken in accordance with Applicable Laws.

Notwithstanding the foregoing provisions of this Section 13.7, Lessee shall not be obligated to indemnify an Indemnitee under this Section 13.7 for any Claim (i) to the extent that such Claim is attributable to the gross negligence or willful misconduct of such Indemnitee, (ii) to the extent attributable to acts occurring after the expiration or earlier termination of the Term or (iii) except with respect to any Claim relating to any environmental condition existing as of the Document Closing Date, arising prior to the Base Term Commencement Date and which results solely from a Nonrelated Project Event.

ARTICLE XIV
CONTINGENT LIBOR AND OTHER COSTS

Section 14.1.    LIBO Rate Lending Unlawful. If any Participant shall determine (which determination shall, upon notice thereof to Lessee and the Participants, be conclusive and binding on Lessee) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Participant to make available, continue or maintain any Rent Assignment Contribution or Lessor Amount that bears Yield based upon the LIBO Rate, as the case may be, the obligation of such Participant to make available, continue or maintain any such Rent Assignment Contribution or Lessor Amount, as the case may be, on a LIBO Rate basis shall, upon such determination, forthwith be suspended (unless such Participant determines in its sole discretion that it can continue to make any Rent Assignment Contribution or Lessor Amount based upon the LIBO Rate at one of its lending offices where such action would not be deemed unlawful) until such Participant shall notify Lessee and Lessor that the circumstances causing such suspension no longer exist and, to the extent required by any such introduction of or change in or in the interpretation of any law, all Rent Assignment Contributions and Lessor Amount, as the case may be, of such Participant shall automatically accrue Yield at the Alternate Base Rate either (a) on the last day of the then current Interest Period applicable to such Rent Assignment Contributions or Lessor Amount, as the case may be, if such Participant may lawfully continue to maintain and fund such Rent Assignment Contribution or Lessor Amount, or (b) immediately if such Participant shall determine that it may not lawfully continue to maintain and fund such Rent Assignment Contribution or Lessor Amount, as the case may be, to such day thereto or sooner, if required by such law or assertion.

Section 14.2.    Deposits Unavailable. If any Participant shall have determined that:

(a)    Dollar deposits in the relevant amount and for the relevant Interest Period are not available to such Participant in its relevant market; or

(b)    by reason of circumstances affecting such Participant’s relevant market, adequate means do not exist for ascertaining the LIBO Rate applicable to such Participant’s Rent Assignment Contributions or Lessor Amount,

then, upon notice from such Participant to Lessee and the other Participants, (i) the obligations of the Participants to make available Rent Assignment Contributions or Lessor Amount on a LIBO Rate basis, as the case may be, shall be suspended and (ii) each outstanding Rent Assignment Contribution and Lessor Amount, as the case may be, shall begin to accrue Yield at the Alternate Base Rate on the last day of the then current Interest Period applicable thereto.

Section 14.3.    Increased Costs, etc. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase‑in of any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority after the date hereof increases or would increase the cost other than in respect of Taxes, except for withholding taxes imposed as the result of any change in law, regulation or treaty first enacted, promulgated or signed after the Document Closing Date (and without limiting Lessee’s obligations pursuant to Sections 13.4, 13.5 or 14.6 hereof), to any Participant of, or reduces or would reduce the amount of any sum receivable by, such Participant in respect of making available, continuing or maintaining (or of its obligation to make available, continue or maintain) or prevents or would prevent any Participant from being legally entitled to a complete exemption from withholding as described in Section 12.3 with respect to, any Rent Assignment Contributions or Lessor Amount, as the case may be, then Lessee shall from time to time, within thirty (30) days of demand by such Participant together with the certificate referred to below (with a copy of such demand and certificate to the Administrative Agent), pay (provided, that prior to the Base Term Commencement Date and pursuant to the terms and conditions in this Participation Agreement relating to Advances, Lessee shall request an Advance the proceeds of which shall be used to pay) to the Administrative Agent for the account of such Participant additional amounts sufficient to compensate such Participant for such increased cost; provided, that no

Participant shall be entitled to demand such compensation more than ninety (90) days following the later of such Participant’s incurrence or sufferance thereof and such Participant’s actual knowledge of the event giving rise to such Participant’s rights under this section; provided further, however, that the foregoing provision shall in no way limit the right of any Participant to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request if such demand is made within ninety (90) days after the implementation of such retroactive law, interpretation, guideline or request. A certificate as to the nature and amount of such increased cost, submitted to Lessee and the Administrative Agent by such Participant in good faith, shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued.

Section 14.4.    Funding Losses. In the event any Participant shall incur any loss or out‑of‑pocket expense (including any Break Costs and any loss or out‑of‑pocket expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Participant to make available, continue or maintain any portion of the principal amount of any Rent Assignment Contributions or Lessor Amount, as the case may be) as a result of

(a)    any conversion or repayment or prepayment of the principal amount of any Rent Assignment Contributions or Lessor Amount, as the case may be, on a date other than the scheduled last day of the Interest Period applicable thereto,

(b)    any Rent Assignment Contribution or Lessor Amount, as the case may be, not being made in accordance with the Advance Request therefor (unless such failure to fund such Rent Assignment Contributions or fund such Lessor Amounts, as the case may be, constitutes a breach by the applicable Participant of its obligations under Article III), then, upon the written notice of such Participant to Lessee (with a copy to Lessor), Lessee shall, within five (5) days of its receipt thereof, pay (provided, that prior to the Base Term Commencement Date and pursuant to the terms and conditions this Participation Agreement relating to Advances and Lessee shall request an Advance the proceeds of which shall be used to pay) directly to such Participant as Supplemental Rent such amount (determined on the basis of such Participant’s standard practices) as will reimburse such Participant for such loss or out‑of‑pocket expense. Such written notice (which shall include calculations in sufficiently reasonable detail to indicate the incurrence and amount of such loss and out‑of‑pocket expense) shall be presumed correct and binding on Lessee absent demonstrable error.

Section 14.5.    Increased Capital Cost. If any Participant determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued, promulgated or made, as the case may be, after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Participant or any corporation controlling such Participant and that the amount of such capital is increased by or based upon the existence of such Participant’s Commitment hereunder and other commitments of this type then, within thirty (30) days of demand by such Participant together with the certificate referred to below (with a copy of such demand and certificate to the Administrative Agent), Lessee shall pay (provided, that prior to the Base Term Commencement Date and pursuant to the terms and conditions in this Participation Agreement relating to Advances, Lessee shall request an Advance the proceeds of which shall be used to pay) to the Administrative Agent for the account of such Participant, from time to time as specified by such Participant, additional amounts sufficient to compensate such Participant or such corporation in the light of such circumstances, to the extent that such Participant determines such increase in capital to be allocable to the existence of such Participant’s Commitment hereunder or the Fundings made by such Participant hereunder; provided, that no Participant shall be entitled to demand such compensation if more than ninety (90) days following the later of such Participant’s incurrence or sufferance thereof and such Participant’s actual knowledge of the event giving rise to such Participant’s rights under this section; provided further, however, that the foregoing proviso shall in no way limit the right of any Participant to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request described above if such demand is made within one year after the implementation of such retroactive law, interpretation, guidelines or request. A certificate as to such amounts submitted to Lessee and the Administrative Agent by such Participant in good faith shall be conclusive and binding for all purposes, absent manifest error.

Section 14.6.    After Tax Basis    . Lessee shall pay all amounts owing under this Article XIV on an After Tax Basis.

Section 14.7.    Applicability of Certain Sections. The provisions of Sections 14.1 through 14.6 are applicable to Lessor and the Participants in connection with any funding or maintenance thereof by reference to the LIBO Rate, and not otherwise.

Section 14.8.    Funding Office. If Lessee is required to pay additional amounts to or for the account of any Participant pursuant to Sections 14.1 to 14.3 or Section 14.5, to the extent applicable, then such Participant will agree to use reasonable efforts to change the jurisdiction of its Applicable Funding Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole judgment of such Participant, is not otherwise disadvantageous to such Participant.

Section 14.9.    Replacement of Participants. (a) If (i) any Participant shall make demand for payment under Section 12.3, 13.4(e), 14.3 or 14.5, or shall deliver any notice to the Administrative Agent pursuant to Section 14.1 resulting in the suspension of certain obligations of the Participants with respect to LIBO Rate Advances, (ii) the Administrative Agent notifies Lessee that such Rent Assignee is a Defaulting Rent Assignee under Section 3.5(b), (iii) any Participant fails to consent to a Renewal Option Request pursuant to Section 4.7, or (iv) any Participant shall refuse to consent to any amendment, modification or waiver which has been approved by the Required Participants but can only become effective upon the consent of all Participants, then within sixty (60) days of such demand, notice or refusal, Lessee may demand that such Participant assign its interest in accordance with this Section 14.9 to one or more Eligible Assignees designated by Lessee and all (but not less than all) of such Participant’s Commitment(s), Fundings and its Rent Assignment Contribution and Lessor Amount, as applicable, within the next thirty (30) days but such Participant shall be entitled to any amount which would have been due to it under Section 14.4 hereof if such Fundings had been prepaid rather than assigned. If any such Eligible Assignee designated by Lessee shall fail to consummate such assignment on terms acceptable to such Participant and as otherwise provided in Sections 12.1(a) and 12.1(b), or if Lessee shall fail to designate any such Eligible Assignee for all of such Participant’s Commitment or Fundings, then such Participant may assign such Commitment and Fundings to any other Eligible Assignee in accordance with this Section 14.9 and as otherwise provided in Sections 12.1(a) and 12.1(b) during such 30‑day period.

(b)    The Administrative Agent and Lessor hereby agree to reasonably cooperate with Lessee, at Lessee’s sole cost and expense in Lessee’s efforts to arrange one or more replacement Participants as contemplated by this Section 14.9.

Section 14.10.    LIBO Successor Rate. Notwithstanding anything to the contrary in this Participation Agreement or any other Operative Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or Lessee or the Required Participants notify the Administrative Agent (with, in the case of the Required Participants, a copy to Lessee) that the Lessee or Required Participants (as applicable) have determined, that:

(i)        adequate and reasonable means do not exist for ascertaining the LIBO Rate for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)     the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii)    syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and Lessee may amend this Agreement to replace the LIBO Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Participants and Lessee unless, prior to such time, the Participants comprising the Required Participants have delivered to the Administrative Agent written notice that such Required Participants do not accept such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify Lessee and each Participant. Thereafter, the obligation of the Participants to make available, continue or maintain any Advance that bears Yield on a LIBO Rate basis shall be suspended, (to the extent of the affected Advances or Interest Periods).

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

ARTICLE XV
MISCELLANEOUS

Section 15.1.    Survival of Agreements. The representations, warranties, covenants, indemnities and agreements of the parties provided for in the Operative Documents, and the parties’ obligations under any and all thereof, shall survive the execution and delivery and the termination or expiration of this Participation Agreement and any of the other Operative Documents, the transfer of the interest in the Leased Property as provided herein or in any other Operative Documents (and shall not be merged into any conveyance or transfer document), any disposition of any interest of Lessor in the Leased Property, the purchase and sale of the Rent Assignment Interest or Lessor Amount, payment therefor and disposition thereof, and shall be and continue in effect notwithstanding any investigation made by any party hereto or to any of the other Operative Documents and the fact that any such party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Documents.

Section 15.2.    No Broker, Etc. Except for Lessee’s and Guarantor’s dealing with Banc of America Leasing & Capital, LLC, as the Arranger, each of the parties hereto represents to the others that it has not retained or employed the Arranger, or any broker, finder or financial advisor to act on its behalf in connection with this Participation Agreement, nor has it authorized the Arranger, or any broker, finder or financial adviser retained or employed by any other Person so to act, nor has it incurred any fees or commissions to which Lessor, the Administrative Agent or any Participant might be subjected by virtue of their entering into the Overall Transaction. Any party who is in breach of this representation shall indemnify and hold the other parties harmless from and against any liability arising out of such breach of this representation; provided however that prior to the Base Term Commencement Date (a) any indemnity by Lessee shall be for the benefit of Lessor only and in all cases shall include all claims for which Lessor has an obligation to indemnify any Person (including, but not limited to any Person to which Lessor sold participating interests in its rights and obligations under this Participation Agreement or the other Operative Documents pursuant to Section 12.2) or for which Lessor otherwise had liability under clause (b); (b) Lessor shall in turn indemnify the other parties hereto for such liability but only to the extent Lessor was indemnified by Lessee for such liability pursuant to clause (a) above and (c) any such indemnity by Lessee or Lessor pursuant to clauses (a) or (b) above shall be limited to the Recourse Amount.

Section 15.3.    Notices. Unless otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing and shall be deemed to have been duly given and shall be effective: (i) in the case of notice by letter, the earlier of when delivered to the addressee by hand or courier if delivered on a Business Day and, if not delivered on a Business Day, the first Business Day thereafter or on the third Business Day after depositing the same in the mails, registered or certified mail, postage prepaid, return receipt requested, (ii) in the case of a prepaid delivery to a reputable national overnight air courier service, on the Business Day following such date of delivery, and (iii) in the case of notice by facsimile, email or bank wire, when receipt is confirmed if delivered on a Business Day and, if not delivered on a Business Day, the first Business Day thereafter, addressed as provided on Schedule III hereto, or to such other address as any of the parties hereto may designate by written notice.

Notices and other communications to the Participants hereunder may be delivered or furnished via the Platform or other electronic communications (in .pdf form) pursuant to procedures approved by the Administrative Agent (upon any such procedures’ approval, the Administrative Agent shall provide notice thereof to the applicable Participant); provided that the foregoing shall not apply to notices pursuant to Article 3 unless otherwise agreed by the Administrative Agent and the applicable Participant. The Administrative Agent or the Lessee may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications (in .pdf form) pursuant to procedures approved by it prior to such communication (upon any such procedures’ approval, the Administrative Agent shall provide notice thereof to the Participants); provided that approval of such procedures may be limited to particular notices or communications.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES NOR ANY OF THE RESPECTIVE DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES OF THE FOREGOING WARRANTS THE ADEQUACY OF THE PLATFORM, AND SUCH PARTIES EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSION FROM THE COMMUNICATIONS (AS DEFINED BELOW). NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY SUCH PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall the Administrative Agent have any liability to the Lessee, any Participant or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Lessee’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Lessee pursuant to any Operative Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Participant by means of electronic communications pursuant to this Section, including through the Platform.

Section 15.4.    Counterparts. This Participation Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 15.5.    Amendments. Except as contemplated by Section 3.1 of the Construction Agency Agreement as to Change Orders, no Operative Document nor any of the terms thereof may be terminated, amended, supplemented, waived or modified without the written agreement or consent of Lessor, the Administrative Agent, Lessee and the Required Participants; provided, however, that Sections 6.2(b) and 15.19 hereof may not be terminated, amended, supplemented, waived or modified without the written agreement or consent of the Arranger; and provided, further, that such termination, amendment, supplement, waiver or modification shall require the written agreement or consent of each Participant if such termination, amendment, supplement, waiver or modification would:

(a)    modify any of the provisions of this Section 15.5, change the definition of “Required Participants” or modify or waive any provision of an Operative Document expressly requiring consent, approval or action by each Participant;

(b)    (i) amend, modify, waive or supplement any of the provisions of Sections 4.1, 4.2, 4.7 and 5.3 hereof or Sections 2.5, 2.6 or 2.7 of the Rent Assignment Agreement or (ii)  extend the maturity date of any Rent Assignment Interest or extend the Outside Completion Date or the Expiration Date;

(c)    reduce, modify, amend or waive any fees or indemnities in favor of any Participant, including without limitation amounts payable pursuant to Article XIII (except that any Person may consent to any reduction, modification, amendment or waiver of any indemnity payable to it);

(d)     modify, postpone, reduce or forgive, in whole or in part, any payment of Rent (other than pursuant to the terms of the Operative Documents), any Rent Assignment Contribution or Lessor Amount, the Lease Balance, the Rent Assignment Contribution Balance, Sale Option Recourse Amount, Recourse Amount, amounts due pursuant to Section 20.2 of the Lease, or Yield, Upfront Fee or Commitment Fee (except that any Person may consent to any modification, postponement, reduction or forgiveness of any payment of any Fees payable to it) or, subject to clause (c) above, any other amount payable to it under the Lease or this Participation Agreement, modify the definition or method of calculation of Rent (other than pursuant to the terms of the Operative Documents), Rent Assignment Contributions or Lessor Amounts, Lease Balance, Rent Assignment Contribution Balance, Lessor Balance, Sale Option Recourse Amount, Recourse Amount, Project Costs, Aggregate Commitment Amount, Participant Balance or any other definition which would affect the amounts to be advanced or which are payable under the Operative Documents;

(e)    consent to any assignment of the Lease by Lessee releasing Lessee from its obligations in respect of the payments of Rent, Rent Assignment Contribution Balance,

Lessor Balance or Lease Balance or changing the absolute and unconditional character of such obligations;

(f)    release of any Lien granted by Lessee or Lessor under the Operative Documents, except as provided in the Operative Documents, or release Guarantor under the Guaranty or amend, release or waive compliance with the terms of the Guaranty; or

(g)    amend, release or waive compliance with the terms of either Section 16.1(h) or (i) of the Lease or Section 5.1(k) or (l) of the Construction Agency Agreement; or

(h)    increase the Aggregate Commitment Amount without the consent of the affected Participants.

Without limiting the foregoing, (1) no increase in the Commitment of any Participant shall occur without the consent of such Participant and (2) no amendment, supplement, waiver or modification (A) shall be effective with respect to the definitions of “Excepted Rights” and “Excepted Payments”, the Rent Assignment Agreement, the Assignment of Leases, Articles VI, IX, X, XI, XIII, XIX or XX of the Lease, Article XII of this Agreement or any definitions used therein, unless Lessor has agreed to such amendment, supplement, waiver or modification or (B) which increases Lessor’s obligations under the Operative Documents or adversely affect Lessor’s rights or its interest under the Operative Documents or the Leased Property, without Lessor’s prior written consent.

Section 15.6.    Obligations. Lessee shall pay, as Supplemental Rent, when due, all costs, expenses and other amounts (other than the principal and Yield on the Rent Assignment Contributions which are payable to the extent otherwise required by the Operative Documents) required to be paid by Lessor under the Rent Assignment Agreement, any Security Instrument, each General Construction Agreement and any other Major Project Agreements; provided, however, that prior to the Base Term Commencement Date, Lessee’s obligations herein shall be subject to Section 4.3(a).

Section 15.7.    Headings, Etc. The Table of Contents and headings of the various Articles and Sections of this Participation Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

Section 15.8.    Parties in Interest. Except as provided in Section 15.19 and as otherwise expressly provided herein, none of the provisions of this Participation Agreement is intended for the benefit of any Person except the parties hereto. Except as otherwise specifically provided for in an Operative Document, Lessee shall not assign or transfer any of its rights or obligations under the Operative Documents without the prior written consent of the Required Participants.

SECTION 15.9.    GOVERNING LAW. THIS PARTICIPATION AGREEMENT SHALL IN ALL RESPECTS, EXCEPT AS SET FORTH IN THE PROVISO, BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK AS TO ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT REGARD TO CONFLICTS

OF LAW PRINCIPLES, EXCEPT TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW; PROVIDED, HOWEVER, THAT WITH RESPECT TO THE CREATION, PERFECTION, EFFECT OF PERFECTION, PRIORITY AND ENFORCEMENT OF SECURITY INTERESTS AND LIENS IN THE LEASED PROPERTY AND PROJECT COLLATERAL, SUCH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF GEORGIA AND, TO THE EXTENT APPLICABLE, THE UNIFORM COMMERCIAL CODE OF SUCH STATE (INCLUDING THE CHOICE OF LAW RULES UNDER SUCH UNIFORM COMMERCIAL CODE).

Section 15.10.    Severability. Any provision of this Participation Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 15.11.    Further Assurances. The parties hereto shall promptly cause to be taken, executed, acknowledged or delivered, at the sole expense of Lessee, all such further acts, conveyances, documents and assurances as the other parties may from time to time reasonably request in order to carry out more effectively the intent and purposes of this Participation Agreement and the other Operative Documents and the Overall Transaction, including, without limitation, (i) reasonable access to the Site, General Contractor’s officers and employees who have responsibility for the Construction and all construction records and Project Materials relating thereto during normal business hours and upon reasonable prior notice, (ii) to establish, preserve, protect and perfect the right, title and interest of Lessor and the Administrative Agent in the Leased Property, the Lien of Lessor and the Administrative Agent in the other Collateral, and/or any Participant’s rights under this Participation Agreement and the other Operative Documents (including, without limitation, the preparation, execution and filing of any and all UCC Financing Statements (including precautionary financing statements) and other filings or registrations which the parties hereto may from time to time reasonably request to be filed or effected). Lessee, at its own expense (provided, that prior to the Base Term Commencement Date and pursuant to the terms and conditions in this Participation Agreement concerning Advances, Lessee shall request an Advance the proceeds of which shall be used to pay such expenses) and without the need of any prior request from any other party, shall take such action as may be necessary (including any action specified in the preceding sentence), or (if Lessor shall so request) as so requested, in order to maintain and protect all Liens and security interests provided for hereunder or under any other Operative Document.

Section 15.12.    Submission to Jurisdiction. Each party hereto irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Participation Agreement or any other Operative Document, or for recognition and enforcement of any judgment in respect thereof, to the non‑exclusive general jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in the borough of Manhattan, and appellate courts from any thereof;

(b)    consents that any such action or proceedings may be brought to such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth on Schedule III or at such other address of which the other parties hereto shall have been notified pursuant to Section 15.3; and

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

SECTION 15.13.    WAIVER OF JURY TRIAL. THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS PARTICIPATION AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY OF THE PARTIES HERETO AND THERETO. THE PARTIES HERETO HEREBY AGREE THAT THEY WILL NOT SEEK TO CONSOLIDATE ANY SUCH LITIGATION WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL HAS NOT OR CANNOT BE WAIVED. THE PROVISIONS OF THIS SECTION 15.13 HAVE BEEN FULLY NEGOTIATED BY THE PARTIES HERETO AND SHALL BE SUBJECT TO NO EXCEPTIONS. EACH PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER OPERATIVE DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OTHER PARTY ENTERING INTO THIS PARTICIPATION AGREEMENT AND EACH OTHER OPERATIVE DOCUMENT.

Section 15.14.    Confidentiality. Each party hereto shall keep confidential, and shall not disclose, any information not otherwise publicly available it obtains about Lessee, Guarantor or the books and records of Lessee, Guarantor and each of its Affiliates or relating to the Leased Property, except that such party may disclose such information (i) as required by Applicable Laws, (ii) to its attorneys, auditors, accountants and other professional advisors which have been informed as to the confidential nature of such information, (iii) in connection with the enforcement of the Operative Documents, (iv) to its Affiliates, any participant, transferee, potential participant or potential transferee permitted by the Operative Documents; provided such Affiliate, potential participant or potential transferee agrees to the terms of this sentence, (v) to any federal or state banking authority or other regulatory authority having jurisdiction over such Participant, the Arranger or the Administrative Agent or any of their respective Affiliates, and to any of their officers, employees and agents and (vi) to the IRS and other applicable taxing authorities.

Section 15.15.    Limited Liability of Lessor. The parties hereto agree that Lessor shall have no personal liability whatsoever to Lessee, the Rent Assignees, the Administrative Agent or any of their respective successors and assigns for any Claim based on or in respect of this Participation Agreement or any of the other Operative Documents or arising in any way from the Overall Transaction; provided, however, that Lessor shall be liable in its individual capacity: (a) for its own willful misconduct or gross negligence (or negligence in the handling of funds), (b) for liabilities that may result from the inaccuracy or incorrectness of any representation or warranty made by it in this Participation Agreement or in any certificate or document delivered pursuant hereto, or from the failure of Lessor to perform the covenants and agreements set forth in Section 10.1 hereof or any other breach by Lessor of any of its other covenants or obligations hereunder or under any of the other Lessor Documents, or (c) for any Tax based on or measured by any fees, commission or compensation received by it for actions contemplated by the Operative Documents; provided, further, in no event shall Lessor’s liability exceed the amount Funded by Lessor.

Section 15.16.    Limited Liability of Administrative Agent. The parties hereto agree that the Administrative Agent, in its individual capacity, shall have no personal liability whatsoever to Lessee, Lessor, the Rent Assignees or any of their respective successors and assigns for any Claim based on or in respect of this Participation Agreement or any of the other Operative Documents or arising in any way from the Overall Transaction; provided, however, that the Administrative Agent shall be liable in its individual capacity: (a) for its own willful misconduct or gross negligence (or, to the extent Lessor receives funds from Lessee or Construction Agent hereunder, its negligence in the handling of funds) and, to each Participant for the breach of its obligations to such Participant in respect of the Operative Documents and the Leased Property, (b) for liabilities that may result from the incorrectness of any representation or warranty expressly made by it in this Participation Agreement or from its failure to perform the covenants and agreements set forth in this Participation Agreement or any other Operative Document, or (c) for any Tax based on or measured by any fees, commission or compensation received by it for actions contemplated by the Operative Documents. It is understood and agreed that, except as provided in the preceding proviso, the Administrative Agent shall have no personal liability under any of the Operative Documents as a result of acting pursuant to and consistent with any of the Operative Documents.

Section 15.17.    Payment of Transaction Expenses and Other Costs.

(a)    Transaction Expenses and Continuing Expenses. Subject to clause (b) below, as and when any portion of Transaction Expenses becomes due and payable, including the continuing fees, expenses and disbursements (including reasonable counsel fees) of Lessor, as Lessor under the Lease and the Administrative Agent under the Operative Documents, such Transaction Expenses shall be paid by Lessee as Supplemental Rent.

(b)    Payment by Advances. Subject to the other provisions of this Section 15.17 and pursuant to the terms and conditions in this Participation Agreement relating to Advances, Lessee shall request an Advance for the payment of and all fees and expenses referenced in Section 15.17(a) payable or incurred prior to the Base Term Commencement Date shall be paid through Advances, and Lessee may seek reimbursement for Transaction Expenses paid by Lessee prior to the Initial Advance Date for which Lessee has not been previously reimbursed, in each case to the extent there are Available Commitments and such Transaction Expenses to be paid or reimbursed are reserved for in the Project Budget.

(c)    Amendments, Supplements and Appraisal. Without limitation of the foregoing, Lessee agrees to pay to the Participants and the Administrative Agent all reasonable costs and expenses (including reasonable legal fees and expenses of special counsel to the Administrative Agent and Lessor and the document counsel) incurred by any of them in connection with: (i) the considering, evaluating, investigating, negotiating and entering into or giving or withholding of any amendments or supplements or waivers or consents with respect to any Operative Document; (ii) any Event of Loss or Significant Environmental Event or termination of the Lease or any other Operative Document; (iii) the negotiation and documentation of any restructuring or “workout”, whether or not consummated, of any Operative Document; (iv) the enforcement of the rights or remedies under the Operative Documents; (v) any transfer by Lessor or a Participant of any interest in the Operative Documents during the continuance of an Event of Default; or (vi) any Advance Date. Notwithstanding the foregoing, Lessee’s obligation to make payments under this Section 15.17(c) prior to the Base Term Commencement Date shall be subject to Article XIII with respect to clause (ii), (iv) or (v) above, Section 15.17(b) above with respect to clause (vi) above and Section 14.1 of the Lease with respect to clause (ii) above as it relates to an Event of Loss.

Section 15.18.    Reproduction of Documents. This Participation Agreement, all documents constituting an Appendix, Schedule or Exhibit hereto, and all documents relating hereto received by a party hereto, including, without limitation: (a) consents, waivers and modifications that may hereafter be executed; (b) documents received by the Participants or Lessor in connection with the receipt and/or acquisition of the Leased Property; and (c) financial statements, certificates, and other information previously or hereafter furnished to Lessor, the Administrative Agent or any Participant may be reproduced by the party receiving the same by any photographic, photostatic, microfilm, micro‑card, miniature photographic or other similar process. Each of the parties hereto agrees and stipulates that, to the extent permitted by law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such party in the regular course of business) and that, to the extent permitted by law, any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 15.18 shall not prohibit Lessee, Guarantor or any other party hereto from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 15.19.    Role of Arranger. Each party hereto acknowledges hereby that it is aware of the fact that Banc of America Leasing & Capital, LLC has acted as an “Arranger” with respect to the Overall Transaction. The parties hereto acknowledge and agree that Arranger and its Affiliates, including Bank of America, N.A., have not made any representations or warranties concerning, and that they have not relied upon the Arranger as to, the tax, accounting or legal characterization or validity of (i) the Operative Documents or (ii) any aspect of the Overall Transaction. The parties hereto acknowledge and agree that the Arranger has no duties, express or implied, under the Operative Documents in its capacity as Arranger. The parties hereto further agree that Section 5.1, Section 16.6, Section 15.2, the first proviso in the first sentence of Section 15.5, Section 15.17(a)

and this Section 15.19 are for the express benefit of the Arranger, and the Arranger shall be entitled to rely thereon as if it were a party hereto.

Section 15.20.    Retention of Consultants. In connection with any matters to be determined or resolved by an independent engineer, an independent environmental consultant or other third party expert, the Administrative Agent is hereby authorized to retain any such third party consultant reasonably acceptable to Lessee, at Lessee’s cost and expense (which if incurred prior to the Base Term Commencement Date and pursuant to the terms and conditions in this Participation Agreement relating to Advances, Lessee shall request an Advance the proceeds of which shall be used to pay such expenses), in accordance with the terms of the Operative Document calling for or requiring the appointment of such third party consultant.

Section 15.21.    Liability Limited. No Participant shall have any obligation to any other Participant or to Lessee, Lessor or the Administrative Agent with respect to the Overall Transaction, except those obligations of such Participant expressly set forth in the Operative Documents or except as set forth in the instruments delivered in connection therewith, and no Participant shall be liable for performance by any other party hereto of such other party’s obligations under the Operative Documents, except as otherwise so set forth.

Section 15.22.    Deliveries to Participants. Lessee may fulfill its obligations hereunder and under each of the other Operative Documents to provide any item (other than any notices) to any Participant by providing sufficient copies of such item directly to the Administrative Agent, along with the costs of postage, with instructions to the Administrative Agent to deliver such item to such Participant.

Section 15.23.    USA Patriot Act Notice. Each Participant that is subject to the USA Patriot Act hereby notifies Lessee and Lessor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Lessee and Guarantor, which information includes the name and address of Lessee and Guarantor and other information that will allow such Participant, as applicable, to identify Lessee and Lessor, as applicable, in accordance with the USA Patriot Act.

Section 15.24.    No Advisory or Fiduciary Responsibility. (a) In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Operative Document), Lessee acknowledges and agrees that: (i) (A) the services regarding this Agreement provided by the Administrative Agent and the Participants are arm’s-length commercial transactions between Lessee, on the one hand, and the Administrative Agent and the Participants, on the other hand, (B) Lessee has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Lessee is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Operative Documents; (ii) (A) the Administrative Agent and each Participant is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Lessee or any other Person and (B) neither the Administrative Agent nor any Participant has any obligation to Lessee or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Operative Documents; and (iii) the Administrative Agent and the Participants and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Lessee and its Affiliates, and neither the Administrative Agent, nor any Participant has any obligation to disclose any of such interests to Lessee or any of its Affiliates. To the fullest extent permitted by law, Lessee hereby waives and releases any claims that it may have against the Administrative Agent, or any Participant with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

(b)    The Administrative Agent and the Arranger hereby informs the Participants that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Advances, Rent Assignment Contributions, the Commitments and the Operative Documents, (ii) may recognize a gain if it extended the Advances, Rent Assignment Contributions or the Commitments for an amount less than the amount being paid for an interest in the Advances, Rent Assignment Contributions or the Commitments by such Participant or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Operative Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 15.25.    Termination of Authority Lease. Notwithstanding anything to the contrary set forth in the Lease, the Construction Agency Agreement or any other Operative Document:

(a)    if at any time the Construction Agency Agreement or Lease is terminated, or the Lease Balance is accelerated pursuant to the terms thereof, Lessor shall have the right but not the obligation to terminate, at Construction Agent’s sole cost and expense, the Authority Lease; provided however, that if Construction Agent pays, or causes to be paid, in full the Lease Balance plus any and all other amounts outstanding under the Operative Documents to Lessor, Administrative Agent, the Rent Assignees and any other party entitled thereto, then Lessor shall, at Lessee’s sole cost and expense, assign Lessor’s interest to Lessee (and Lessee shall assume Lessor’s interest) in the Authority Lease “as is, where is” without any representation or warranty of Lessor; and

(b)    if at any time Lessee purchases, or becomes obligated to purchase, the Facility under the Lease or any other Operative Document, then Lessor shall, at Lessee’s sole cost and expense, contemporaneously with the payment of the purchase price therefore, including the Lease Balance and all other amounts owing to Lessor, Administrative Agent, the Rent Assignees or any other person under the Operative Documents, assign Lessor’s interest to Lessee (and Lessee shall assume Lessor’s interest) in the Authority Lease “as is, where is” without any representation or warranty of Lessor; and

(c)    if Lessor exercises any remedy under Article XVI of the Lease or the Lease Balance is accelerated pursuant to the terms thereof, then Lessor shall, at Lessee’s sole cost and expense, contemporaneously with the payment of the Lease Balance and all other amounts owing to Lessor, Administrative Agent, the Rent Assignees or any other person under the Operative Documents, assign Lessor’s interest to Lessee (and Lessee shall assume Lessor’s interest) in the Authority Lease “as is, where is” without any representation or warranty of Lessor.

Section 15.26.    Original Issue Discount Legend. THE AMOUNTS REPRESENTING SECURED OBLIGATIONS FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AS PART OF THE OVERALL TRANSACTION WILL BE TREATED AS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE CODE) FOR UNITED STATES FEDERAL INCOME TAX PURPOSES.  THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF SUCH SECURED OBLIGATIONS MAY BE OBTAINED BY WRITING TO VICE PRESIDENT TAXATION OF GUARANTOR AT ITS ADDRESS REFERRED TO IN SCHEDULE III HERETO.

ARTICLE XVI
THE ADMINISTRATIVE AGENT

Section 16.1.    Appointment. Each Participant hereby irrevocably designates and appoints the Administrative Agent as its agent under this Participation Agreement and the other Operative Documents, and each such Participant irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Participation Agreement and the other Operative Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Participation Agreement and the other Operative Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Participation Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Operative Documents, or any fiduciary relationship with any Participant or any other party to the Operative Documents, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Participation Agreement or any other Operative Document or otherwise exist against the Administrative Agent.

Section 16.2.    Delegation of Duties. The Administrative Agent may execute any of its duties under this Participation Agreement and the other Operative Documents by or through agents or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of agents or attorneys‑in‑fact selected by it with reasonable care.

Section 16.3.    Exculpatory Provisions. Neither the Administrative Agent (in its capacity as such) nor any of its officers, directors, employees, agents, attorneys‑in‑fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Participation Agreement or any other Operative Document, except for its or such Person’s own willful misconduct or gross negligence (or negligence in the handling of funds)

or (b) responsible in any manner to any Participant or any other party to the Operative Documents for any recitals, statements, representations or warranties made by Lessor or Lessee or Guarantor or any officer thereof contained in this Participation Agreement or any other Operative Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Participation Agreement or any other Operative Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Participation Agreement or any other Operative Document or for any failure of Lessor or Lessee or Guarantor to perform its respective obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Participant or any other party to the Operative Documents to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Participation Agreement or any other Operative Document, or to inspect the properties, books or records of Lessor, Guarantor or Lessee.

Section 16.4.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Rent Assignment Contribution Amount, Lessor Amount, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile message, statement, order or other document or other written communication believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Lessor or Lessee), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Rent Assignment Contribution Amount or Lessor Amount as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent, in accordance with the Rent Assignment Agreement. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Participation Agreement or any other Operative Document unless it shall first receive the advice or concurrence of the Required Participants, or it shall first be indemnified to its satisfaction by the applicable Participants against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Participation Agreement and the other Operative Documents in accordance with a request of the Required Participants, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Participants and all future transferees. Wherever in the Operative Documents the consent or approval of the Administrative Agent is required, in giving any such consent or approval the Administrative Agent may rely upon, or make its approval subject to, the directions of or consent or approval from the Required Participants.

Section 16.5.    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Participant referring to this Participation Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Participants, Lessor and Lessee. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Participants; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Participants.

Section 16.6.    Indemnification. Other than with respect to indemnification provided to the Administrative Agent in accordance with Section 15.2 and 16.4, the Administrative Agent agrees, with respect to any Claim occurring prior to the Base Term Commencement Date, to look solely to Lessor pursuant to Section 13.1(a)(i)(B), and with respect to any Claim occurring following the Base Term Commencement Date, to look solely to Lessee under Section 13(a)(ii), and in either case, not to any other party hereto, for any claim for indemnification which may arise hereunder or under any other Operative Document.

Section 16.7.    Administrative Agent in Its Individual Capacity. Each Participant acknowledges that Bank of America, N.A. is acting as the Administrative Agent hereunder. Bank of America, N.A. and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Lessor, Lessee and their Affiliates as though it was not the Administrative Agent hereunder and under the other Operative Documents and without notice to or consent of the Participants. Each Participant acknowledges that, pursuant to such activities, Bank of America, N.A. or its Affiliates may receive information regarding Lessee, Guarantor, Lessor or its respective Affiliates (including information that may be subject to confidentiality obligations in favor of Lessee, Lessor or its respective Affiliates) and acknowledges that such Persons shall be under no obligation to provide such information to them.

Section 16.8.    Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Participants and Lessee and may be removed at any time with or without cause by the Required Participants. Upon any such resignation or removal, the Required Participants shall have the right to appoint a successor the Administrative Agent, reasonably acceptable to Lessee. If no successor the Administrative Agent shall have been so appointed by the Required Participants, and shall have accepted such appointment, within thirty (30) days after the retiring the Administrative Agent’s giving of notice of resignation or the Required Participants’ removal of the retiring the Administrative Agent, then the retiring the Administrative Agent may, on behalf of the Participants, appoint a successor the Administrative Agent, which shall be a commercial bank described in clause (i) or (ii) of the definition of Eligible Assignee and have a combined capital and surplus of at least $150,000,000. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor the Administrative Agent, such successor the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring the Administrative Agent, and the retiring the Administrative Agent shall be discharged from its duties and obligations under this Participation Agreement. After any retiring the Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article XVI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. Notwithstanding the foregoing, if no Event of Default shall be continuing, then no successor the Administrative Agent shall be appointed under this Section 16.8 without the prior written consent of Lessee, which consent shall not be unreasonably withheld or delayed.

Section 16.9.    Non-Reliance on Administrative Agent. Each Participant acknowledges that it has, independently and without reliance upon the Administrative Agent or any of its Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Participant also acknowledges that it will, independently and without reliance upon the Administrative Agent or any of its Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Operative Document or any related agreement or any document furnished hereunder or thereunder.

[END OF PAGE]
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Participation Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

NORFOLK SOUTHERN COMPANY, as
Lessee and as Construction Agent

By: /s/ Clyde H. Allison, Jr.
Name: C.H. "Jake" Allison, Jr.
Title: Vice President and Treasurer

BA Leasing BSC, LLC, as Lessor

By: /s/ Gina M. Cabral
Name: Gina M. Cabral
Title: Vice President

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BANK OF AMERICA, N.A., not in its individual
capacity, except as expressly stated herein,
but solely as Administrative Agent

By: /s/ Charlene Wright-Jones
Name: Charlene Wright-Jones
Title: Vice President

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BA Leasing BSC, LLC, as Rent Assignee

By: /s/ Gina M. Cabral
Name: Gina M. Cabral
Title: Vice President

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Capital One, National Association, as Rent
Assignee

By: /s/ Thomas Lawler
Name: Thomas Lawler
Title: Duly Authorized Signatory

PNC Equipment Finance, LLC as Rent
Assignee

By: /s/ Barbara Yerdon Booth
Name: Barbara Yerdon Booth
Title: Vice President

SMBC Leasing and Finance, Inc. as Rent
Assignee

By: /s/ David A. Ward
Name: David A. Ward
Title: President

U.S. Bank National Association, as Rent
Assignee

By: /s/ Eric Herm
Name: Eric Herm
Title: Officer

Wells Fargo Bank, N.A., as Rent Assignee

By: /s/ T.M. Molitor
Name: T.M. Molitor
Title: Managing Director

DEFINITIONS
NORFOLK SOUTHERN 2019 LEASE FINANCING

DEFINITIONS AND INTERPRETATION

(a)    Interpretation. In each Operative Document, unless a clear contrary intention appears:

(i)    the singular number includes the plural number and vice versa;

(ii)    reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)    reference to any gender includes the other gender;

(iv)    reference to any agreement (including any Operative Document), document or instrument means such agreement, document or instrument as amended, replaced, extended, restated, supplemented, or otherwise modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Documents, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

(v)    reference to any Applicable Laws means such Applicable Laws as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Laws means that provision of such Applicable Laws from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)    reference in any Operative Document to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto;

(vii)    “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to an Operative Document as a whole and not to any particular Article, Section or other provision thereof;

(viii)    “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and

(ix)    relative to the determination of any period of time, “from” means “from and including” and “to”, “until” and “through” means “to but excluding”.

APPENDIX 1
(to Participation Agreement)

(b)    Accounting Terms. In each Operative Document, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with GAAP.

(c)    Conflict in Operative Documents. If there is any conflict between any Operative Documents, such Operative Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict, but, to the extent (and only to the extent) of such conflict, the Participation Agreement shall prevail and control.

(d)    Legal Representation of the Parties. The Operative Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Operative Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

(e)    Defined Terms. Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Operative Document.

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under the Participation Agreement, or any successor pursuant to the terms of the Operative Documents.

“Administrative Agent Fee Letter” means the fee letter dated March 1, 2019, between Lessee and the Administrative Agent.

“Administrative Agent’s Policy” is defined in Section 6.1(x) of the Participation Agreement.

“Advance” means an advance by Lessor to the Administrative Agent for the benefit of Construction Agent or Lessee, of amounts Funded by the Participants pursuant to Article III of the Participation Agreement.

“Advance Date” means, for each Advance, any date on which Advances are made under the Participation Agreement in accordance with Section 3.3 thereof.

“Advance Request” is defined in Section 3.3(a) of the Participation Agreement.

“Affiliate” means, with respect to any Person (i) each Person (a “Controlling Person”) (other than the Guarantor or a Subsidiary) that directly, or indirectly through one or more intermediaries, controls such Person or (ii) each Person (other than the Guarantor or a Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“After Tax Basis” means, with respect to any payment to be received (to the extent the receipt of such payment constitutes taxable income to such recipient), the amount of such payment increased so that, after deduction of the amount of all Taxes (including any Taxes payable by reason

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of inclusion of such amount in income other than as excluded by the definition of Impositions) required to be paid by the recipient (less any tax savings realized and the present value of any tax savings projected) with respect to the receipt by the recipient of such amounts, such increased payment (as so reduced) is equal to the payment otherwise required to be made.

“Aggregate Commitment Amount” means Five Hundred Fifty Million Dollars ($550,000,000.00).

“ALTA” means the American Land Title Association or any successor thereto.

“Alternate Base Rate” means, on any date with respect to any Rent Assignment Contribution or Lessor Amount, a fluctuating rate of interest per annum equal to the higher of (A) the rate of interest most recently announced by Bank of America, N.A. in the United States from time to time as its “prime rate”, and (B) the Federal Funds Effective Rate most recently determined by the Administrative Agent plus .50% per annum, plus the Applicable Margin. If either of the aforesaid rates or their equivalent changes from time to time after the Document Closing Date, the Alternate Base Rate shall be automatically increased or decreased, if appropriate and as the case may be, without notice to Lessee, Guarantor or Lessor, as of the effective time of each change. The “prime rate” is a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Guarantor, Lessee or their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, and the rules and regulations thereunder.

“Applicable Funding Office” means, for each Participant, the office of such Participant set forth as the Applicable Funding Office for such Participant on Schedule III to the Participation Agreement, as applicable, or such other office of such Participant (or of an Affiliate of such Participant) as such Participant may from time to time specify to the Administrative Agent and Lessee by written notice as the office from which its Rent Assignment Contribution or Lessor Amount, as applicable, accruing Yield at the LIBO Rate are made available and maintained.

“Applicable Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations (including Environmental Laws), ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable orders, judgments, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority or agency, in each case whether or not having the force of law (including those pertaining to health, safety or the environment (including, without limitation, wetlands)).

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“Applicable Margin” means, for the Rent Assignment Contribution Commitment and the Lessor Commitment, as applicable and at any time, the applicable percentage rate per annum set forth in the pricing grid below:

Status	Level I	Level II	Level III	Level IV	Level V	Level VI
Applicable Margin for Rent Assignment Contribution Commitment	1.05%	1.175%	1.30%	1.425%	1.675%	1.925%
Applicable Margin for Lessor Commitment	1.25%	1.375%	1.50%	1.625%	1.875%	2.125%

For purposes of this grid, the following terms have the following meanings, subject to the final paragraph of this grid:

“Level I Status” exists at any date if, at such date, Guarantor’s senior unsecured long‑term debt is rated A/A2 or higher.

“Level II Status” exists at any date if, at such date, Guarantor’s senior unsecured long‑term debt is rated A‑/A3.

“Level III Status” exists at any date if, at such date, Guarantor’s senior unsecured long‑term debt is rated BBB+/Baa1.

“Level IV Status” exists at any date if, at such date, Guarantor’s senior unsecured long‑term debt is rated BBB/Baa2.

“Level V Status” exists at any date if, at such date, Guarantor’s senior unsecured long‑term debt is rated BBB‑/Baa3.

“Level VI Status” exists at any date if, at such date, no other Status exists.

“Moody’s” means Moody’s Investors Service, Inc., or its successor entity.

“S&P” means Standard & Poor’s Financial Services LLC, or its successor entity.

“Status” refers to the determination of which of Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status exists at any date.

The credit ratings to be utilized for purposes of this grid are those assigned to the senior unsecured long‑term debt securities of Guarantor without third‑party credit enhancement, and any rating assigned to any other debt security of Guarantor shall be disregarded. In the event of split ratings from Moody’s and S&P, (i) if the ratings are one full rating category apart, Status shall be determined by the higher of the two ratings (unless the lower of such two ratings is BB+(Ba1) or lower, in which case Status shall be determined by the lower of

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such two ratings) and (ii) if the ratings are more than one full rating category apart, Status shall be determined based on the rating at the midpoint between the two ratings, provided that if there is no rating at the midpoint between the two ratings, the higher of the two intermediate ratings (unless the lower of such two ratings is BB+(Ba1) or lower, in which case Status shall be determined by the lower of such two ratings) shall apply (e.g., BBB+/Baa2 results in Level III Status, BBB+/Baa3 and BBB/Baa3 both result in Level IV Status and BBB+/Ba1 results in Level V Status). The Status as of the Document Closing date is Level III.

“Appraisal” is defined in Section 6.1(v)(B) of the Participation Agreement.

“Appraiser” means Joseph J. Blake and Associates, Inc., or any successor thereto appointed by Lessor.

“Appurtenant Rights” means, with respect to the Site, (i) all agreements, easements, rights of way or use, rights of ingress or egress, privileges, appurtenances, tenements, and other rights and benefits at any time belonging or pertaining to the Site or the Improvements thereon, including, without limitation, the use of any streets, ways, alleys, vaults or strips of land adjoining, abutting, adjacent or contiguous to the Site and (ii) all permits, licenses and rights, whether or not of record, appurtenant to the Site.

“Arranger” means Banc of America Leasing & Capital, LLC.

“Arranger Fee” means the fee payable to the Arranger pursuant to the Arranger Fee Letter.

“Arranger Fee Letter” means that certain letter agreement between the Arranger and Lessee dated March 1, 2019.

“Assignment of Leases” means that certain Assignment of Leases, Leasehold Deed to Secure Debt and Security Agreement, dated as of March 1, 2019, by Lessor in favor of the Administrative Agent for the benefit of the Participants.

“Assignment of Project Agreement” means, individually and collectively, as the context may require, each Assignment of Project Agreement from Lessee to Lessor, substantially in the form of Exhibit A to the Construction Agency Agreement.

“Authority” means The Atlanta Development Authority d/b/a Invest Atlanta, a public body corporate and politic of the State of Georgia.

“Authority Deed to Secure Debt” means the Authority Deed to Secure Debt and Security Agreement, dated as of March 1, 2019, between the Authority and Lessor.

“Authority Lease” means the Lease Agreement dated as of March 1, 2019, by and between the Authority, as issuer, and Lessor, as lessee.

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“Authority Lease Rent” means the ‘Rental Payments’ (as defined in the Authority Lease) due under the Authority Lease.

“Authorized Officer” means any officer of Lessee or Guarantor, as applicable, who shall be duly authorized to execute the Operative Documents.

“Available Commitment” means, at any time, (i) with respect to Lessor, the excess of (A) its Lessor Commitment, over (B) the aggregate Lessor Amount then outstanding, and (ii) with respect to each Rent Assignee, the excess of (A) its Rent Assignment Contribution Commitment, over (B) the aggregate amount of its Rent Assignment Contributions then outstanding.

“BALC” means Banc of America Leasing & Capital, LLC.

“Bank Credit Agreement” means that certain Credit Agreement dated as of May 26, 2016 by and among Guarantor, the lenders from time to time parties thereto, Wells Fargo Bank, N.A., as administrative agent, Bank of America, N.A. and Citibank, N.A., as syndication agents, and Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as documentation agents.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code.

“Base Term” is defined in Section 2.3 of the Lease.

“Base Term Commencement Date” means the Facility Completion Date.

“Basic Rent” means, for any Payment Date on which Basic Rent is due, an amount equal to the sum of the aggregate amount of Yield payable under the Operative Documents on such date on the Rent Assignment Contributions and the Lessor Amount in respect of the applicable Interest Period.

“Beneficiary” and “Beneficiaries” is defined in Section 1 of the Guaranty.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Arrangement” means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by Guarantor or Lessee, as applicable.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

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“Benefitted Rent Assignee” is defined in Section 7.6 of the Rent Assignment Agreement.

“Bond Documents” means the Bond Purchase Agreement, the Indenture and any other document, agreement or instrument delivered in connection therewith.

“Bond Purchase Agreement” means that certain Bond Purchase Agreement, dated as of March 1, 2019, by and between the Authority and Lessor.

“Bonds” the Bonds issued by the Authority and purchased by Lessor pursuant to the Bond Documents.

“Break Costs” means an amount equal to the amount, if any, required to compensate Lessor or any Rent Assignee for any additional losses (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or funds acquired by Lessor or any Rent Assignee to fund its obligations under the Operative Documents) it may reasonably incur as a result of (w) the exercise by Lessor of the purchase option set forth in Section 2.9 of the Rent Assignment Agreement, (x) Lessee’s payment of Basic Rent or the Lease Balance other than on a Payment Date, (y) any Advance not being made on the date specified therefor in the applicable Advance Request or as a result of a Lessee or a Construction Agent Person act or omission or (z) as a result of any conversion of the LIBO Rate during an Interest Period pursuant to and in accordance with the Operative Documents. A statement as to the amount of such loss, cost or expense, prepared in good faith and in reasonable detail and submitted by Lessor or any Rent Assignee, as the case may be, to Lessee, shall be presumed correct absent demonstrable error.

“Breakage Costs” means any (x) costs or expenses incurred by the Administrative Agent or any Participant in connection with the termination of either General Construction Agreement or any of the other Project Agreements following the occurrence of a Construction Agency Agreement Event of Default and (y) amounts payable by Construction Agent, Lessor, any Participant or any Affiliate thereof under any Project Collateral Agreement.

“Business Day” means (i) each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in Atlanta, Georgia, and New York, New York, are generally authorized or obligated, by law or executive order, to close and (ii) relative to any determination of the LIBO Rate, any day which is a Business Day under clause (i) and is also a day on which dealings in Dollars are carried on in the London interbank Eurodollar market.

“Capitalized Contingent Rent” means all Contingent Rent due and payable to any Participant or the Administrative Agent accruing during and for the period commencing on the Document Closing Date and ending on or before the Base Term Commencement Date, but excluding any amounts for which Lessee has an obligation to pay directly as set forth in the proviso to the second sentence of Section 4.3(a) of the Participation Agreement.

“Capitalized Costs” means collectively Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent.

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“Capitalized Fees” means all Fees accruing during and for all periods under the Operative Documents ending on or before the Base Term Commencement Date, including the Commitment Fees.

“Capitalized Yield” means, (a) with respect to the Lessor Amount, all Yield accruing on the portion of such Lessor Amount attributable to Advances made during and for all Interest Periods ending on or before the Base Term Commencement Date and (b) with respect to the Rent Assignment Contributions, all Yield accruing on the portion of such Rent Assignment Contributions attributable to Advances made during and for all Interest Periods ending on or before the Base Term Commencement Date. Yield accruing during such Interest Periods on the portion of Lessor Amount and Rent Assignment Contributions attributable to such Advances shall be treated as Capitalized Yield.

“Casualty” means an event of damage or casualty relating to any portion of the Leased Property.

“Change Order” means, with respect to each General Construction Agreement, or with respect to any other Project Agreement, any change order as defined in or contemplated by such contract or agreement.

“Civil Asset Forfeiture Reform Act” means the Civil Asset Forfeiture Reform Act of 2000 (HR 1658), Pub. L. No. 106-185, 106th Cong. (2000), together with the rules and regulations promulgated thereunder.

“Claims” means any and all obligations, liabilities, losses, actions, suits, judgments, enforcement actions, proceedings, damages, penalties, fines, claims, demands, settlements, costs and expenses (including, without limitation, reasonable legal fees and expenses) of any nature whatsoever.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“COG” means Central of Georgia Railroad Company, a Georgia Corporation.

“COG Ground Lease” means the Ground Lease of even date herewith by and between COG, as ground lessor, and Lessee, as ground lessee, as assigned by Lessee to Lessor pursuant to the COG Ground Lease Assignment.

“COG Ground Lease Assignment” means that certain Assignment of Ground Lease of even date herewith by and between Lessee, as assignor, and Lessor, as assignee.

“Collateral” means all of Lessee’s right, title and interest in (i) the Leased Property, (ii) the Project Collateral Agreements, (iii) contracts and warranties relating to the Leased Property, (iv) the Ground Lease, the Ground Sublease and the Authority Lease, (v) the Security Property, (vi) any

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rights to Liquidated Damages, rebates, offset or other warranty payments, or assignment under a purchase order, invoice or purchase agreement with any manufacturer of or contractor for any portion of the Collateral, including the General Contractor under each General Construction Agreement, and any other Contractor under any other Project Agreement, (vii) all insurance policies required to be maintained pursuant to the Lease or the Construction Agency Agreement, and (viii) all products, excess successions, subleases, rents, issues, profits, products, returns, income and proceeds of and from any or all of the foregoing (including proceeds from any of the foregoing), and to the extent not otherwise included, all payments under insurance (whether or not Lessee is the loss payee thereof) or any indemnity, warranty or guarantee payable by reason of loss or damage to or otherwise with respect to any of the foregoing.

“Commitment” means (i) as to any Rent Assignee, its Rent Assignment Commitment, and (ii) as to Lessor, its Lessor Commitment.

“Commitment Fee Rate” means twenty (20) basis points (0.20%).

“Commitment Fees” is defined in Section 4.4(b) of the Participation Agreement.

“Commitment Percentage” means, (i) with respect to Lessor, the percentage set forth opposite Lessor’s name under the heading “Commitment Percentage” on Schedule I to the Participation Agreement and (ii) with respect to any Rent Assignee, the percentage set forth opposite such Rent Assignee’s name under the heading “Commitment Percentage (of the Aggregate Commitment Amount)” on Schedule II to the Participation Agreement, in each case, as such schedule may be amended or modified from time to time in accordance with the Participation Agreement.

“Commitment Period” means a period commencing on the Document Closing Date and ending on the earlier of (i) the Final Completion Date, (ii) the Outside Completion Date or (iii) the date an Insolvency Event occurs.

“Commitment Shortfall” is defined in Section 3.5(b) of the Participation Agreement.

“Completion” or “Substantial Completion” means the substantial completion of the Site Obligations (subject to completion of punch list items), in accordance with the Project Materials, except for changes permitted under the Construction Agency Agreement, and in compliance in all material respects with all Applicable Laws and Insurance Requirements, as determined in the reasonable judgment of the Construction Consultant and as evidenced by the satisfaction of requirements of Article VII of the Participation Agreement or the issuance of temporary or permanent certificates of occupancy by the appropriate Governmental Authority.

“Completion Advance Funds” is defined in Section 3.2(b) of the Participation Agreement

“Completion Date Advance” is defined in Section 3.2(b) of the Participation Agreement

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“Condemnation” means any condemnation, requisition, confiscation, seizure or other taking or sale of the use or title to the Leased Property or any part thereof in, by or on account of any eminent domain proceeding or other action by any Governmental Authority or other Person under the power of eminent domain or otherwise or any transfer in lieu of or in anticipation thereof. A Condemnation shall be deemed to have “occurred” on the earliest of the dates that use or title is taken or transferred.

“Consent and Acknowledgment” means each Consent and Acknowledgment, to be entered into among a Contractor, Lessor and Lessee pursuant to which such Contractor will consent to, among other things, the assignment of the applicable Major Project Agreement to Lessor.

“Consolidated Net Worth” means, at any date, the consolidated stockholders’ equity of Guarantor and its Consolidated Subsidiaries as of such date.

“Consolidated Subsidiary” means, at any date, with respect to any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date. Unless otherwise specified, a “Consolidated Subsidiary” shall be a Consolidated Subsidiary of Guarantor.

“Consolidated Total Capital” means, at any date, the sum of (i) Consolidated Net Worth and (ii) Consolidated Total Debt, in each case at such date.

“Consolidated Total Debt” means, at any date, without duplication, the aggregate amount of Debt of Guarantor and its Consolidated Subsidiaries, determined on a consolidated basis using generally accepted accounting principles of consolidation as of such date.

“Construction” means the design, construction and installation of the Facility on the Site as contemplated by the Plans and Specifications.

“Construction Agency Agreement” means the Construction Agency Agreement, dated as of March 1, 2019, between Lessor and Lessee as Construction Agent.

“Construction Agency Agreement Event of Default” is defined in Section 5.1 of the Construction Agency Agreement.

“Construction Agent” is defined in the Preamble to the Construction Agency Agreement.

“Construction Agent Person” means Guarantor, Lessee, any Affiliate of Lessee or Guarantor, and any contractor or other person for which Lessee or an Affiliate of Lessee, has supervisory responsibility, including the General Contractor, each Development Manager and each other Contractor and any other contractor or subcontractor or other Person performing work or providing services or materials on the Site, or relating to the Construction or the Leased Property (regardless of when such Person commenced performing such work or providing such services of materials, including any period prior to the Document Closing Date), and all of their respective officers,

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directors, shareholders, partners, employees, agents, consultants, service‑providers, successors and assigns, and any Person controlled by any of the foregoing.

“Construction Agent Related Event” is defined at Section 3.2(c) of the Construction Agency Agreement.

“Construction Consultant” means B. Wallace Tipton Construction Consultants or any successor named by Lessor.

“Contingency Reserve” means the Project Budget line item identified as the “contingency reserve”.

“Contingent Rent” means amounts payable to any Indemnitee pursuant to Section 13 of the Participation Agreement or which become due and payable to any Person pursuant to any provisions of Section 15.11, 15.17(c) or 15.20 of the Participation Agreement, Section 25.13 of the Lease or Section 7.11 of the Construction Agency Agreement.

“Contractor” means each General Contractor and any person entering into a Project Agreement with Construction Agent or Lessor for the construction of the Facility (or portion thereof) or to provide any services or materials with respect thereto or the Facility.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Substances Act” means 21 U.S.C. ch. 13, §801 et seq., known as the Controlled Substances Act, and the rules and regulations promulgated thereunder.

“Core and Shell Construction Agreement” means that certain Construction Agreement dated as of Document Closing Date, by and between Construction Agent and Core and Shell GC for the construction of the shell of the office buildings and assigned to the Administrative Agent pursuant to the Assignment of Leases, which contract shall be a guaranteed maximum price or fixed price contract.

“Core and Shell GC” means Holder Construction Group, LLC, the general contractor for the Construction of the shell.

“Debt” of any Person means, at any date, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person evidenced by bonds, debentures, notes, equipment trust certificates or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) any obligation (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a

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standby letter of credit, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vii) all Debt of others Guaranteed by such Person.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Default Completion Costs” means all costs incurred by the Administrative Agent, Lessor or the Participants in completing the Construction following a Construction Agency Agreement Event of Default in excess of those set forth in the Project Budget including, without limitation, costs of removal and restoration of defective work, shut down and startup costs for any party under any of the Project Agreements, redesign (provided such redesign is reasonably consistent with the original design), rebidding, repermitting and other costs incurred following such Construction Agency Agreement Event of Default in connection with any revision of the Plans and Specifications, construction supervision costs, carry during any period of delay in the completion of the Facility beyond the Outside Completion Date, legal fees incurred following such Construction Agency Agreement Event of Default in connection with the negotiation, enforcement, termination or any other action or proceeding in connection with any of the Project Agreements or any of the foregoing together with any amounts paid by Construction Agent as Prepaid Rent for such costs pursuant to the Construction Agency Agreement or any other funds used at the direction of the Administrative Agent or Lessor for such purpose.

“Defaulted Rent Assignee Commitment Amount” is defined in Section 3.5(b) of the Participation Agreement.

“Defaulting Rent Assignee” is defined in Section 3.5(a) of the Participation Agreement.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross‑currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Development Manager” means Jones Lang LaSalle Americas, Inc. and Cousins 3rd W Peachtree LLC, a Georgia limited liability company.

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“Disclosed Matters” means Guarantor’s most recent filing on Form 10‑K for the year ended December 31, 2018, and any subsequent filing made on Form 10‑Q or Form 8‑K on or prior to the Document Closing Date, or any posting on Guarantor’s website at http://www.nscorp.com/content/nscorp/en/investor-relations/financial-reports/sec-filings.html, posted since Guarantor’s most recent filing on Form 10‑Q, on or prior to the Document Closing Date.

“Document Closing Date” is defined in Section 2.1 of the Participation Agreement.

“Dollars” and “$” mean dollars in lawful currency of the United States of America.

“Early Termination Option” means Lessee’s option to purchase all, but not less than all, of the Leased Property in accordance with the provisions of Section 18.1 of the Lease.

“Eligible Accrued Project Costs” means, from time‑to‑time as of any date of determination thereof, the aggregate amount of accrued Project Costs including those that have been paid or which are due and payable, and following a Construction Agency Agreement Event of Default, any Default Completion Costs, Termination Payments or Breakage Costs relating to any Project Agreement which may become payable, at any time prior to the Facility Completion Date as well as all costs incurred subsequent thereto for Final Completion Work, whether or not paid, but excluding all Capitalized Yield due Lessor or any Affiliate of Lessor and all Non‑Capitalized Transaction Expenses and any other costs that are not capitalizable under GAAP.

“Eligible Assignee” means (a) any Participant or Affiliate or Subsidiary of a Participant that is a U.S. Person, (b) any lender or Affiliate or Subsidiary of a lender under the Bank Credit Agreement that is a U.S. Person and (c) any other commercial bank, financial institution, leasing company or “accredited investor” (as defined in Regulation D) that is either a bank organized or licensed under the laws of the United States of America or any State thereof or that has agreed to provide the information listed in Section 12.3 of the Participation Agreement to the extent that it may lawfully do so and that is approved by Lessee (such approval not to be unreasonably withheld or delayed); provided that (i) Lessee’s consent or approval is not required pursuant to clause (a) or (b) or, with respect to clause (c), during the existence and continuation of a Default or an Event of Default and (ii) none of Lessee or any of its Affiliates or Subsidiaries shall qualify as an Eligible Assignee.

“Environmental Audit” means a Phase I environmental site assessment (the scope and performance of which meets or exceeds ASTM Standard E1527‑13 Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process or any updates thereto) of the Site and any additional environmental assessments, reports or information recommended in such Phase I environmental site assessment and requested by or provided to Lessor, including, without limitation, a Phase II environmental site assessment.

“Environmental Claims” is defined in Section 13.7 of the Participation Agreement.

“Environmental Laws” means any federal, state or local laws, common laws, ordinances codes, rules, orders, regulations, licenses, permits, governmental approvals, judgments, comfort letters, environmental deed restrictions, no further action letters, consent decrees, restrictions, or

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other requirements of, or legally binding agreement with, any Government Authority, in each case, relating to pollution, natural resources or wildlife, or the protection of human health, safety, the environment and natural resources, including, without limitation, laws relating to Hazardous Substances, reclamation of land and waterways, and emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or Hazardous Substances or wastes to the extent applicable to the relevant matter.

“Environmental Violation” means any activity, occurrence or condition that violates or results in non‑compliance with any Environmental Law with respect to the Leased Property.

“Equipment” means equipment, apparatus, fittings and personal property of every kind and nature whatsoever purchased, leased or otherwise acquired by Lessor using amounts advanced by the Participants pursuant to the Participation Agreement and now or subsequently attached to, contained in or used or usable in any way in connection with any operation or letting of the Leased Property, including but without limiting the generality of the foregoing, all screens, awnings, storm doors and windows, heating, electrical, switch gear, uninterrupted power supply, and mechanical equipment, lighting, switchboards, plumbing, ventilation, air conditioning and air-cooling apparatus, refrigerating and incinerating equipment, escalators, generators, elevators, loading and unloading equipment and systems, laundry equipment, cleaning systems (including window cleaning apparatus), communications systems (including satellite dishes and antennae), sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, fittings and fixtures of every kind and description.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Group” means Guarantor, Lessee, any Consolidated Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with Guarantor or any Consolidated Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Estimated Facility Completion Date” means the date set forth in the initial Advance Request by which Construction Agent has estimated it will complete Site Obligations and achieve Substantial Completion.

“Event of Default” means a Construction Agency Agreement Event of Default or a Lease Event of Default.

“Event of Loss” means any Significant Casualty or Significant Condemnation.

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“Excepted Payments” means: (a) all indemnity payments or payments under any guaranty (including indemnity payments made pursuant to Article XIII of the Participation Agreement and payments under the Guaranty) to which any Participant or any of their respective Affiliates, agents, officers, directors or employees is entitled pursuant to the Operative Documents; (b) any amounts (other than Basic Rent or amounts payable by Construction Agent or Lessee pursuant to Section 15.2, Articles XVI or XVIII of the Lease or Sections 3.1, 3.4 or 5.1 of the Construction Agency Agreement) payable under any Operative Document to reimburse Lessor or any of its Affiliates (including the reasonable expenses of Lessor or such Affiliates incurred in connection with any such payment) for performing or complying with any of the obligations of Lessee under and as permitted by any Operative Document; (c) any amount payable to any Participant by any transferee permitted under the Operative Documents of the interest of any Participant as the purchase price of the Participant’s interest (or a portion thereof); (d) any insurance proceeds (or payments with respect to self-insured risks or policy deductibles) under liability policies; (e) any insurance proceeds under policies maintained by the Administrative Agent or any Participant in accordance with Section 13.4 of the Lease; (f) Transaction Expenses, Contingent Rent or Fees paid or payable to or for the benefit of the Administrative Agent, the Arranger or any Participant; (g) all right, title and interest of Lessor to the Leased Property or any portion thereof or any other property to the extent any of the foregoing has been released from the Liens of the Security Instruments following the payment of the Purchase Amount; and (h) any payments in respect of interest to the extent attributable to payments referred to in clauses (a) through (g) above.

“Excepted Rights” shall mean Lessor’s right (a) to receive from Lessee, the Administrative Agent or Guarantor all notices, certificates, reports, filings, opinions of counsel, copies of all documents and all information which Construction Agent , Lessee or Guarantor is permitted or required to give or furnish to the “Lessor” pursuant to the Construction Agency Agreement, the Lease, the Guaranty or any other Operative Document, (b) to exercise the inspection rights provided for in Section 4.2 of the Lease, (c) to give any demand notice under the Guaranty with respect to indemnification obligations owing to Lessor and to demand payment from Guarantor under the Guaranty with respect to such indemnification obligations, and (d) Lessor’s rights under Section 15.5 of the Participation Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, and the regulations promulgated thereunder.

“Excluded Agreements” means that any Project Agreement relating to (a) the purchase and installation of fixtures, furniture, equipment and other personal property, (b) the purchase and installation of technology devices (including monitors, computers and servers), and (c) the purchase of audio visual equipment.

“Expiration Date” means the fifth anniversary of the Base Term Commencement Date as such date may be renewed pursuant to Section 4.7 of the Participation Agreement.

“Extended Remarketing Period” is defined in Section 20.3 of the Lease

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“Facility” means the approximately 750,000 square foot office complex and approximately 2,000 space parking structure to be constructed and/or installed on the Site as described in the Plans and Specifications, including all buildings, structures, fixtures, Equipment and other improvements of every kind related thereto existing at any time and from time to time (including those purchased with amounts advanced by the Participants pursuant to the Participation Agreement) on or under the Site to be constructed pursuant to the Construction Agency Agreement and the Project Agreements, together with any and all Appurtenant Rights, all paving, grading, utility pipes, fencing, conduits and lines, signs, retaining walls, lighting, electrical and drainage structures, parking areas and roadways, all Modifications and other additions to or changes in the Facility at any time.

“Facility Completion Date” means the date Substantial Completion is achieved.

“Fair Market Value” means with respect to the Leased Property or any portion thereof, as of the date of the determination, the fair market value (which in any event shall not be less than zero) as determined by the Appraiser (or any other independent appraiser chosen by Lessor at the direction of the Administrative Agent and reasonably acceptable to Lessee) that would be obtained in an arm’s‑length transaction between an informed and willing buyer (other than a buyer currently in possession) and an informed and willing seller, under no compulsion to buy or sell, and neither of which is related to Lessor, the Administrative Agent, Guarantor or Lessee or any Affiliate thereof, for the purchase of the Leased Property or such portion thereof, as applicable. Such fair market value shall be calculated assuming that the Leased Property is in the condition and repair required to be maintained by the terms of the Lease (unless such fair market value is being determined for purposes evaluating the items described in Section 13.2 of the Participation Agreement, in which case this assumption shall not be made).

“FATCA” means, means sections 1471 through 1474 of the Code, as of the date of the Participation Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America, N.A. on such day on such transactions as determined by the Administrative Agent.

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“Fee Letters” means, collectively, the Arranger Fee Letter and the Administrative Agent Fee Letter, and each a “Fee Letter”.

“Fees” is defined in Section 4.4 of the Participation Agreement.

“Final Completion Date” means the date upon which all performance (other than performance relating to warranty obligations) required under each General Construction Agreement and all other Project Agreements has been fully performed including the completion of all punchlist items, and all payments required thereunder have been made with respect to the Facility.

“Final Completion Work” means any work that, subsequent to Substantial Completion, needs to be performed to cause the Final Completion Date to occur.

“FIRPTA Affidavit” means a certificate of non-foreign status satisfying the requirements of Treasury Regulation section 1.1445-2(b)(2).

“FIRREA” means the Financial Institution Reform, Recovery and Enforcement Act of 1989, and all regulations promulgated pursuant thereto.

“Force Majeure Event” means, with respect to Construction of the Facility, any event (the existence of which at the date of the Initial Advance was not known, or would not reasonably have been expected to be discovered through the exercise of commercially reasonable due diligence, by Lessee, Guarantor or any Construction Agent Person, as applicable, taking into account the contemplated use of the Facility at the Site and the Construction) beyond the reasonable control of Lessee, Guarantor or any other Construction Agent Person, including, but not limited to, general strikes (but not any strike or other job action involving employees of Construction Agent or any Construction Agent Person), acts of God, government activities or inactivities directly interfering with the Construction of the Facility, any general inability to obtain labor or materials, civil commotion and enemy action; but excluding in all cases any event, cause or condition that results from an act or omission of Lessee, Guarantor or any other Construction Agent Person, a breach by Lessee, Guarantor or any Construction Agent Person of its obligations, representations or warranties under the Operative Documents or any other agreements to which it is a party, from Lessee’s, Guarantor’s or any other Construction Agent Person’s financial condition or failure to pay or from the bankruptcy or insolvency of Lessee, Guarantor or any other Construction Agent Person or any event, cause or condition which could have been avoided or which could be remedied or mitigated through the exercise of commercially reasonable efforts or the commercially reasonable expenditure of funds (which expenditure of funds, in the case of such an event, cause or condition arising on or after the Initial Advance Date, would have been paid with Funds available under the Project Budget or Other Available Amounts) or other commercially reasonable action, election or arrangement which would correct or resolve the impact of such event on the Construction.

“Force Majeure Losses” means, as of any date of determination, amounts funded by Lessor in connection with a Force Majeure Event.

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“F.R.S. Board” means the Board of Governors of the Federal Reserve System of the United States or any successor thereto.

“Full Recourse Event” means an event arising in whole or in part as a consequence of any of the following:

(i)any fraudulent act or omission of Construction Agent or any other Construction Agent Person in connection with (x) the negotiation, execution, delivery, consummation and/or performance of any Operative Document or any other Project Agreement; or (y) the acquisition, design, construction, installation or operation of the Leased Property;
(ii)
(iii)the misapplication of any Advance or any portion thereof or any other funds made available to Construction Agent or any other Construction Agent Person under any Operative Document;
(iv)
(v)an Insolvency Event with respect to Construction Agent, Guarantor or any of their respective Subsidiaries or any other Construction Agent Person; or
(vi)
(vii)Construction Agent or any other Construction Agent Person shall engage in willful misconduct, including but not limited to a willful breach of any of their respective obligations, covenants, representations or warranties under any Operative Document, any Project Agreement or any other contractual agreement or Governmental Action relating to the Leased Property or the Construction thereon; or
(viii)
(ix)any illegal act or omission, whether or not included above, of Construction Agent or any other Construction Agent Person; or
(x)
(xi)any pre‑existing environmental conditions.
(xii)
“Fund,” “Funded” or “Funding” means each funding by a Participant of a portion of its Rent Assignment Contribution or a portion of its Lessor Amount (as the case may be) constituting a portion of any Advance as described in Article III of the Participation Agreement.

“Funding Indemnity Agreement” means the Funding Indemnity Agreement, between Lessee and the Administrative Agent, delivered in connection with the Initial Advance.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“General Contractor” means the Core and Shell GC and the Interior GC.

“General Construction Agreement” means either or both of (i) the Core and Shell Construction Agreement and (ii) the Interior Construction Agreement.

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“General Indemnitee” or “Tax Indemnitee” means each Participant, the Administrative Agent (in its individual capacity and as agent), the Arranger, any additional, separate co‑agent appointed in accordance with the terms of the Participation Agreement, the Authority, and the respective Affiliates, successors, permitted assigns, permitted transferees, contractors, employees, officers, directors, shareholders, partners, participants (including, without limitation, any participant, assignee or transferee described in Article XII of the Participation Agreement), representatives and agents of each of the foregoing Persons; provided, however, that in no event shall Lessee, Guarantor or any of their Affiliates be a General Indemnitee or Tax Indemnitee.

“Governmental Action” means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, comfort letters, no further action letters, environmental deed restrictions, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Laws, and shall include, without limitation, all environmental and operating permits and licenses that are required for the ownership, occupancy, full use and operation of the Leased Property.

“Governmental Authority” means any federal, any state or other political subdivision thereof or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Proceeds” is defined in Section 20.1(l) of the Lease.

“Grossed‑Up Basis” is defined in Section 13.4(c)(ii) of the Participation Agreement.

“Ground Lease” means collectively the NSR Ground Lease, the COG Ground Lease and the COG Ground Lease Assignment.

“Ground Lease Rent” shall have the meaning set forth in the Ground Lease.

“Ground Lessee” means Lessor, as tenant under the Ground Lease.

“Ground Lessor” means collectively Lessee, as landlord under the NSR Ground Lease, and COG, as landlord under the COG Ground Lease.

“Ground Sublease” means the Ground Sublease dated as of March 1, 2019, by and between the Ground Sublessor and Ground Sublessee.

“Ground Sublease Rent” shall have the meaning set forth in the Ground Sublease.

“Ground Sublessee” means the Authority, as tenant under the Ground Sublease.

“Ground Sublessor” means Lessor, as landlord under the Ground Sublease.

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“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means Norfolk Southern Corporation, a Virginia corporation.

“Guaranty” means that certain Guaranty, dated as of March 1, 2019, from Guarantor for the benefit of the Beneficiaries (as defined therein).

“Hazardous Substance” means any substance, waste or material which (i) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous by listing characteristic or definition under any Environmental Law, including petroleum, crude oil or any fraction thereof, petroleum derivatives, by‑products and other hydrocarbons (ii) or is or becomes regulated by any Governmental Authority, including any agency, department, commission, board or instrumentality of the United States or the state in which the Site is located or any political subdivision of either of the foregoing and also including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls and radon gas.

“Highest Lawful Rate” is defined in Section 4.6(b) of the Participation Agreement.

“Impositions” means any and all liabilities, losses, expenses and costs of any kind whatsoever for fees, taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever (“Taxes”) (including (i) real and personal property taxes, including personal property taxes on any Leased Property that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes and any payments in lieu of taxes and similar tax abatement payments; (ii) sales taxes, use taxes and other similar taxes (including rent taxes and intangibles taxes); (iii) any excise taxes; (iv) real estate transfer taxes, conveyance taxes, mortgage taxes, intangible taxes, stamp taxes and documentary recording taxes and fees; (v) taxes that are or are in the nature of franchise, income, value added, gross receipts, privilege and doing business taxes, license and registration fees; and (vi) assessments on the Site or Facility, including all assessments for public improvements or benefits, whether or not such improvements are commenced or completed within the Term), and in each case all interest, additions to tax and penalties thereon, which at any time may be levied, assessed or imposed by any Federal, state or local authority upon or with respect to (a) any Tax Indemnitee, the Leased Property or any part thereof or interest therein, or Lessee or any sublessee or user of the Leased Property; (b) the financing, refinancing, demolition, construction, substitution, subleasing, assignment, control, condition, servicing, maintenance, repair, ownership, possession, purchase, rental, lease, activity conducted on, delivery, insuring, use, operation, improvement, transfer, return or other disposition

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of the Leased Property or any part thereof or interest therein; (c) the Rent Assignment Contribution Amount, Lessor Amount, or other indebtedness with respect to the Leased Property or any part thereof or interest therein or transfer thereof; (d) the rentals, receipts or earnings arising from the Leased Property or any part thereof or interest therein; (e) the Operative Documents or any payment made or accrued pursuant thereto; (f) the income or other proceeds received with respect to the Leased Property or any part thereof or interest therein upon the sale or disposition thereof; (g) any contract relating to the construction, acquisition or delivery of the Facility or any part thereof or interest therein; (h) any transaction contemplated by Section 10.1(f) of the Participation Agreement; or (i) otherwise in connection with the Overall Transaction.

Notwithstanding anything in the first paragraph of this definition (except as provided in the final paragraph of this definition) the term “Imposition” shall not mean or include:

(i)    Taxes and impositions imposed upon a Tax Indemnitee (other than Taxes that are, or are in the nature of, sales, use, value added, rental, transfer, property or ad valorem taxes with respect to the Leased Property or any transfer thereof) that are imposed by any Governmental Authority and that are based upon or measured by the overall gross or net income or overall gross or net receipts (including any minimum taxes or taxes on, measured by or in the nature of capital, net worth, excess profits, items of tax preference, capital stock, franchise, business privilege or doing business taxes or any taxes in the nature of an intangibles tax, an ad valorem tax or property tax imposed on a Participant by reason of it providing the financing); provided that this clause (i) shall not be interpreted to prevent (A) any indemnity resulting from the imposition of any tax based upon or measured by the overall gross or net income or overall gross or net receipts of any Tax Indemnitee resulting from the entering into of the Bond or the Bond Documents or (B) a payment from being made on an After Tax Basis if such payment is otherwise required to be so made;

(ii)    any Tax or imposition to the extent, but only to such extent, it relates to any act, event or omission that occurs, or relates to a period, after the termination of the Lease (but not any Tax or imposition that relates to any period prior to the termination of the Lease with respect to the Leased Property to which such Tax or Imposition relates;

(iii)    any Tax or imposition for so long as, but only for so long as, it is being contested in accordance with the provisions of Section 13.4(b) of the Participation Agreement, provided that the foregoing shall not limit Lessee’s obligation under Section 13.4(b) of the Participation Agreement to advance to such Tax Indemnitee amounts with respect to Taxes or impositions that are being contested in accordance with Section 13.4(b) of the Participation Agreement or any expenses incurred by such Tax Indemnitee in connection with such contest;

(iv)    any Taxes or impositions imposed upon a Tax Indemnitee with respect to any transfer, sale, financing or other disposition by such Tax Indemnitee of any interest in the Leased Property or any part thereof, or any interest therein or any interest or obligation under the Operative Documents or any Rent Assignment Contribution Amount or Lessor Amount, or from any sale, assignment, transfer or other disposition of any interest in a Tax

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Indemnitee or any Affiliate thereof, (other than any transfer in connection with (1) the exercise by Lessee of its Early Termination Option or any termination option or other purchase of the Leased Property by Lessee (including the Purchase Option) or the exercise by Lessee of the Sale Option, (2) the occurrence of an Event of Default, (3) a Casualty or Condemnation affecting the Leased Property or (4) any assignment, sublease, modification or addition of or to the Leased Property by Lessee);

(v)    any Taxes or impositions imposed on a Tax Indemnitee to the extent such Tax Indemnitee actually receives the benefit of a credit (or otherwise has a reduction in a liability for Taxes) in respect thereof against Taxes that are not indemnified under the Participation Agreement (but only to the extent such credit is not taken into account in calculating the indemnity payment on an After Tax Basis);

(vi)    any Taxes or impositions imposed against or payable by a Tax Indemnitee resulting from, or that would not have been imposed but for, the gross negligence or willful misconduct of such Tax Indemnitee;

(vii)    Taxes or impositions imposed on or payable by a Tax Indemnitee to the extent such Taxes or impositions would not have been imposed but for a breach by the Tax Indemnitee or any Affiliate thereof of any representations, warranties or covenants set forth in the Operative Documents (unless such breach is caused by Lessee’s breach of its representations, warranties or covenants set forth in the Operative Documents);

(viii)    Taxes or impositions to the extent resulting from such Tax Indemnitee’s failure to comply with the provisions of Section 13.4(b) of the Participation Agreement, which failure precludes the ability to conduct a contest pursuant to Section 13.4(b) of the Participation Agreement (unless such failure is caused by Lessee’s breach of its obligations under the Operative Documents);

(ix)    Taxes or impositions which are included in Project Costs if and to the extent actually paid and such Taxes or impositions are provided for in the Project Budget; and

(x)    Taxes or impositions imposed on or with respect to or payable as a result of activities of a Tax Indemnitee unrelated to the Overall Transaction; and

(xi)    Taxes or impositions which are imposed prior to the Base Term Commencement Date and arise solely as a result of a Nonrelated Project Event; and

(xii)    Taxes and impositions described in paragraphs (A)-(G) of Section 13.4(e)(i) of the Participation Agreement.

Notwithstanding the foregoing, the exclusions from the definition of “Impositions” set forth in clauses (i), (ii), (iv) and (x) shall not apply (but the other exclusions shall apply) to any Taxes or any increase in Taxes imposed on a Tax Indemnitee net of any decrease in Taxes realized by such Tax Indemnitee, to the extent that such tax increase or decrease would not have occurred if on each

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Advance Date the Participants had advanced funds to Lessee in the form of a loan secured by the Leased Property in an amount equal to the Project Costs funded on such Advance Date, with debt service for such loan equal to the Basic Rent payable on each Payment Date and a principal balance at the maturity of such loan in an amount equal to the then outstanding amount of the Rent Assignment Contributions and Lessor Amount at the end of the Term of the Lease.

“Improvement” is defined in Section 10.2(b) of the Lease.

“In Balance” means that the undisbursed portion of the Project Budget shall be sufficient to complete the Leased Property pursuant to the Project Agreements and the Project Materials prior to the Outside Completion Date and to pay all Project Costs.

“In Balance Calculation” is defined in Section 5.6(a) of the Construction Agency Agreement.

“Indemnitee” means any of Lessor, a Participant Indemnitee, a General Indemnitee or a Tax Indemnitee, as applicable.

“Indenture” means that certain Indenture of Trust, dated as of March 1, 2019, by and between the Authority and Regions Bank, as trustee.

“Industry Standards” means the latest edition or revision of all industry codes, standards or regulations (hereinafter referred to collectively in this definition as “codes”) applicable to the operation, use, maintenance, repair or modification of the Leased Property or any portion thereof, as such codes may be changed from time to time.

“Initial Advance” means the Advance for Project Costs made on the Initial Advance Date.

“Initial Advance Date” is defined in Section 3.1(d)(ii) of the Participation Agreement.

“Insolvency Event” means any event described in Section 5.1(k) or (l) of the Construction Agency Agreement or Section 16.1(h) or (i) of the Lease (without giving effect to any cure or time periods contained therein).

“Inspecting Parties” is defined in Section 4.2(a) of the Lease.

“Insurance Consultant” means A.J. Gallagher & Co. or any successor named by Lessor.

“Insurance Requirements” means all terms and conditions of any insurance policy required by the Lease or Construction Agency Agreement to be maintained by Lessee or Construction Agent.

“Interest Period” means (i) during the Commitment Period, with respect to any amounts outstanding under the Rent Assignment Contribution Balance or Lessor Balance that are Funded on any Advance Date, initially the period commencing on (and including) the Document Closing Date and ending on (but excluding) the Payment Date occurring in March, 2019, and thereafter

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each period commencing on (and including) a Payment Date and ending on (but excluding) the Payment Date one month thereafter, and (ii) commencing with the Payment Date first following the Base Term Commencement Date, the period commencing on (and including) such Payment Date and ending on (but excluding) the Payment Date one month thereafter, and thereafter each period commencing on (and including) a Payment Date and ending on (but excluding) the Payment Date one month thereafter.

“Interior Construction Agreement" means that certain construction agreement to-be-executed, by and between Construction Agent and Interior GC for the construction of the interior improvements to the office buildings and assigned to the Administrative Agent pursuant to the Assignment of Leases, which contract shall be a guaranteed maximum price or fixed price contract.

“Interior GC” means the general contractor for the Leased Property with respect to the interior improvements.

“Investment” means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise.

“Investment Company Act” means the Investment Company Act of 1940, together with the rules and regulations promulgated thereunder.

“Laws” means, collectively, all foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lease” means the Lease, Leasehold Deed to Secure Debt and Security Agreement, dated as of March 1, 2019, between Lessor and Lessee.

“Lease Balance” means, as of any date of determination, an amount equal to the sum of the Rent Assignment Contribution Balance and the Lessor Balance and all other amounts owing by Lessee under the Operative Documents (including without limitation, but without duplication, accrued and unpaid Rent).

“Lease Event of Default” is defined at Section 16.1 of the Lease.

“Lease Renewal” is defined at Section 4.7(a) of the Participation Agreement.

“Lease Renewal Term” is defined at Section 4.7(a) of the Participation Agreement.

“Leased Property” means, collectively, the Facility and all of Lessor’s right, title and interest in and to the Site and the Improvements under the Ground Lease, the Ground Sublease and the Authority Lease.

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“Leased Property Records” means those maintenance and other records relating to the maintenance and operation of the Leased Property in the possession of Lessee.

“Leasehold Deed to Secure Debt” means the Leasehold Deed to Secure Debt and Security Agreement, dated as of March 1, 2019, between Lessor and Lessee.

“Lenders’ Policy” is defined in Section 6.1(x) of the Participation Agreement.

“Lessee” means Norfolk Southern Railway Company, a Virginia corporation, in its capacities as Lessee under the Lease and as Construction Agent under the Construction Agency Agreement.

“Lessor” means BA Leasing BSC, LLC, a Delaware limited liability company, as Lessor under the Lease.

“Lessor Amount” means, as of any date of determination, the aggregate amount of Advances made by Lessor pursuant to Section 3.1 of the Participation Agreement, net of any distributions (other than distributions of Yield) with respect thereto.

“Lessor Balance” means, as of any date of determination, the aggregate principal amount of the outstanding Lessor Amount, together with all accrued and unpaid Yield thereon.

“Lessor Commitment” means the commitment of Lessor to make available the Lessor Commitment Amount.

“Lessor Commitment Amount” means the aggregate principal amount set forth on Schedule I of the Participation Agreement.

“Lessor Confirmation Letter” means that certain letter, dated on or before the Document Closing Date, from Lessor to Lessee pursuant to which Lessor provided to Lessee information to assist in Lessee’s evaluation of Lessor.

“Lessor Documents” shall mean the Operative Documents to which Lessor is a party or is otherwise bound.

“Lessor Financing Statements” means UCC financing statements appropriately completed for filing in the applicable jurisdiction in order to protect Lessor’s interest under the Lease to the extent the Lease is a security agreement.

“Lessor Lien” means any Lien, true lease or sublease or disposition of title arising as a result of (a) any claim against Lessor, the Administrative Agent or any Participant not resulting from the Overall Transaction or otherwise contemplated by the Operative Documents, (b) any act or omission of Lessor, the Administrative Agent or any Participant which is not required or permitted by the Operative Documents or is in violation of any of the terms of the Operative Documents, (c) any

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claim against Lessor, the Administrative Agent or any Participant with respect to Taxes or Transaction Expenses against which Lessee is not required to indemnify Lessor, the Administrative Agent or any Participant, in its individual capacity, pursuant to Article XIII of the Participation Agreement, (d) any claim against Lessor, the Administrative Agent or any Participant arising out of any transfer by Lessor of all or any portion of the interest of Lessor in the Leased Property or the Operative Documents other than the transfer of title to or possession of the Leased Property by Lessor pursuant to and in accordance with the Operative Documents, including pursuant to the exercise of remedies, or (e) any claim against any Participant arising out of any transfer by such Participant of any Lessor Amount or Rent Assignment Contribution, or any interest therein, other than in accordance with the Participation Agreement and, in the case of a transfer of any Rent Assignment Contribution, in accordance with the Rent Assignment Agreement.

“Liabilities” is defined in Section 1 of the Guaranty.

“Leverage Ratio” means, at any date, the ratio (expressed as a percentage) of Consolidated Total Debt to Consolidated Total Capital, in each case at such date.

“LIBO Rate” means, for any Interest Period at any time, the rate per annum equal to (i) the applicable London interbank offered rate per annum for deposits in Dollars appearing on Bloomberg LIBO Page as of 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, or if Bloomberg LIBOR Page is not available, the applicable LIBO Rate for the relevant Interest Period shall be the rate determined by the Administrative Agent to be the arithmetic average of the rates at which Bank of America, N.A. offers to place deposits in U.S. dollars with first‑class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of Bank of America, N.A.’s or its Affiliate’s relevant portion of the aggregate outstanding principal amount of the Rent Assignment Contribution Amount and Lessor Amount and having a maturity approximately equal to such Interest Period. In no event shall the LIBO Rate be less than zero.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” is defined in Section 14.10 of the Participation Agreement.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, as determined by the Administrative Agent with the consent of Lessee (not to be unreasonably withheld), to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such

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LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in agreement with Lessee).

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of the Operative Documents, Guarantor or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquidated Damages” means the payment by a General Contractor of any liquidated damages pursuant to each General Construction Agreement or any other similar payments made to Lessor, the Rent Assignees, the Administrative Agent, Lessee, Construction Agent, or their Affiliates under any other Project Agreement.

“Major Project Agreement” is defined in Section 2.4(b) of the Construction Agency Agreement.

“Major Project Agreement Default” means any breach or default under any Major Project Agreement that is reasonably likely to (i) cause Construction to be completed outside of the Outside Completion Date, (ii) prevent Construction to be completed at a cost less than, or equal to, the Aggregate Commitment Amount, (iii) cause the Project Budget not to be In Balance or (iv) result in a termination of such Major Project Agreement and such Major Project Agreement is not replaced by the Construction Agent to the satisfaction of the Lessor.

“Margin Regulations” means Regulations T, U and X of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means a material adverse effect on (a) the consolidated financial condition, operations or assets of Lessee, Guarantor and the Guarantor’s Consolidated Subsidiaries, taken as a whole, (b) the ability of Lessee or Guarantor to perform their respective obligations under the Operative Documents, (c) the validity or enforceability of the Participation Agreement, Guaranty or any of the other Operative Documents against Lessee or Guarantor, as applicable, or the rights and remedies of Lessor or the Participants against Lessee or Guarantor hereunder or thereunder, (d) the occurrence of the Facility Completion Date on or prior to the Outside Completion Date for the amounts set forth in the Project Budget, (e) the rights or interests of the Administrative Agent, Lessor or any Participant in the Leased Property, (f) the validity or priority of the Liens on the Collateral, taken as a whole, or (g) the Fair Market Value, use, utility, useful life or residual value of the Leased Property.

“Material Debt” means Debt (other than under the Operative Documents) of Guarantor and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $175,000,000.

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“Material Environmental Violation” means any pending or threatened Environmental Claim involving any Environmental Violation or any Release on, at, under or from Leased Property, which violation or Release is reasonably expected to (a) require in excess of (i) prior to the Base Term Commencement Date, Five Million Dollars ($5,000,000) in remediation costs and (ii) from and after the Base Term Commencment Date, Fifteen Million Dollars ($15,000,000) in remediation costs, or (b) which is reasonably expected to result in the imposition of material civil liability or criminal penalties upon Lessor, the Administrative Agent or any Participant; provided, however, any Material Environmental Violations disclosed in the Environmental Report, the cost of remediation of which is to be paid by Advances and is included in the Project Budget, shall not be deemed to be Material Enviromental Violations.

“Material Plan” means, at any time, any Plan, with respect to which the Unfunded Liabilities exceed $10,000,000.

“Maturity Date” means the Expiration Date, as extended from time to time.

“Memorandum of Authority Lease” means the Memorandum of Authority Lease between the Authority and Lessor, in substantially the form of Exhibit B to the Authority Lease, to be executed, acknowledged and delivered to the Administrative Agent pursuant to the Participation Agreement.

“Memorandum of COG Ground Lease” means the Memorandum of Ground Lease between COG and Lessee, in substantially the form of Exhibit to the COG Ground Lease.

“Memorandum of NSR Ground Lease” means the Memorandum of Ground Lease between Lessee and Ground Lessee, in substantially the form of Exhibit B to the NSR Ground Lease, to be executed, acknowledged and delivered to the Administrative Agent pursuant to the Participation Agreement.

“Memorandum of Lease” means the Memorandum of Lease, Leasehold Deed to Secure Debt and Securities Agreement between Lessor and Lessee, in substantially the form of Exhibit B to the Lease, to be executed, acknowledged and delivered to the Administrative Agent pursuant to the Participation Agreement.

“Modifications” is defined in Section 10.1 of the Lease.

“Multiemployer Plan” means, at any time, an employee pension benefit plan which meets the definition of “Multiemployer Plan” within the meaning of Section 4001(a)(3) of ERISA and either (i) to which any member of the ERISA Group is making or accruing an obligation to make contributions or (ii) has within the preceding five plan years been contributed to by any Person which at the time of such contribution was a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

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“Non‑Capitalized Transaction Expenses” means (i) the Transaction Expenses of the type described at clauses (a), (d) and (l)(1) and (2) of the definition of Transaction Expenses, and (ii) all Commitment Fees paid to Lessor or its Affiliates with Advances as of the date of determination.

“Nonconformance Amount” is defined in Section 13.2 of the Participation Agreement.

“Non‑Defaulting Rent Assignee” is defined in Section 3.5(b) of the Participation Agreement.

“Nonrelated Project Event” means any act or omission occurring prior to the Facility Completion Date (a) that is solely attributable to a Person, who is not a Construction Agent Person, and (b) that would not constitute a breach by any Construction Agent Person of its obligations under any of the Operative Documents, any Project Agreement or for which Construction Agent does not otherwise have responsibility under the Construction Agency Agreement. For the avoidance of doubt, (i) a Force Majeure Event is a Nonrelated Project Event, and (ii) a Full Recourse Event is not a Nonrelated Project Event.

“Nonseverable” means a Modification or part of a Modification which cannot be readily removed from the Leased Property without causing material damage to or materially impairing the Fair Market Value, utility, useful life or residual value thereof as set forth in the Appraisal delivered on or prior to the Initial Advance Date, as reduced for any Liquidated Damages paid by a General Contractor or under each General Construction Agreement as compensation for diminution in Fair Market Value of the Modification.

“NSR Ground Lease” means the Ground Lease dated as of March 1, 2019, by and between Lessee, as ground lessor, and Lessor, as ground lessee.

“Obligations” means all obligations (monetary or otherwise) of Lessee arising under or in connection with any of the Operative Documents.

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operative Documents” means the following:

(a)	the Participation Agreement;

(b)	the Ground Lease, the Ground Sublease and the Authority Lease;

(c)	the Lease;

(d)	the Rent Assignment Agreement;

(e)	the Security Instruments;

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(f)	the Fee Letters;

(g)	the Construction Agency Agreement;

(h)	the Consents and Acknowledgements;

(i)	each General Construction Agreement and each of the other Project Agreements, in each case, until the Base Term Commencement Date;

(j)	the Guaranty;

(k)	the Bond Documents;

(l)	the Memorandum of Lease;

(m)	the Memorandum of NSR Ground Lease, Memorandum of COG Ground Lease and the Memorandum of Authority Lease;

(n)	the Leasehold Deed to Secure Debt and Authority Deed to Secure Debt; and

(o)	the Funding Indemnity Agreement.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Executed Counterpart” is defined in Section 25.9 of the Lease.

“Original Payment” is defined in Section 13.5 of the Participation Agreement.

“Other Available Amounts” means any insurance proceeds available under related insurance policies maintained by or on behalf of Lessee, Lessor or Construction Agent, Liquidated Damages, letter of credit proceeds (so long as neither Lessee or any Subsidiary has the reimbursement obligations thereunder), proceeds under surety bonds, proceeds from condemnation or eminent domain proceedings or other similar proceedings and similar proceeds consisting of available cash which are payable to Lessee, Lessor or Construction Agent in settlement of a Claim or other loss or for use in the Construction of the Facility.

“Outside Completion Date” means November 20, 2021 as such date may be extended pursuant to Section 3.2(b) of the Construction Agency Agreement.

“Overall Transaction” means all the transactions and activities referred to in or contemplated by the Operative Documents.

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“Overdue Rate” means with respect to any Rent Assignment Contribution or Lessor Amount, the lesser of (i) the Alternate Base Rate for such Rent Assignment Contribution or Lessor Amount plus 2.0% per annum and (ii) the Highest Lawful Rate.

“Owner’s Ground Lease Policy” is defined in Section 6.1(x) of the Participation Agreement.

“Owner’s Ground Sublease Policy” is defined in Section 6.1(x) of the Participation Agreement.

“Owner’s Authority Lease Policy” is defined in Section 6.1(x) of the Participation Agreement.

“Participant Balance” means, with respect to any Participant as of any date of determination: (i) with respect to any Rent Assignee, the Rent Assignment Contribution Balance held by such Rent Assignee or (ii) with respect to Lessor, the Lessor Balance.

“Participant Financing Statements” means UCC financing statements appropriately completed and executed for filing in the applicable jurisdiction in order to perfect a security interest in favor of the Administrative Agent for the benefit of the Participants in Lessee Collateral.

“Participant Indemnitee” means each Participant, the Administrative Agent (in its individual capacity and as agent), the Arranger, any additional, separate or co‑agent appointed in accordance with the terms of the Participation Agreement, the Authority, and their respective Affiliates, successors, permitted assigns, permitted transferees, permitted participants under Article XII of the Participation Agreement, contractors, employees, officers, directors, shareholders, partners, participants, representatives and agents of each of the foregoing Persons; provided, however, that in no event shall Lessee, Guarantor or any of their Affiliates be a Participant Indemnitee.

“Participants” means, collectively, Lessor and the Rent Assignees.

“Participation Agreement” means the Participation Agreement dated as of March 1, 2019 by and among Lessee, as Lessee and Construction Agent; Lessor; the Persons listed on Schedule II thereto, as the Rent Assignees and the Administrative Agent.

“Payment Date” means (a) during the Commitment Period, the twentieth (20th) day of each month and (b) upon the occurrence of the Base Term Commencement Date, the twentieth (20th) day of the month in which the Base Term Commencement Date occurs and the twentieth (20th) day of every month thereafter. If the twentieth (20th) day of any month is not a Business Day, then the Payment Date shall be the next following Business Day, unless the result of such extension would carry such Payment Date into the next succeeding month, in which case such payment shall be made on the immediately preceding Business Day.

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“Payment Default” means the failure (i) of Lessee to make any payment of (A) Basic Rent when due or (B) any amounts due pursuant to Sections 15.1, 18.1, 19.1(b) or 20.1 of the Lease when due, and, in the case of a failure of the type described in this clause (i), such failure shall continue for three (3) Business Days, or (ii) of any Participant, Lessor or the Administrative Agent to receive payment of any Yield, principal, Lessor Amount, Rent Assignment Contribution Amount, Fees or amounts which constitute Contingent Rent on the date any such amount is due and payable (for any reason, including as a result of the failure of any condition or the unavailability of funds for the purpose of Funding any Capitalized Yield, Capitalized Fees or Capitalized Contingent Rent) and, in the case of a failure of the type described in this clause (ii), such failure shall continue for ten (10) days.

“Payment Office” means the office of Lessor or the Administrative Agent identified on Schedule III to the Participation Agreement as its Payment Office.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Permitted Additional Amount” means, with respect to any Debt the subject of an extension, renewal or refinancing, an amount equal to all unpaid accrued or capitalized interest therein, any make-whole payments or premium applicable thereto or paid in connection therewith, any swap breakage costs or other termination costs related to hedge agreements, plus upfront fees and original issue discount, of such extension, renewal or refinancing on such refinancing indebtedness, plus other customary fees and expenses in connection with such extension, renewal or refinancing.

“Permitted Lien” means (a) the respective rights and interests of Lessee, Lessor, the Rent Assignees and the Administrative Agent, as provided in the Operative Documents, (b) Lessor Liens, (c) Liens for Taxes either not yet due or being contested in good faith and by appropriate proceedings diligently conducted, so long as (i) such proceedings shall not involve any meaningful risk of the sale, forfeiture or loss of any of the Leased Property, the other Collateral, the Operative Documents, title thereto or any interest therein and shall not interfere with the use or disposition of the Leased Property, the other Collateral, the Operative Documents or the payment of Rent, (ii) such proceedings do not impair the perfection or priority of the Lien created by the Lease or the Security Instruments and (iii) any reserve or other appropriate provision required by GAAP shall have been made in respect of the Lien, (d) materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens arising in the ordinary course of business for amounts either not yet due or being contested in good faith and by appropriate proceedings so long as (i) no Default or Event of Default shall have occurred and be continuing, (ii) such proceedings shall not involve any meaningful risk of the sale, forfeiture or loss of any of the Leased Property, the other Collateral, the Operative Documents, title thereto or any interest therein and shall not interfere with the use or disposition of any Leased Property, the other Collateral or the Operative Documents or the payment of Rent, (iii) such proceedings do not impair the perfection or priority of the Liens created by the Lease or the Security Instruments and (iv) any reserve or other appropriate provision required by GAAP shall have been made in respect of the Lien, (e) Liens arising after an Advance Date out of judgments or awards with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith and either have been bonded to the satisfaction of the Participants and the

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Administrative Agent or the enforcement of such Lien has been stayed pending such appeal or review, (f) the rights of any sublessee under a sublease expressly permitted pursuant to and subject to the terms of the Lease, (g) easements, rights of way and other encumbrances on title to real property permitted pursuant to Section 11.2 of the Lease or Section 2.5 of the Construction Agency Agreement and (h) Liens disclosed in the Title Policies.

“Permitted Modification” is defined in Section 10.1(a) of the Lease.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

“Personalty” is defined in Section 24.2 of the Lease.

“Plan” means, at any time, an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Plans and Specifications” means the plans and specifications for the Construction of the Facility in the form delivered pursuant to Section 6.1(xxi) of the Participation Agreement as they may be supplemented, amended or modified from time to time in accordance with the Project Agreements and the Construction Agency Agreement.

“Platform” means IntraLinks, Syndtrak or a substantially similar electronic transmission system.

“Prepaid Rent” is defined at Section 5.3(b) of the Construction Agency Agreement.

“Project Agreements” means each General Construction Agreement and each of the other agreements and documents entered into by Lessor to undertake or provide for Site Obligations, including the Construction.

“Project Budget” means the estimated budget of Project Costs attached to the Participation Agreement as Schedule 3.1(d), including any Contingency Reserve, as it may be amended, supplemented or modified in accordance with the provisions of the Participation Agreement.

“Project Change” means a revision, amendment, modification to the Plans and Specifications, the Project Schedule or any of the Project Agreements (including a Change Order).

“Project Collateral Agreements” means each Assignment of Project Agreement, each General Construction Agreement and the Project Agreements.

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“Project Costs” means the costs incurred to lease the Site and construct the Facility in accordance with Plans and Specifications and the Project Materials, to fund amounts accruing under the Lease prior to the Base Term Commencement Date including amounts payable under any Project Agreement, or Project Collateral Agreement and all Soft Costs, Capitalized Costs and Transaction Expenses, in each case, subject to the Aggregate Commitment Amount.

“Project Documents” has the meaning set forth in the applicable Assignment of Project Agreement.

“Project Materials” is defined in Recital B of the Construction Agency Agreement.

“Project Schedule” means a construction schedule, in critical path form, which details and schedules all events necessary to control the Site Obligations, including the Construction, in the form delivered to and approved by Lessor prior to the Initial Advance, as it may be amended, supplemented or modified in accordance with the terms of the Project Agreements and the Construction Agency Agreement.

“Prudent Industry Practice” means, at a particular time, (a) any of the practices, methods and acts engaged in or approved by a significant portion of the energy and power industry at such time, or (b) with respect to any matter to which clause (a) does not apply, any of the practices, methods and acts which, in the exercise of reasonable judgment at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. “Prudent Industry Practice” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers’ warranties and the requirements of any Governmental Authority of competent jurisdiction.

“Purchase Acceleration Notice” is defined at Section 18.1 of the Lease.

“Purchase Amount” means, as of any date of determination, the sum of (a) the Lease Balance, plus (b) all Break Costs and all Breakage Costs, if any.

“Purchase Notice” means an irrevocable written notice by Lessee delivered to Lessor pursuant to Section 18.1 of the Lease, notifying Lessor of Lessee’s intention to exercise its Early Termination Option, and the proposed purchase date therefor.

“Purchase Option” is defined in Section 19.1(b) of the Lease.

“Recipient” is defined in Section 12.3(a) of the Participation Agreement.

“Recourse Amount” means (a) prior to the Facility Completion Date, the sum of 89.9% of the Eligible Accrued Project Costs, and (b) on or after the Facility Completion Date, the Lease Balance.

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“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, migrating, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Substance into the environment, including, without limitation, ambient air, surface water, ground water or land.

“Renewal Effective Date” is defined at Section 4.7(a) of the Participation Agreement.

“Renewal Option” is defined in Section 19.1(a) of the Lease.

“Renewal Option Request” is defined at Section 4.7(a) of the Participation Agreement.

“Renewal Option Response Date” is defined at Section 4.7(a) of the Participation Agreement.

“Renewal Rescission” is defined in Section 4.7(a) of the Participation Agreement.

“Renewal Rescission Period” is defined in Section 4.7(a) of the Participation Agreement.

“Rent” means, collectively, the Basic Rent and the Supplemental Rent, in each case payable under the Lease.

“Rent Assignees” means, collectively, each of the Persons named on Schedule II to the Participation Agreement and their permitted successors and assigns.

“Rent Assignment Agreement” means the Rent Assignment Agreement dated as of March 1, 2019, among Lessor, the Administrative Agent, and the Rent Assignees.

“Rent Assignment Commitment” means the commitments of the Rent Assignees to make Rent Assignment Contributions on an Advance Date in an aggregate principal amount set forth on Schedule II to the Participation Agreement.

“Rent Assignment Contribution Amount” means, as of any date of determination, the aggregate amount of Advances made by the Rent Assignees pursuant to Section 3.1 of the Participation Agreement and the Rent Assignment Agreement, net of any distributions (other than distributions of Yield) with respect thereto.

“Rent Assignment Contribution Balance” means, as of any date of determination, the aggregate principal amount of the outstanding Rent Assignment Contribution Amount, together with all accrued and unpaid Yield thereon.

‑35-

“Rent Assignment Contribution Commitment Amount” means the principal amount for each Rent Assignee set forth on Schedule II of the Participation Agreement.

“Rent Assignment Contributions” is defined in Section 2.1 of the Rent Assignment Agreement.

“Rent Assignment Interest” is defined in Section 2.3 of the Rent Assignment Agreement.

“Reportable Event” means a “reportable event” as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

“Required Modification” means any of the Modifications described in clause (i) of Section 10.1(a) of the Lease.

“Required Participants” means the Participants whose aggregate Credit Exposures (as hereinafter defined) constitute more than 50% of the aggregate Credit Exposure of all Participants at such time. For purposes of the preceding sentence, the term “Credit Exposure” as applied to each such Participant shall mean (i) at any time prior to the termination of the Commitments, the Commitment Percentage of such Participant multiplied by the Aggregate Commitment Amount and (ii) at any time after the termination of the Commitments, the aggregate outstanding Lease Balance with respect to such Participant.

“Responsible Officer” means, relative to Lessee and/or Guarantor, those of its officers or employees responsible for the Leased Property whose signature and incumbency or position shall have been certified to Lessor, or of the Chief Financial Officer, the Treasurer and the Assistant Treasurer – Corporate Finance, of Lessee or Guarantor, as applicable, and, relative to any other Person, the Chairman or Vice Chairman of the Board of Directors, the Chairman or Vice Chairman of the Executive Committee of the Board of Directors, the President, any Senior Vice President or Executive Vice President, Managing Director, Principal, any Vice President, the Secretary, any Assistant Secretary, the Treasurer, any Assistant Treasurer or comptroller of such Person.

“Responsible Officer’s Certificate” means a certificate signed by any Responsible Officer, which certificate shall certify as true and correct the subject matter being certified to in such certificate.

“Sale Option” is defined in Section 19.1(c) of the Lease.

“Sale Option Recourse Amount” means, as of any date of determination, an amount equal to the product of (a) 83% multiplied by (b) the Lease Balance.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of the Participation Agreement, Cuba, Iran, North Korea, Sudan and Syria).

‑36-

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions‑related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person described in clause (a) or (b) above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Savings” means the difference between the amount set forth for any line item in the Project Budget for the purchase, design, construction or other completion of the portion of the Leased Property described in such line item and, if less, the actual cost to complete such portion of the Leased Property described in such line item.

“Scheduled Unavailability Date” is defined in Section 14.10 of the Participation Agreement.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, together with the rules and regulations promulgated thereunder.

“Security Instruments” means the Lease, the Leasehold Deed to Secure Debt, the Assignment of Lease, the UCC Financing Statements, each Assignment of Project Agreement and the Project Collateral Agreements.

“Security Property” is defined in Section 24.2(a) of the Lease.

“Series A Yield Rate” means, with respect to any Interest Period (A) the sum of the LIBO Rate for such Interest Period, plus the Applicable Margin for the Rent Assignment Contribution Commitment, and (B) if the provisions of Section 14.1 or Section 14.2 of the Participation Agreement for such Interest Period shall apply, the Alternate Base Rate, plus the Applicable Margin for the Rent Assignment Contribution Commitment.

“Series B Yield Rate” means, with respect to any Interest Period (A) the sum of the LIBO Rate for such Interest Period, plus the Applicable Margin for the Lessor Commitment, and (B) if the provisions of Section 14.1 or Section 14.2 of the Participation Agreement for such Interest Period shall apply, the Alternate Base Rate, plus the Applicable Margin for the Lessor Commitment.

“Significant Casualty” means that the Leased Property shall suffer (i) damage or destruction resulting in an insurance settlement on the basis of an actual, constructive or compromised total loss, (ii) destruction or damage beyond repair, (iii) damage which, in Lessee’s good faith judgment, makes repair uneconomic or renders the Leased Property unfit for Lessee’s commercial use, (iv) theft, loss or disappearance of a material part of the Leased Property for a period in excess of

‑37-

thirty (30) days or (v) damage or destruction resulting the cost to repair or restore the Leased Property is in excess of $25,000,000.

“Significant Condemnation” means that (i) (x) title to all or any material portion of the Leased Property shall be taken or appropriated by a Governmental Authority under the power of eminent domain or otherwise, (y) all or any material portion of the Leased Property shall be taken, confiscated, seized or requisitioned for use by any Governmental Authority under the power of eminent domain or otherwise, and such taking, confiscation, seizure or requisition for use pursuant to this clause (y) is for a period that exceeds one hundred eighty (180) days or, if less, the remaining portion of the Term, or (ii) as a result of any rule, regulation, order or other action by any Governmental Authority, the use of the Leased Property in commercial operation shall have been prohibited, directly or indirectly, for a period of sixty (60) days.

“Significant Environmental Event” means an Environmental Violation the cost of remediation of which, in the reasonable judgment of an independent environmental consultant would exceed $1,000,000, provided, however, the Environmental Violations disclosed in the Environmental Report, the cost of remediation of which is to be paid by Advances and is included in the Project Budget, shall not constitute a Significant Environment Event.

“Significant Subsidiary” means, at any time, (i) Lessee and (ii) each other Subsidiary (x) whose assets (or, in the case of a Subsidiary which has subsidiaries, consolidated assets) as shown on the latest financial statements delivered by Guarantor pursuant to Section 8(a)(i) or 8(a)(ii) of the Guaranty, as the case may be, are (A) at least 10% of the consolidated assets of Guarantor and its Consolidated Subsidiaries at such time and (B) at least $1,500,000,000 or (y) whose operating income (or, in the case of a Subsidiary which has subsidiaries, consolidated operating income) as shown on the latest financial statements delivered by Guarantor pursuant to Section 8(a)(i) or 8(a)(ii) of the Guaranty, as the case may be, is (A) at least 10% of the consolidated operating income of Guarantor and its Consolidated Subsidiaries at such time and (B) at least $150,000,000.

“Site” means the real property and the improvements thereon on which the Facility is to be constructed and which is located in Atlanta, Georgia as more fully described in the Lease, including any Appurtenant Rights.

“Site Obligations” is defined in Section 2.1(a) of the Construction Agency Agreement.

“Soft Costs” means Project Costs incurred for the production of the Plans and Specifications, architectural and engineering fees, legal and accounting fees, permit and license fees and other such costs that are similar to the foregoing with respect to design of the Facility and obtaining all required Governmental Actions for the use thereof as contemplated in the Operative Documents.

“Subject Contract” is defined in Section 24.2(a) of the Lease.

“Subject Leases” is defined in Section 24.2(a) of the Lease.

‑38-

“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, a “Subsidiary” means a Subsidiary of Guarantor.

“Substantial Completion” or “Completion” means the substantial completion of the Facility on the Site, including the Site Obligations and Construction (subject to completion of punch list items), in accordance with the Plans and Specifications and Project Materials, except for changes permitted under the Construction Agency Agreement, and in compliance in all material respects with all Applicable Laws and Insurance Requirements, as determined in the reasonable judgment of the Construction Consultant and as evidenced by the satisfaction of requirements of Article VII of the Participation Agreement and the issuance of temporary or permanent certificates of occupancy by the appropriate Governmental Authority.

“Sub‑Participant” is defined in Section 12.2 of the Participation Agreement.

“Supplemental Rent” means all amounts, liabilities and obligations (other than Basic Rent) which Lessee assumes or agrees to pay or is otherwise obligated to pay under the Lease or any other Operative Document (whether or not designated as Supplemental Rent) to Lessor, the Administrative Agent or any other Person, including, without limitation, Break Costs, any Sale Option Recourse Amount, any Lease Balance, any Ground Lease Rent, Ground Sublease Rent, Authority Lease Rent, any Contingent Rent and all rent and other amounts payable under the Lease, the Ground Lease, the Ground Sublease or the Authority Lease.

“Tax Indemnitee” is defined in the definition of General Indemnitee.

“Taxes” is defined in the definition of Impositions.

“Term” is defined in Section 2.3 of the Lease.

“Termination Notice” is defined in Section 15.1(a) of the Lease and Section 3.4(a) of the Construction Agency Agreement.

“Termination Payments” means any liquidated damage or specified cancellation payments owed by Construction Agent or its affiliates in connection with the cancellation or termination of a Project Agreement.

“Title Insurance Company” means First American Title Insurance and its successors.

“Title Policies” is defined in Section 6.1(x) of the Participation Agreement.

‑39-

“Transaction Expenses” means all reasonable costs and expenses incurred in connection with the preparation, execution and delivery of the Operative Documents and the transactions contemplated by the Operative Documents including without limitation:

(a)the Arranger’s Fee payable to BALC and BALC’s reasonable costs and expenses, including the costs and expenses incurred by BALC, with respect to any syndication and any other reasonable out‑of‑pocket expenses of the Arranger in connection with the consummation of the Overall Transaction;

(b)the reasonable fees and expenses of Chapman and Cutler LLP, special counsel to Lessor;

(c)the reasonable fees and expenses of local counsel;

(d)the initial and ongoing fees and reasonable expenses of each of Lessor and the Administrative Agent and their respective special counsel and any other reasonable out‑of‑pocket expenses of the Administrative Agent incurred in connection with the consummation of the Overall Transaction;

(e)all applicable appraisal fees and reasonable expenses of each Appraiser relating thereto;

(f)search fees, recording fees, filing fees and Taxes incurred in connection with Lien searches and the filing of UCC Financing Statements, the Memorandum of Ground Lease, the Ground Sublease, Memorandum of Authority Lease, Memorandum of Lease and any and all mortgages, deeds of trust or other Operative Documents;

(g)any title fees, premiums and escrow costs and other expenses relating to title insurance incurred in connection with the Advances as contemplated by the Operative Documents, and any expenses incurred for analysis of the Project Costs and inspection of the site;

(h)the fees and costs of the Construction Consultant;

(i)insurance premiums accruing prior to the Base Term Commencement Date with respect to the insurance required by the Construction Agency Agreement;

(j)costs and expenses for the survey of the Site;

(k)costs and expenses for the review of the environmental reports of the Site by Lessor;

(l)the Fees payable to the Administrative Agent; and

(m)the fees and expenses of the Insurance Consultant.

‑40-

“UCC Financing Statements” means collectively the Participant Financing Statements and the Lessor Financing Statements.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefit liabilities under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefit liabilities (excluding any accrued but unpaid contributions), but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Uniform Commercial Code” and “UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Upfront Fee” means an amount payable to the Administrative Agent, for the account of each Participant, on the Document Closing Date, equal to (A) twenty-five (25) basis points (0.25%) times (B) the final allocated Commitment of such Participant.

“U.S. Person” means any Person that is a “United States person” as defined in section 7701(a)(30) of the Code.

“Withholding Taxes” means Taxes arising under the laws of any national, municipal or local government, political subdivision or taxing authority of the United States or any other jurisdiction imposed or collected by way of withholding (regardless of whether such taxes may also be imposed upon or collected from the recipient of a payment), and fines, interest, penalties or other additions thereto, thereon, in lieu thereof or for non-collection or in respect thereof.

“Yield” means, with respect to each Interest Period, (a) with respect to the Rent Assignment Contribution Balance, the product of (i) the Series A Yield Rate for such Interest Period and (ii) the Rent Assignment Contribution Balance, as determined for the applicable Interest Period in accordance with Section 4.1 of the Participation Agreement and (b) with respect to the Lessor Balance, the product of (i) the Series B Yield Rate for such Interest Period and (ii) the Lessor Balance, as determined for the applicable Interest Period in accordance with Section 4.1 of the Participation Agreement.

‑41-

LESSOR COMMITMENT

Lessor	Commitment	Commitment Percentage
BA Leasing BSC, LLC	$93,500,000	17%

SCHEDULE I
(to Participation Agreement)

RENT ASSIGNEES’ COMMITMENTS

Rent Assignee	Commitment	Commitment Percentage (of the Rent Assignment Contribution)	Commitment Percentage (of the Aggregate commitment amount)
BA Leasing BSC, LLC	$156,500,000	34.282584885%	28.454545455%
Capital One, National Association	$60,000,000	13.143483023%	10.909090909%
PNC Equipment Finance, LLC	$60,000,000	13.143483023%	10.909090909%
SMBC Leasing and Finance, Inc.	$60,000,000	13.143483023%	10.909090909%
U.S. Bank National Association	$60,000,000	13.143483023%	10.909090909%
Wells Fargo Bank, N.A.	$60,000,000	13.143483023%	10.909090909%

SCHEDULE II
(to Participation Agreement)

NOTICE INFORMATION, PAYMENT OFFICES
AND APPLICABLE FUNDING OFFICES
Lessee:
Notice Information:

Norfolk Southern Railway Company
c/o Norfolk Southern Corporation
3 Commercial Place
Norfolk, Virginia 23510
Attention: Vice President and Treasurer / Finance Division
Telephone: (757) 629-2780
Facsimile: (757) 629-2798

Payment Office (Address for Wires):

Bank:
Address:
ABA Routing No:
Account No:
Account Name:
Reference:
Guarantor:

Notice Information:

Norfolk Southern Corporation
3 Commercial Place
Norfolk, Virginia 23510
Attention: Vice President and Treasurer / Finance Division
Telephone: (757) 629-2780
Facsimile: (757) 629-2798

Lessor:

Notice Information:

BA Leasing BSC, LLC
3400 Pawtucket Ave
Mailcode: RI1-530-01-19
Riverside, RI 02915-5298
Attention: Gina M. Cabral, AVP-Operations

SCHEDULE III
(to Participation Agreement)

Telephone: (401) 854-5542
Facsimile: (404) 532-3412
Email: gina.m.cabral@baml.com

with a copy to:

BA Leasing BSC, LLC
100 Federal Street
MA5-100-08-11
Boston, MA 02110
Attention: Paul Stanislawzyk, CFA Senior Vice President
Telephone: (617) 434-1935
Email: paul.stanislawzyk@baml.com

Payment Office (Address for Wires):

Bank Name:
Bank Address:
Bank ABA Routing No:
Account No:
Account Name:
Attention:
Reference:
Administrative Agent:
Notice Information:

Bank of America, N.A.
Agency Management
135 S LaSalle Street
Mail Code: IL4-135-09-61
Chicago, IL 60603
Attention: Teresa Weirath
Telephone: (312) 992-3532
Facsimile: (877) 206-8427
Email: teresa.weirath@baml.com

with a copy to:

Bank of America, N.A.
900 W Trade Street
Mail Code: NC1-026-06-04
Charlotte, NC 28255-0001

III‑2

Attention: Christina Melchior
Telephone: (980) 386-4590
Facsimile: (704) 409-0111
Email: christina.melchior@baml.com

Payment Office (Address for Wires):

Bank:
ABA Routing No:
Account No:
Account Name:
Reference:

Rent Assignee – SMBC Leasing and Finacne, Inc.:
Notice Information:

SMBC Leasing and Finance, Inc.
277 Park Ave
New York, NY 10172
Attention: Adam Petrasovic
Telephone: (212) 224-5228
Email: apetrasovic@smbc-lf.com

with a copy to:

SMBC Leasing and Finance, Inc.
277 Park Ave
New York, NY 10172
Attention: Michelle Amico
Telephone: (212) 224-4035
Email: mamico@smbc-lf.com

Payment Office (Address for Wires):

Bank:
ABA Routing No:
Account No:
Account Name:
Reference:
Rent Assignee – Capital One, National Association:

Notice Information:

III‑3

Capital One, N.A.
77 W. Wacker Drive, 11th Floor
Chicago, IL 60601
Attention: Thomas Lawler
Telephone: (312) 442-4786
Email: thomas.lawler@capitalone.com

with a copy to:

Capital One
299 Park Ave
New York, NY 10171
Attention: Ilnara Gimadieva
Telephone: (646) 231-9880
Email: Ilnara.gimadieva@capitalone.com

Payment Office (Address for Wires):

Bank:
ABA Routing No:
Account No:
Account Name:
Reference:

Rent Assignee – US Bank N.A.:

Notice Information:

US Bank N.A.
800 Nicolette Mall
Minneapolis, MN 55402-7020
Attention: Andrew Beckman
Telephone: (612) 303-3822
Facsimile: (612) 303-2265
Email: andrew.beckman@usbank.com

with a copy to:

US Bank N.A.
800 Nicolette Mall
Minneapolis, MN 55402-7020
Attention: CLS Syndication Team
Telephone: (920) 237-7601
Facsimile: (920) 237-7992
Email: clssyndicationservicesteam@usbank.com

III‑4

Payment Office (Address for Wires):

Bank:
ABA Routing No:
Account No:
Account Name:
Reference:

Rent Assignee – PNC Equipment Finance, LLC:

Notice Information:

555 E Main Street
Norfolk, VA 23510
Attention: Melanie Koseba
Telephone: (757) 625-8774
Email: melanie.koseba@pnc.com

with a copy to:

Tower at PNC Plaza
300 5th Avenue, 7th Floor
Pittsburgh, PA 15222
Attention: MaryGrace Kudey
Telephone: (412) 768-7832
Email: mary.kudey@pnc.com

Payment Office (Address for Wires):

Bank: ABA Routing No:
Account No:
Account Name:
Reference:

Rent Assignee – Wells Fargo Bank, N.A.:

Notice Information:

Wells Fargo Bank, N.A.
301 S. College St., 11th Floor
Charlotte, NC 28202
Attention: Tom Molitor, Managing Director
Telephone: (704) 410-0874
Facsimile: (917) 841-8053

III‑5

with a copy to:

Wells Fargo Bank, N.A.
301 S. College St., 11th Floor
Charlotte, NC 28202
Attention: Jemison Bartlett
Telephone: (704) 410-0057

Payment Office (Address for Wires):

Bank:
Address:
ABA Routing No:
Account No:
Account Name:
Reference:

III‑6

PROJECT BUDGET
(See attached)

SCHEDULE 3.1(d)
(to Participation Agreement)

GOVERNMENTAL ACTIONS; FILINGS AND RECORDINGS AS OF DOCUMENT CLOSING DATE

1.	Limited Warranty Deed from Cousins 3WP Land LLC, as grantor, to Norfolk Southern Railway Company and Central of Georgia Company, collectively, as grantee

2.	Quitclaim Deed from Cousins 3WP Land LLC, as grantor, to Norfolk Southern Railway Company and Central of Georgia Company, collectively, as grantee

3.	Memorandum of Ground Lease between Norfolk Southern Railway Company, as ground lessor, and BA Leasing BSC, LLC, a ground lessee

4.	Memorandum of Ground Lease between Central of Georgia Company, as ground lessor, and Norfolk Southern Railway Company, as ground lessee

5.	Assignment of Ground Lease between Norfolk Southern Railway Company, as assignor, and BA Leasing BSC, LLC, as assignee and successor ground lessee

6.	Ground Sublease between BA Leasing BSC, LLC, as ground sublessor, and The Atlanta Development Authority, as ground sublessee

7.	Memorandum of Authority Lease between The Atlanta Development Authority, as lessor, and BA Leasing BSC, LLC, as lessee

8.	Authority Deed to Secure Debt from The Atlanta Development Authority, as grantor, to the Administrative Agent, as grantee

9.	Memorandum of Lease (relating to Lease, Leasehold Deed to Secure Debt and Security Agreement) between BA Leasing BSC, LLC, as lessor, and Norfolk Southern Railway Company, as lessee

10.	Deed to Secure Debt (relating to Lease, Leasehold Deed to Secure Debt and Security Agreement) from Norfolk Southern Railway Company, as grantor, to BA Leasing, BSC, LLC, as grantee

11.	Assignment of Leases, Leasehold Deed to Secure Debt and Security Agreement between BA Leasing BSC, LLC, as assignor, and Bank of America, N.A., as Administrative Agent and assignee

12.	UCC-1 Financing Statement having Norfolk Southern Railway Company, as debtor, and BA Leasing BSC, LLC, as secured party

13.	UCC-1 Financing Statement having BA Leasing BSC, LLC, as debtor, and Bank of America, N.A., as Administrative Agent and secured party

SCHEDULE 6.1(xi)
(to Participation Agreement)

14.	UCC-1 Fixture Filing having Norfolk Southern Railway, as debtor, and BA Leasing BSC, LLC, as secured party

15.	UCC-1 Fixture Filing having BA Leasing BSC, LLC, as debtor, and Bank of America, N.A., as Administrative Agent, as secured party
Recording/Filing Jurisdictions

A.	Items 1-11, 14 and 15 to be recorded in the Deed of Records of the Clerk of the Superior Court of Fulton County, Georgia

B.	Item 12 to be filed in the UCC Records of the office of the Secretary of State of Virginia

C.	Item 13 to be filed in the UCC Records of the office of the Secretary of State of Delaware

SCHEDULE 6.1(xi)
(to Participation Agreement)

FORM OF ADVANCE REQUEST

EXHIBIT A
(to Participation Agreement)

FORM OF OPINION OF SPECIAL COUNSEL
TO LESSEE/GUARANTOR

EXHIBIT B
(to Participation Agreement)

FORM OF CONSTRUCTION AGENT’S INITIAL
ADVANCE DATE CERTIFICATE

EXHIBIT C-1
(to Participation Agreement)

FORM OF RESPONSIBLE OFFICER’S CERTIFICATE OF LESSEE

EXHIBIT D
(to Participation Agreement)

FORM OF RESPONSIBLE OFFICER’S CERTIFICATE
OF CONSTRUCTION AGENT DUE ON
FACILITY COMPLETION DATE

EXHIBIT D‑1
(to Participation Agreement)

FORM OF RESPONSIBLE OFFICER’S CERTIFICATE OF GUARANTOR

EXHIBIT D-2
(to Participation Agreement)

FORM OF ASSIGNMENT AGREEMENT

EXHIBIT E
(to Participation Agreement)

FORM OF GENERAL CONTRACTOR COMPLETION CERTIFICATE

EXHIBIT F
(to Participation Agreement)

FORM OF OFFICER’S CERTIFICATE OF LESSEE

EXHIBIT G
(to Participation Agreement)

FORM OF OFFICER’S CERTIFICATE OF GUARANTOR

EXHIBIT G-1
(to Participation Agreement)